SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

ViroLogic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No Fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1
PROPOSAL 2
PROPOSAL 3
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
FINANCIAL INFORMATION REGARDING THE COMPANY
Quantitative and Qualitative Disclosures About Market Risk
OTHER MATTERS
CONDENSED STATEMENTS OF OPERATIONS
CONDENSED STATEMENTS OF CASH FLOWS
NOTES TO CONDENSED FINANCIAL STATEMENTS

VIROLOGIC, INC.

345 Oyster Point Boulevard
South San Francisco, California 94080

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [                        ], 2003

To the Stockholders of ViroLogic, Inc.:

      Notice is hereby given that a Special Meeting of Stockholders of ViroLogic, Inc., a Delaware corporation (the “Company”), will be held on                     , 2003, at      :     [a./p.]m. local time at 345 Oyster Point Boulevard, South San Francisco, California 94080 for the following purposes:

1. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 60,000,000 shares to 100,000,000 shares.

2. To ratify and approve the terms of the Company’s Series C Preferred Stock financing as described in the Proxy Statement accompanying this Notice, including, without limitation, the conversion of certain secured convertible promissory notes issued by the Company to prior Series B Preferred stockholders into an aggregate of 1,204.6 shares of the Company’s Series C Convertible Preferred Stock, and the issuance of warrants to purchase shares of the Company’s Common Stock in exchange for currently outstanding warrants to purchase shares of the Company’s Common Stock.

3. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to amend the Certificate of Designations, Rights and Preferences for the Series C Convertible Preferred Stock to (i) provide that any premium payments due thereunder may be paid in either cash or shares of Common Stock at the option of the Company, and (ii) include anti-dilution provisions substantially identical to those applicable with respect to the Company’s Series A Convertible Preferred Stock.

4. To conduct any other business properly brought before the meeting.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on December 6, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

KATHY HIBBS
General Counsel and Secretary

South San Francisco, California

[                    ], 2002

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

VIROLOGIC, INC.

345 Oyster Point Boulevard
South San Francisco, California 94080

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

                    , 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of ViroLogic, Inc., a Delaware corporation (the “Company”), for use at the Special Meeting of Stockholders to be held on                     , 2003, at      :     [a./p.]m. local time (the “Special Meeting”), or at any adjournment or postponement of that meeting, for the purposes set forth herein and in the foregoing Notice of Special Meeting. The Special Meeting will be held at 345 Oyster Point Boulevard, South San Francisco, California 94080. The Company intends to mail this proxy statement and accompanying proxy card on or about                     , 2002, to all stockholders entitled to vote at the Special Meeting.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to holders of common stock of the Company (the “Common Stock”). Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, Georgeson Shareholder (“Georgeson”). No additional compensation will be paid to directors, officers or other regular employees for such services, but Georgeson will be paid its customary fee, estimated to be about $12,000, if it renders solicitation services.

Voting Rights and Outstanding Shares

      Other than as described below with respect to Proposal 3, only holders of record of Common Stock at the close of business on December 6, 2002 will be entitled to notice of and to vote at the Special Meeting. At the close of business on December 6, 2002 the Company had outstanding and entitled to vote 28,083,730 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Special Meeting.

      With respect to Proposal 3, each holder of record of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred”) on December 6, 2002 will be entitled to notice of the Special Meeting and to one vote for each share of Series C Preferred held. As of December 6, 2002, 706 shares of Series C Preferred were outstanding and entitled to vote.

      Holders of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) are not entitled to vote such shares of Series A Preferred on any of the proposals described in this Proxy Statement.

      A quorum of stockholders is necessary to hold a valid meeting. With respect to Proposals 1 and 2, a quorum will be present if at least a majority of the outstanding shares of Common Stock are represented by votes at the meeting or by proxy. With respect to Proposal 3, a quorum will be present if at least a majority of the outstanding shares of Common Stock and at least a majority of the outstanding shares of Series C Preferred are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. (A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.)) Abstentions will be counted towards the vote total for each proposal, and will have the same effect as negative votes.

Voting Via the Internet or by Telephone

      Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card.

      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ web site at http://www.proxyvote.com.

      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 345 Oyster Point Boulevard, South San Francisco, California 94080, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Attendance at the meeting will not, by itself, revoke a proxy.

Dissenters’ Rights of Appraisal

      Under the laws of the State of Delaware and the Company’s charter documents, stockholders will not have the right to dissent and obtain payment for their shares in connection with any of the proposals to be voted upon at the Special Meeting.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission was December 9, 2002. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on March 17, 2003 nor earlier than the close of business on February 15, 2003. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

2

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES
OF COMMON STOCK

      On December 5, 2002, the Board of Directors unanimously adopted, subject to stockholder approval, an amendment to the Company’s existing Amended and Restated Certificate of Incorporation (the “Amendment”). The Amendment will increase the authorized number of shares of Common Stock from 60,000,000 shares to 100,000,000 shares.

      The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock. Adoption of the Amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock and preferred stock of the Company (the “Preferred Stock”), except for effects incidental to increasing the number of shares of Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the Amendment is approved by the stockholders, it will be filed with the Secretary of State of the State of Delaware and be effective upon filing.

Background

      The Company has funded its operations since inception primarily through public and private sales of Common Stock and Preferred Stock, equipment financing arrangements and product sales. In particular, since its initial public offering in May 2000, the Company has obtained financing to fund operations through the sale and issuance, on four separate occasions, of shares of Preferred Stock that are convertible into Common Stock and warrants to purchase Common Stock.

      As of November 13, 2002, there were approximately 24.8 million shares of Common Stock outstanding. In addition, the Company had reserved an additional approximately 7.2 million shares to cover the conversion of the Preferred Stock then outstanding, and had an additional approximately 11.8 million shares reserved for issuance pursuant to its equity incentive plan, its employee stock purchase plan, options granted outside of its equity incentive plan, and outstanding warrants. Thus, as of November 13, 2002, the Company had approximately 16.2 million shares of Common Stock available for issuance.

      In order to make sufficient shares available to allow the Company to obtain additional equity financing, and to secure the consent of the holders of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”) to the Financing (as described in Proposal 2 below), on November 19, 2002 the Company repurchased all of the outstanding shares of its Series B Preferred in exchange for short term convertible secured promissory notes (the “Notes”). The Notes have an interest rate of 8% per annum and have a scheduled maturity date of March 19, 2003. In addition, the debt represented by the Notes is secured by substantially all of the assets of the Company. As described below, if Proposal 1 and Proposal 2 are approved, the Notes will automatically convert into shares of Series C Preferred.

      As a result of the repurchase of the outstanding Series B Preferred, the Company was no longer required to reserve approximately 4.4 million shares of Common Stock that had been reserved for issuance upon conversion of the Series B Preferred. In addition, several executive officers of the Company agreed to forego the exerciseability of certain stock options until the stockholders approve the matters described in this Proxy Statement. Together these actions resulted in the availability of a sufficient number of shares of Common Stock such that the Company was able to: (i) issue and sell 706 shares of Series C Preferred, convertible into approximately 5.8 million shares of Common Stock; (ii) issue warrants to purchase an aggregate of approximately 4.4 million shares of Common Stock to the purchasers of the Series C Preferred; (iii) issue and sell approximately 2.6 million shares of Common Stock to an affiliate of Pfizer, Inc.; and (iv) provide for the reservation of approximately 7.1 million additional shares of Common Stock, which became issuable upon the conversion of the Series A Preferred and upon the exercise of warrants held by the purchasers of the Series A Preferred, as a result of anti-dilution provisions triggered in connection with the sale of the Series C Preferred and corresponding warrants.

3

      As a result of all of the foregoing events, as of November 26, 2002, the Company had approximately 700,000 shares of authorized, unissued and unreserved shares of Common Stock available for future issuance. However, in order to effect the conversion of the Notes into Series C Preferred and issue the accompanying warrants, the Company will need to authorize at least an additional approximately 12.7 million shares of authorized, unissued and unreserved common stock. If this Proposal 1 is not approved by the stockholders, the Company will not have sufficient shares available to permit the conversion of the Notes into Series C Preferred as described in Proposal 2 below, and the debt represented by the Notes will remain classified as debt and become due and payable on March 19, 2003. If this happens, the Company will need to secure additional financing to repay the Notes, which it may be unable to do on favorable terms, if at all. If the Company is unable to obtain additional funding to repay the Notes, among other things, there is substantial doubt about the Company’s ability to continue as a going concern.

      While the Company presently has no commitments to issue additional shares of Common Stock other than as described above, the Company is requesting that the stockholders approve the Amendment in order to:

•	make sufficient shares available to permit the automatic conversion of the Notes into Series C Preferred as described in Proposal 2 below, thereby eliminating the debt represented by the Notes and increasing the Series C Preferred; and

•	provide additional flexibility to use its capital stock for business and financial purposes in the future.

      The Company may wish to use the additional shares (in excess of those required to effect the conversion of the Notes) for a variety of purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company’s business or product lines through the acquisition of other businesses or products.

      The additional shares of Common Stock that would become available for issuance if this Proposal 1 is adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

      The Amendment increases the number of authorized shares of Common Stock by 40,000,000 shares from 60,000,000 shares to 100,000,000 shares. If this Proposal 1 and Proposal 2 below are both approved, the Notes will be automatically converted into Series C Preferred and the Company will issue new warrants to purchase Common Stock in exchange for warrants originally issued to the holders of Series B Preferred (the “Series B Holders”) in connection with their purchase of Series B Preferred, as discussed below in Proposal 2. This will result in approximately 12.7 million of these additional shares becoming immediately reserved. In addition, the restriction on the exercisability of stock options held by the Company’s executive officers described above would lapse, causing the shares underlying those stock options to once again be reserved. The remaining shares would be available for future issuance.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote will be required to approve the Amendment. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

The Board of Directors Recommends

A Vote in Favor of Proposal 1.

4

PROPOSAL 2

APPROVAL OF FINANCING TRANSACTION

Background

      On November 14, 2002, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with several investors (collectively, the “Purchasers”), pursuant to which the Company agreed to issue and sell an aggregate of 706 shares of Series C Preferred (convertible, at the current conversion price of $1.21 per share, into approximately 5,834,711 shares of Common Stock), and warrants to purchase an aggregate of 4,376,033 shares of Common Stock at an exercise price of $1.11 per share (the “Warrants”), for an aggregate purchase price of $7,060,000. The closing occurred on November 19, 2002 and the Company received $7,060,000 in gross proceeds.

      Also on November 14, 2002, as a condition to the Purchasers’ execution of the Purchase Agreement, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with all of the Series B Holders in order to increase the number of shares of Common Stock available for issuance and to secure their consent to the issuance of the Series C Preferred and the Warrants and the resulting impact on the Series B Preferred. Pursuant to the Exchange Agreement, on November 19, 2002, the Company repurchased all of the issued and outstanding Series B Preferred in exchange for the Notes. The aggregate principal amount of the Notes is approximately $12 million, which equalled the redemption price of the Series B Preferred of 120% of the original purchase price of the Series B Preferred plus 120% of accrued and unpaid premiums thereon. The Notes have an interest rate of 8% per annum and have a scheduled maturity date of March 19, 2003. In addition, the debt represented by the Notes is secured by substantially all of the assets of the Company.

      Subject to and promptly following the approval of the Company’s stockholders of Proposal 1 described above and this Proposal 2 at the Special Meeting:

•	The principal amount of the Notes automatically will be converted (the “Note Conversion”) into an aggregate of 1,204.6 shares of Series C Preferred (which will then be convertible, at the current conversion price of $1.21 per share, into approximately 9,955,379 shares of Common Stock). At the time of the Note Conversion, an amount of accrued and unpaid interest then due on the Notes that is equal to the amount of all premiums previously paid by the Company to the holders of Series C Preferred in respect of the number of shares of Series C Preferred into which the Notes are convertible shall immediately become due and payable in cash. All remaining accrued and unpaid interest then due on the Notes shall be forgiven.

•	The Series B Holders will receive warrants (the “Replacement Warrants”) to purchase shares of Common Stock, at an exercise price equal to the then applicable exercise price of the Warrants, in exchange for the warrants originally issued to the Series B Holders in connection with their purchase of Series B Preferred. As of November 13, 2002, those original warrants were exercisable for an aggregate of 2,203,953 shares of Common Stock at an exercise price of $2.508 per share (the “Warrant Exchange”).

      The Purchasers consist of a limited number of accredited investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Act”). The conversion of the Notes into Series C Preferred and the issuance of the Replacement Warrants (and the issuance of Common Stock upon conversion or exercise, respectively, thereof, and the issuance of any additional securities that may become issuable pursuant to the rights, preferences and privileges of the Series C Preferred and Replacement Warrants) was and will be conducted in reliance on Regulation D, which offers an exemption from the registration requirements under the Act.

      The transactions contemplated by the Purchase Agreement and the Exchange Agreement are referred to in this Proxy Statement as the “Financing”. The terms of the Series C Preferred, the Warrants, the Notes and the Replacement Warrants are described in more detail under the heading “Terms of the Financing” below.

5

      Although stockholder approval was not required to consummate the transactions contemplated by the Purchase Agreement, stockholders are being asked in this Proposal 2 to ratify and approve the entire Financing, including the Note Conversion and the Warrant Exchange, on the terms and conditions outlined below. If such approval is obtained, the Note Conversion and the Warrant Exchange are expected to occur as soon after the Special Meeting as practicable.

      If this Proposal 2 is not approved by the stockholders, the terms of the Purchase Agreement will not be effected. However, if the Notes are not converted, the debt represented by the Notes will remain classified as debt and become due and payable on March 19, 2003. If this happens the Company will need to secure additional financing to repay the Notes, which it may be unable to do on favorable terms, if at all. If the Company is unable to obtain additional funding to repay the Notes, among other things, there is substantial doubt about the Company’s ability to continue as a going concern.

Reasons for the Financing

      The primary reason for the Financing was to raise additional capital in order enable the Company to continue to implement its current business plan. As a result of the Financing, the Company received approximately $7.1 million in gross proceeds (approximately $6.3 million in net proceeds after deducting advisory fees, printing costs, proxy solicitation and legal and accounting fees). The Company plans to use the funds raised to support and enhance ongoing commercial activities and for general administrative expenses, capital expenditures and working capital.

      Another reason for the Financing was to bring the Company into compliance with Rule 4450(a)(3) of the Rules of the National Association of Securities Dealers, Inc. (“Nasdaq Marketplace Rules”) and reduce the risk of the delisting of the Company’s securities. The Common Stock is currently quoted on the NASDAQ Stock Market, Inc.’s National Market (the “National Market”). In order for the Common Stock to continue to be quoted on the National Market, the Company must satisfy various listing maintenance standards established by NASDAQ. Among other things, these standards require the Company to have stockholders’ equity of at least $10 million.

      The Company currently does not have stockholders’ equity of $10 million. This is in part because the Series A Preferred and Series B Preferred are and were principally accounted for as debt rather than equity on the Company’s balance sheet. The Financing is designed to increase the Company’s stockholders’ equity in two ways.

•	Upon effectiveness of the First Registration Statement and Second Registration Statement (each described below under the heading “Registration Rights Agreements”), and upon approval of Proposals 1 and 2, the proceeds from the sale of the Series C Preferred will directly increase the Company’s stockholders’ equity because the Series C Preferred will be reflected on the Company’s balance sheet as equity, rather than debt. However, there can be no assurance that either the First Registration Statement or the Second Registration Statement will be declared effective, nor that the stockholders will approve the matters described in this Proxy Statement.

•	The repurchase of the Series B Preferred in exchange for the Notes and, if Proposal 1 and Proposal 2 are approved, the subsequent Note Conversion, will further increase stockholders’ equity. The Series B Preferred and the Notes, which are reflected on the Company’s balance sheet as debt, will be replaced by shares of Series C Preferred, which will be reflected on the Company’s balance sheet as equity, as described above.

      Assuming that Proposal 1 and this Proposal 2 are each approved by the stockholders, the Note Conversion takes place, both the First Registration Statement and Second Registration Statement are declared effective and that the Company’s revenue and cost projections are accurate, as of February 28, 2003 the Company expects to have more than $13 million in stockholders’ equity.

6

Need for Stockholder Approval

      In order to realize the expected benefits that the Company expects to realize from the Financing as outlined above, the Company would have completed the Note Conversion and the Warrant Exchange concurrently with the closing of the sale and issuance of the Series C Preferred on November 19, 2002. Under Delaware law, the Company may complete the Note Conversion and the Warrant Exchange without the approval of its stockholders. However, as discussed in connection with Proposal 1 above, the Company did not have a sufficient number of shares of its Common Stock authorized in order to complete all aspects of the Financing.

      In addition, NASDAQ has taken the position that the Note Conversion and Warrant Exchange (and the issuance of shares of Common Stock upon conversion or exercise, respectively, thereof, including the issuance of any additional securities that may become issuable pursuant to the rights, preferences and privileges of the Series C Preferred and Replacement Warrants) are subject to stockholder approval pursuant to Rule 4350(i) of the Nasdaq Marketplace Rules (the “20% Rule”). The 20% Rule requires companies that are listed on the National Market to obtain stockholder approval prior to issuing common stock (or shares convertible into common stock) in a private financing at a price less than the market value of the common stock, where the amount of common stock to be issued (or issuable upon conversion) is or will be greater than twenty percent of the common stock or voting power of the Company outstanding prior to the issuance.

      The conversion of the Notes into Series C Preferred and the issuance of the Replacement Warrants (and the issuance of shares of Common Stock issuable upon conversion of the Series C Preferred and exercise of the Replacement Warrants and the Warrants (the “Conversion Shares”)) will result in the issuance of common stock (or securities convertible into common stock) constituting more than twenty percent of the shares outstanding immediately prior to the Financing. Moreover, the effective price of the Conversion Shares may be deemed to be below the market price of the Common Stock at the time of issuance of the Series B Preferred. NASDAQ has taken the position that stockholder approval of the Note Conversion and Warrant Exchange will therefore be required in order to permit the issuance of the Replacement Warrants, the issuance of the Series C Preferred upon conversion of the Notes and the issuance of the Conversion Shares (including any additional securities that may become issuable pursuant to the respective rights, preferences and privileges of the Series C Preferred and Replacement Warrants). Thus, the Company is seeking stockholder approval of the Financing prior and as a condition to the Note Conversion and Warrant Exchange.

Consequences of Approval or Non-Approval

      If Proposal 1 above is approved by the Company’s stockholders, the Company will have sufficient shares of Common Stock authorized and available to complete the Note Conversion and the Warrant Exchange. If this Proposal 2 is also approved, then the Note Conversion and the Warrant Exchange will occur promptly following the Special Meeting.

      If the stockholders fail to approve Proposal 1 or this Proposal 2, the Notes will not automatically convert to Series C Preferred and will become due and payable on March 19, 2003. As the approximately $12 million debt represented by the Notes is secured by substantially all of the assets of the Company, if the Company fails to pay the Notes when due, the holders thereof may choose to foreclose on the security interest. In addition, if the stockholders fail to approve this Proposal 2, and the Notes do not convert to Series C Preferred, the Company will continue to fail to meet the stockholders’ equity requirement of the Nasdaq Marketplace Rules.

      If the Company fails to meet the stockholders’ equity requirement, NASDAQ may delist the Common Stock from trading on the National Market. In that event, the Company may be eligible to have shares of Common Stock listed for trading on The NASDAQ Stock Market Inc.’s SmallCap Market (the “SmallCap Market”), the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. These alternatives are generally considered to be less efficient and less broad-based than the National Market. In addition, if at any time the Company is not listed on the National Market, the SmallCap Market the American Stock Exchange, or the New York Stock Exchange, then the outstanding shares of Series A

7

Preferred are subject to redemption at the option of the holders thereof. As of December 6, 2002, the aggregate redemption amount of the Series A Preferred was approximately $6.9 million.

      While the Company believes the Financing, including the Note Conversion, may be sufficient to prevent NASDAQ from delisting its Common Stock from the National Market, the Financing alone may not be sufficient, as the Company would also need to satisfy additional maintenance criteria to continue to have the Common Stock eligible for continued listing on the National Market. The Company believes that it satisfies these other maintenance criteria as of December 6, 2002. There can be no assurance, however, that the Company will continue to be successful in meeting all requisite maintenance criteria.

      In order to repay the Notes when due and continue to remain listed on the National Market, the Company would be required to obtain additional financing and alternative means of increasing stockholders’ equity. To the extent the Company were to issue and sell more shares of its capital stock in order to increase stockholders’ equity or repay the Notes, such sales would result in additional dilution for the Company’s existing stockholders and may be on undesirable terms. Alternatively, if Proposal 1 is approved, the Board of Directors may determine to proceed (with the consent of the holders of the Preferred Stock and the holders of the Notes) with the Note Conversion. If any of these alternatives were to be pursued, the Company may no longer qualify for inclusion on the National Market or any other market. They could also potentially trigger a redemption of the Series A Preferred and/or Series C Preferred.

Terms of the Financing

      The principal terms of the Financing, including the rights, preferences and privileges of the Series C Preferred and a description of the Notes, Warrants and Replacement Warrants, are summarized below. Copies of (i) the Purchase Agreement, (ii) the Exchange Agreement, (iii) the Certificate of Designations, Privileges and Rights of the Series C Preferred (the “Series C Certificate of Designation”), (iv) the form of the Notes, (v) the form of the Warrants, (vi) the form of the Replacement Warrants, (vii) the Registration Rights Agreement between the Company and the Purchasers dated as of November 14, 2002 (the “Registration Rights Agreement”), (viii) the Security Agreement between the Company and the collateral agent for the holders of the Notes dated as of November 14, 2002 (the “Security Agreement”) and (ix) the Intellectual Property Security Agreement between the Company and the collateral agent for the holders of the Notes dated as of November 14, 2002 (the “IP Security Agreement”) (collectively, (i) through (ix) above are referred to as the “Financing Documents”) have been filed by the Company as exhibits to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2002, and we encourage you to review the full text of the Financing Documents. The following summary is qualified in its entirety by reference to the terms set forth in the Financing Documents.

Terms of Series C Convertible Secured Promissory Notes

      Aggregate Principal Amount.     The aggregate principal amount of the Notes is $12,045,987.94, which was equal to the redemption price of the Series B Preferred, or 120% of the original purchase price of the Series B Preferred, plus 120% of accrued unpaid premiums thereon.

      Interest Rate.     The Notes have an interest rate of 8% per annum.

      Maturity Date.     The Notes have a scheduled maturity date of March 19, 2003.

      Security.     The debt represented by the Notes is secured by substantially all of the assets of the Company pursuant to the Security Agreement and the IP Security Agreement.

      Conversion Price.     The Notes are convertible into Series C Preferred at a rate of $10,000 per share of Series C Preferred.

      Mandatory Conversion.     Subject to stockholder approval of Proposal 1 above and this Proposal 2, the principal amount of each Note shall be automatically converted into a number of shares of Series C Preferred equal to the outstanding principal amount of the Note divided by $10,000. At the time of conversion, an amount of accrued and unpaid interest then due on the Notes equal to the amount of all premiums previously

8

paid by the Company to the holders of Series C Preferred in respect of the number of shares of Series C Preferred into which the Notes are convertible shall immediately become due and payable in cash and all remaining accrued and unpaid interest then due on the Notes shall be forgiven.

      Adjustments to Conversion Price.     The conversion price of the Notes will be subject to adjustment in certain events including (i) stock splits, stock dividends, subdivisions or combinations of the Common Stock, (ii) certain mergers, consolidations, sales of substantially all of the assets of the Company or other “Corporate Changes” (as defined in the terms of the Notes) and (iii) any payment, issuance or distribution by the Company of assets, purchase rights or convertible securities pro-rata to holders of Common Stock.

      Note that in the event of a downward adjustment to the conversion price of the Notes, more shares of Series C Preferred would be issuable upon the subsequent conversion of the Notes than would be issuable prior to such adjustment, and stockholder approval being sought hereby will constitute consent to such issuances.

      Events of Default.     Upon the occurrence of each of the following events, at the option of each Note holder, the Company shall pay to the holder an amount equal to the aggregate principal amount outstanding of the Notes being paid plus all accrued and unpaid interest thereon through the payment date:

•	the Company fails to pay the principal of the Notes, and/or the accrued and unpaid interest thereon when due; or

•	the breach of terms of the Notes, the Exchange Agreement, the Security Agreement, the IP Security Agreement, or the Registration Rights Agreement; or

•	the sale of all or substantially all of the Company’s assets, or a change in control of the Company; or

•	the failure of the Company to pay any indebtedness in excess of $350,000 when due, or any event of default is likely to have a material adverse effect on the Company; or

•	the issuance, prior to November 19, 2004, of equity or equity-linked securities or debt which is convertible to equity, except (i) upon the exercise of warrants, options or convertible securities issued and outstanding as of the issuance of the Series C Preferred, (ii) upon the grant or exercise of stock options under any stock option plan, (iii) upon issuance or conversion of the Series C Preferred or exercise of the Warrants, (iv) the issuance of securities in connection with strategic business partnerships, or (v) the issuance of securities pursuant to an equipment financing from a financial or lending institution; or

•	the occurrence of any redemption event or event of default under the Financing Documents.

      Consent Rights.     So long as any Notes are outstanding, the Company shall not, without the written consent of a majority of the Note holders, (i) repurchase, redeem, declare or pay any dividends, or otherwise make any distributions with respect to capital stock of the Company (other than dividends and distributions payable solely in the capital stock of the Company), (ii) prepay any of the Company’s outstanding debt, or (iii) create or sell any securities that rank senior to or pari passu with the Notes; provided, however, the Company may repurchase, redeem or declare or pay cash dividends or distributions on shares of the Series A Preferred or Series C Preferred.

      Participation Rights.     Until November 19, 2004, in the event that the Company proposes to issue any equity securities or debt which is convertible into equity securities, each holder of a Note will have the right to purchase a certain amount of such securities or debt based upon its holdings of Common Stock (assuming full conversion of the Notes and underlying Series C Preferred).

Terms of the Replacement Warrants

      Number of Shares Underlying Warrant. The number of shares of Common Stock subject to each Replacement Warrant shall be equal to the number of shares of Common Stock subject to each warrant in exchange for which such Replacement Warrant is being issued, multiplied by $2.508 (the exercise price of the original warrants), divided by the exercise price of the Replacement Warrants. Assuming that the exercise

9

price of the Warrants is $1.11 at the time of the Stockholder Approval Date, the Replacement Warrants will be exercisable for an aggregate of 4.979,747 shares of Common Stock.

      Exercise Period. The Replacement Warrants are exercisable at any time from their issuance until September 25, 2006, and terminate if not exercised prior to such date, but shall be extended by one day for each day on which the Company does not have a number of shares of Common Stock reserved for issuance upon exercise of the Replacement Warrants at least equal to the number of shares of Common Stock issuable upon exercise thereof.

      Exercise Price, Adjustment. The exercise price of the Replacement Warrants shall be equal to the exercise price of the Warrants in effect on the Stockholder Approval Date. The exercise price and the number of shares subject to the Replacement Warrants will be subject to adjustment in certain events including (i) stock splits, stock dividends, subdivisions or combinations of the Common Stock, (ii) certain mergers, consolidations, sales of substantially all of the assets of the Company, and (iii) any payment, issuance or distribution by the Company to holders of Common Stock of assets.

      Note that in the event of a downward adjustment to the exercise price, more shares of Common Stock will therefore be issuable upon the subsequent exercise of the Replacement Warrants than would be issuable prior to such adjustment, and stockholder approval being sought hereby will constitute consent to such issuances.

      Cashless Exercise. Each Replacement Warrant may be exercised at any time after March 25, 2003 on a cashless basis, whereby the warrant holder, upon exercise, will receive that number of shares of Common Stock with a then current value equal to the difference between the then current fair market value of the aggregate number of shares of Common Stock being exercised and the aggregate exercise price for such shares pursuant to the Warrant.

      Redemption of Warrant. In the event that the Company consummates a Corporate Change (as defined in the form of Replacement Warrant), subject to certain conditions, the Company may elect to redeem each warrant or a portion thereof for a redemption amount equal to the value of the Replacement Warrant derived using the Black-Scholes formula, assuming that the volatility of the Company’s Common Stock equals 60% and the risk-free interest rate equals 5% per annum.

Registration Rights Agreements

      Restricted Securities. The issuance of the Series C Preferred, the Warrants, the Notes, the Replacement Warrants and the Conversion Shares (and any additional securities that may become issuable pursuant to the respective rights, preferences and privileges of the Series C Preferred, Warrants and Replacement Warrants) will not be registered under the Act or any other applicable securities laws and will therefore be deemed to be “restricted securities” under the Act. As a result, the Series C Preferred, the Warrants, the Notes, the Replacement Warrants and the Conversion Shares may only be sold, assigned, transferred or otherwise disposed of if subsequently registered or an exemption from registration is available.

      Registration. The Company has agreed to prepare and file with the Securities and Exchange Commission, (i) within 45 days of November 19, 2002, a registration statement (the “First Registration Statement”) registering the resale of the Conversion Shares underlying the shares of Series C Preferred and underlying the Warrants (and additional securities that may become issuable pursuant to the rights, preferences and privileges of such Series C Preferred and the Warrants) issued to the Purchasers pursuant to the Securities Purchase Agreement, and (ii) within 45 days of the date of stockholder approval of this Proposal 2 (the “Stockholder Approval Date”), a registration statement (the “Second Registration Statement”) registering the resale of the Conversion Shares underlying the Series C Preferred and underlying the Replacement Warrants (and additional securities that may become issuable pursuant to the rights, preferences and privileges of the Series C Preferred and the Replacement Warrants) issued to the Series B Holders in connection with the Note Conversion and the Warrant Exchange.

      If (i) either the First Registration Statement or the Second Registration Statement is not filed within the applicable 45-day period, (ii) either the First Registration Statement or Second Registration Statement is not

10

declared effective by the SEC within one hundred thirty days of the Closing Date or the Stockholder Approval Date, respectively, or (iii) certain other events described in the Registration Rights Agreement occur, then, for each full month that the applicable requirement has not been met, the Company must pay to the holders of the Series C Preferred and/or Warrants and/or Replacement Warrants acquired pursuant to the Securities Purchase Agreement or the Exchange Agreement or upon conversion of the Notes acquired pursuant to the Exchange Agreement, a payment equal to two percent of the aggregate face value of the Series C Preferred and/or Warrants and/or Replacement Warrants held by such holder. Such payment would be payable in cash.

Terms of Series C Preferred Stock

      Purchase Price. The purchase price of the Series C Preferred is $10,000 per share.

      Premium Payments. The Company is required to make cash premium payments to each holder of a share of Series C Preferred (a) upon any conversion of each share of Series C Preferred into Common Stock and (b) on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2002, until such share is fully converted or fully redeemed. While the terms of the Series C Preferred currently provide for payment of the premium only in cash, stockholder approval is being sought at this Special Meeting to allow for payment of the premium in cash or Common Stock at the Company’s option (see Proposal 3 below).

      The premium rate is initially equal to 8% per annum (the “Premium Rate”) of the $10,000 face value of the Series C Preferred multiplied by (N/ 365), where N is the number of days from, but excluding, the date the shares of Series C Preferred were issued (the “Issuance Date”) or the date that the last premium payment was made in full, whichever is less. The Premium Rate will increase by one percentage point beginning on June 30, 2004 and will increase thereafter by an additional one percentage point on the last day of each successive calendar quarter until the Series C Preferred is converted or redeemed in full, up to a maximum Premium Rate of 14%.

      The Premium Rate will also increase temporarily to 15% if and for so long as:

•	the Common Stock is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market or the NASDAQ SmallCap Market at any time, or

•	the closing sales price of the Common Stock is less than 65% of the then Conversion Price (as described below) of the Series C Preferred for at least seventy-five (75) consecutive calendar days.

      Conversion; Conversion Price. Subject to the limitations on conversion described below, each share of Series C Preferred is convertible at any time, at the option of the holder, into shares of Common Stock. The number of shares of Common Stock issuable upon conversion of each share of Series C Preferred is equal to $10,000 divided by $1.21 (the “Conversion Price”). In the event that the Company fails to timely issue Common Stock to a holder of Series C Preferred upon conversion and such holder is required to purchase shares of Common Stock on the market to cover a sale by such holder of the Common Stock that such holder was entitled to receive upon conversion, then the Company must pay to such holder a cash amount equal to any excess, if any, of the purchase price of the Common Stock purchased by the holder in the market over the sales price of the Common Stock sold by the holder.

      Mandatory Conversion. Subject to the limitations on conversions described below, the Series C Preferred will be convertible at the option of the Company, at the Conversion Price then in effect, at any time following (i) the date (provided it is more than one year after the closing date of the Securities Purchase Agreement) on which the closing sales price of the Common Stock has been greater than $2.42 for at least 20 consecutive trading days, or (ii) the written consent of the holders of a majority of the Series C Preferred then outstanding.

      Limitations on Conversions. Holders of Series C Preferred do not have any right to convert into shares of Common Stock, and the Company can not force conversion of the Series C Preferred into shares of Common Stock, if such conversion would result in such holder or any of its affiliates together having beneficial ownership of more than (a) 19.99% of the then outstanding shares of Common Stock, in the case of Biotech

11

Target N.V. and its affiliates, or (b) 4.99% of the then outstanding shares of Common Stock, in the case of all other holders of Series C Preferred.

      Adjustments to Conversion Price. The Conversion Price will be subject to adjustment in certain events including (i) stock splits, stock dividends, subdivisions or combinations of the Common Stock, (ii) certain mergers, consolidations, sales of substantially all of the assets of the Company or other “Corporate Changes” (as defined in the Series C Certificate of Designation), and (iii) any payment, issuance or distribution of purchase rights or assets by the Company to holders of Common Stock. In addition, stockholder approval is being sought at this Special Meeting to provide for additional adjustments to the Conversion Price in the event of certain dilutive issuances of Common Stock or securities convertible into Common Stock by the Company (see Proposal 3 below).

      Note that in the event of a downward adjustment to the Conversion Price, more shares of Common Stock will therefore be issuable upon subsequent conversions of the Series C Preferred than would be issuable prior to such adjustment, and stockholder approval being sought hereby will constitute consent to such issuances.

      Redemption by the Holders of the Series C Preferred. Upon the occurrence of each of the following events, each holder of Series C Preferred can require the Company to redeem each share of Series C Preferred held by such holder for cash equal to the greater of (i) 120% of the face amount of such share of Series C Preferred plus 120% of any accrued premium payment thereon and (ii) the aggregate fair market value of the shares of Common Stock into which such share of Series C Preferred is then convertible:

•	either the First Registration Statement or Second Registration Statement is not declared effective by the SEC within one hundred thirty days of the Closing Date or the Stockholder Approval Date, respectively, or, once effective, cannot be used for the resale of the Conversion Shares for more than 30 days; or

•	the Company fails to remove a restrictive legend on any certificate representing any Common Stock issued to any holder of Series C Preferred when required to do so; or

•	the Company shall fail to have sufficient shares of Common Stock reserved to satisfy conversions; or

•	the Company fails to honor requests for conversion, or notifies any holder of Series C Preferred of its intention not to honor requests for conversion; or

•	the Company is prohibited from issuing Common Stock to holders of the Series C Preferred as a result of the 20% Rule; or

•	the institution of voluntary bankruptcy proceedings, the making of an assignment for the benefit of creditors or other similar event, by the Company; or

•	the sale of all or substantially all of the Company’s assets, or a change in control of the Company; or

•	the failure of the Company to pay any indebtedness in excess of $350,000 when due, or any event of default is likely to have a material adverse effect on the Company; or

•	the issuance, within two years of the Issuance Date, of equity or equity-linked securities or debt which is convertible to equity, except (i) upon the exercise of warrants, options or convertible securities issued and outstanding as of the issuance of the Series C Preferred, (ii) upon the grant or exercise of stock options under any stock option plan, (iii) upon issuance or conversion of the Series C Preferred or exercise of the Warrants, (iv) the issuance of securities in connection with strategic business partnerships, or (v) the issuance of securities pursuant to an equipment financing from a financial or lending institution; or

•	the breach of any of the Financing Documents.

      Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of the Series C Preferred will be entitled to receive, prior and in preference to the holders of any junior shares of capital stock, a liquidation preference per share of Series C Preferred equal to $10,000 plus any accrued but unpaid premium payments thereon.

12

      Voting Rights. The holders of Series C Preferred shall not have any right to vote, except as provided in the Delaware General Corporation Law and except as provided below under the heading “Restrictive Covenants”. The Delaware General Corporation Law generally provides, among other things, for a separate class vote in the event of an amendment to the Certificate of Incorporation adversely affecting a specific class of shares.

      Restrictive Covenants. As long as any shares of Series C Preferred are outstanding, the Company may not, without the approval of holders representing a majority in interest of the Series C Preferred, take certain actions, including, without limitation: altering or changing the rights, preferences or privileges of the Series C Preferred; altering or changing the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series C Preferred; creating any class or series of stock senior or on a parity with the Series C Preferred or issuing any share of such class of series of stock; increasing the authorized number of shares of Series C Preferred; redeeming declaring or paying any cash dividend or distribution on any securities junior to the Series C Preferred; or issuing any debt securities that would have any preferences over the Series C Preferred upon liquidation of the Company.

      Participation Rights. Until November 19, 2004, in the event that the Company proposes to issue any equity securities or debt which is convertible into equity securities, each holder of Series C Preferred will have the right to purchase a certain amount of such securities or debt based upon its holdings of Series C Preferred.

      Consent Rights. So long as any shares of Series C Preferred are outstanding, the Company shall not, without the written consent of a majority of the Series C holders, (i) repurchase, redeem, declare or pay any dividends, or otherwise make any distributions with respect to capital stock of the Company (other than dividends and distributions payable solely in the capital stock of the Company), (ii) prepay any of the Company’s outstanding debt, or (iii) create or sell any securities that rank senior to or pari passu with the Series C Preferred; provided, however, that the Company may repurchase, redeem or declare or pay cash dividends or distributions on shares of the Series A Preferred or Series C Preferred.

Terms of the Warrants

      Exercise Period. The Warrants are exercisable at any time beginning from the date six months and one day from their issuance until the fifth anniversary of their issuance, and terminate if not exercised prior to such date, but shall be extended by one day for each day on which the Company does not have a number of shares of Common Stock reserved for issuance upon exercise of the Warrants at least equal to the number of shares of Common Stock issuable upon exercise thereof.

      Exercise Price, Adjustment. The exercise price of the Warrants is $1.11 per share. The exercise price of and the number of shares subject to the Warrants will be subject to adjustment in certain events including (i) stock splits, stock dividends, subdivisions or combinations of the Common Stock, (ii) certain mergers, consolidations, sales of substantially all of the assets of the Company, and (iii) any payment, issuance or distribution by the Company to holders of Common Stock of assets.

      Note that in the event of a downward adjustment to the exercise price, more shares of Common Stock will therefore be issuable upon the subsequent exercise of the Warrants than would be issuable prior to such adjustment, and stockholder approval being sought hereby will constitute consent to such issuances.

      Cashless Exercise. Each Warrant may be exercised at any time after the first anniversary of its issuance on a cashless basis, whereby the warrant holder, upon exercise, will receive that number of shares of Common Stock with a then current value equal to the difference between the then current fair market value of the aggregate number of shares of Common Stock being exercised and the aggregate exercise price for such shares pursuant to the Warrant.

      Redemption of Warrant. In the event that the Company consummates a Corporate Change (as defined in the form of Warrant), subject to certain conditions, the Company may elect to redeem each warrant or a portion thereof for a redemption amount equal to the value of the Warrant derived using the Black-Scholes formula, assuming that the volatility of the Company’s Common Stock equals 60% and the risk-free interest rate equals 5% per annum.

13

Use of Proceeds

      The Company is required to use the proceeds from the issuance and sale of the Series C Preferred and the Warrants pursuant to the Purchase Agreement for general corporate purposes and working capital. The Company has agreed that such proceeds shall not be used to repay indebtedness (other than indebtedness incurred in the ordinary course of business), make acquisitions, or make payments to stockholders or affiliates of the Company. Subject to the use of proceeds as outlined above, the Company has agreed to invest the proceeds (i) in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition; (ii) in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $500,000,000; (iii) in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition; and (iv) in “Money Market” fund shares, or in money market accounts fully insured by the Federal Deposit Insurance Company and sponsored by banks and other financial institutions, provided that the investments consist principally of the types of investments described in clauses (i), (ii), or (iii) above.

      In connection with the Financing, the Company paid advisory fees in an aggregate amount equal to approximately $0.8 million, and also issued warrants to purchase an aggregate of 375,041 shares of Common Stock at an exercise price of $1.11 per share.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting will be required to ratify and approve the Financing. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this Proposal 2 has been approved.

Board Recommendation

      Although the issuance of shares of Series C Preferred and the exercise of the Warrants and the Replacement Warrants (and issuance of additional securities that may become issuable pursuant to the rights, preferences and privileges of the Series C Preferred, Warrants and Replacement Warrants) in connection with the Financing will have a dilutive effect on the Company’s current stockholders, the Board of Directors believes that stockholder approval of the Financing is in the best interest of the Company because (i) the Financing is beneficial to the Company’s stockholders, (ii) if the Financing, including the Note conversion, is not approved, then the Notes will become due and payable on March 19, 2003, and the Company will need additional funds to pay the debt represented by the Notes, (iii) the Company’s ability to raise additional funds absent stockholder approval is severely limited and additional funds, if available at all, could be very costly to the Company, and (iv) the Note Conversion is part of the Company’s plan to come into compliance with NASDAQ’s stockholders’ equity requirements. Accordingly, the Board of Directors recommends the ratification and approval of the Financing.

The Board of Directors Recommends

A Vote in Favor of Proposal 2.

14

PROPOSAL 3

AMENDMENT TO SERIES C CERTIFICATE OF DESIGNATION

      On December 5, 2002, the Board of Directors unanimously adopted, subject to stockholder approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation to amend the Series C Certificate of Designation in the form attached as Appendix A (the “Series C Amendment”), with such changes as may be required for filing with the Secretary of the State of Delaware. The Series C Amendment will (i) allow the Company, at its election, to make any premium payments due on the Series C Preferred in either cash or shares of Common Stock at the Company’s election, subject to certain limitations discussed below, and (ii) grant holders of Series C Preferred certain protections against dilution of their interest in the Company. In accordance with the Purchase Agreement and the Exchange Agreement, the Company agreed with the Series C Preferred and the holders of the Notes, respectively, to seek stockholder approval of the Series C Amendment. The following is a summary of the material terms of the Series C Certificate of Designation and the Series C Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to Appendix A to this Proxy Statement, which sets forth the full text of the Series C Amendment. Stockholders are encouraged to read the entire Series C Amendment.

      Payment of Premiums in Shares of Common Stock. The Series C Certificate of Designation currently provides, under Article IV, Section A.(i) thereof, that premium payments due on the Series C Preferred shall be made only in cash. If the Series C Amendment is approved, the Series C Certificate of Designation, as amended, will allow the Company the ability to also make premium payments due on the Series C Preferred in shares of Common Stock, as long as the payment of the premium in shares of Common Stock does not result in Biotech Target N.V. and its affiliates owning more than 19.99% of the then outstanding shares of Common Stock, or any other holder of Series C Preferred owning more than 4.99% of the then outstanding shares of Common Stock.

      The Board believes it is in the Company’s best interest to allow premium payments in the form of either cash or shares of Common Stock in order to enable the Company to have the flexibility to preserve its cash for other uses and pursue various strategic business ventures for which cash may be required.

      Protection Against Dilutive Issuances. The Series C Certificate of Designation does not currently provide holders of the Series C Preferred with anti-dilution protections. If the Series C Amendment is approved, the Conversion Price of the Series C Preferred will thereafter be subject to adjustment in the event that, within two years from November 19, 2002, the Company issues Common Stock or securities convertible into Common Stock for a consideration per share less than the then-applicable Conversion Price of the Series C Preferred, subject to certain exceptions (a “Dilutive Issuance”). If a Dilutive Issuance occurs, the Conversion Price of the Series C Preferred will be adjusted on a full-ratchet basis, meaning that the Conversion Price will be reduced to the price per share of the shares issued in the Dilutive Issuance.

      Approval of Amendment. The Series C Amendment will constitute an amendment to the Company’s Amended and Restated Certificate of Incorporation, and therefore requires stockholder approval under the Delaware General Corporation Law. In addition, the 20% Rule requires companies that are listed on the National Market to obtain stockholder approval prior to issuing common stock (or shares convertible into common stock) in a private financing at a price less than the market value of the common stock, where the amount of common stock to be issued (or issuable upon conversion) is or will be greater than twenty percent of the common stock or voting power of the Company outstanding prior to the issuance. The provision allowing premium payments to be made in shares of Common Stock and the anti-dilution provision may result in the issuance of additional shares of Common Stock in the future without additional consideration. Such provisions may be deemed to cause a reduction in the effective purchase price of the Series C Preferred below fair market value, therefore requiring stockholder approval pursuant to the 20% Rule.

      Approval of the Series C Amendment will not affect the rights of the holders of currently outstanding Common Stock and Preferred Stock, except for effects incidental to increasing the number of shares of Common Stock which may be issued as premium payments or upon conversion of the Series

15

C Preferred, such as dilution of the earnings per share and voting rights of the current holders of Common Stock. If the Series C Amendment is approved by the stockholders (including the separate approval of the holders of Series C Preferred), it will be filed with the Secretary of State of the State of Delaware and be effective upon filing.

      If the Series C Amendment is not approved, the Company will not have the ability to make premium payments due on the Series C Preferred in shares of Common Stock and the holders of Series C Preferred will not have protection against dilution of their interest in the Company.

      The affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock and (ii) the holders of a majority of the outstanding shares of Series C Preferred is required to approve Proposal 3. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on Proposal 3 and will have the same effect as negative votes.

The Board of Directors Recommends

A Vote in Favor of Proposal 3.

16

SECURITY OWNERSHIP OF

PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of November 26, 2002 by: (i) each director of the Company; (ii) the Company’s CEO and four other most highly compensated executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

      Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally includes all securities (including all options, warrants or convertible securities to the extent that they are currently exercisable or convertible or exercisable or convertible within 60 days of November 26, 2002) over which a person possesses sole or shared voting or investment power. Shares underlying options, warrants and the Series A Preferred and Series C Preferred are listed in this table separately in the column labeled “Shares Subject to Options and Warrants.” These shares are included in the number of shares listed in the column labeled “Total Number.”

      The percentage ownership listed in the table is based on 27,457,986 shares of Common Stock outstanding as of November 26, 2002. Options, warrants and other convertible securities that are exercisable or convertible within 60 days of November 26, 2002, are deemed to be beneficially owned by the persons holding these options, warrants and convertible securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s percentage ownership.

      This table is based in part upon information supplied by officers, directors and principal stockholders, and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated, the address of each person in this table is c/o ViroLogic, Inc., 345 Oyster Point Boulevard, South San Francisco, California 94080. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock and Preferred Stock listed below, based on the information each of them has given to the Company, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Shares Beneficially Owned

		Shares
		Subject to
		Options,
		Warrants	Percent of
		and	Class
	Total	Preferred	Beneficially
Name of Beneficial Owner	Number	Stock	Owned

Biotech Growth N.V.(1)	4,243,306	638,302	13.4%
Zesiger Capital Group LLC(2)	3,816,885	306,075	13.7%
Pfizer Ireland Pharmaceuticals(3)	2,608,695		9.5%
William D. Young	644,951	479,166	2.3%
Christos J. Petropoulos, PhD	164,988	79,300	*
Nicholas S. Hellmann, M.D.	152,531	66,073	*
Karen J. Wilson	86,226	74,375	*
Cristina H. Kepner(4)	72,377	36,527	*
Frank Barker	62,436	59,353	*
William Jenkins, MD	33,750	33,750	*
David H. Persing, MD, PhD	32,361	32,361	*
Edmon R. Jennings	19,988	18,888	*
All directors and executive officers as a group (13 persons)(5)	1,510,299	1,068,542	5.3%

17

*	Represents beneficial ownership of less than 1%.

(1)	Includes 3,605,004 shares held by Biotech Growth N.V., a wholly-owned subsidiary of BB Biotech AG, and 199,705 shares that Biotech Growth N.V. may acquire by exercising warrants. Also includes 438,597 shares that Biotech Target N.V., an affiliate of Biotech Growth N.V., may acquire by exercising warrants. Biotech Growth N.V.’s and Biotech Target N.V.’s business addresses are: c/o Bellevue Asset Management AG, Vordergasse 3, CH-8200 Schaffhausen, Switzerland.

(2)	These shares are held by entities for whom Zesiger Capital Group LLC (“ZCG”) acts as an investment advisor. Includes 3,510,810 shares of Common Stock, 49,586 shares of Common Stock that can be acquired by conversion of Series C Preferred and 256,489 shares that may be acquired by exercising warrants. Of the total number of shares beneficially held, ZCG has sole investment power over all of the shares and sole voting power over 2,107,864 of the shares. ZCG disclaims beneficial ownership of all 3,816,885 shares. The business address for ZCG is 320 Park Avenue, New York, NY 10022.

(3)	The business address of Pfizer Ireland Limited is Pottery Road, Dun Laoghaire, Co. Dublin, Ireland.

(4)	Ms. Kepner’s business address is c/o Invemed Associates, 375 Park Avenue, Suite 2205, New York, NY 10152.

(5)	Includes: 240,691 total shares beneficially owned by four executive officers not listed separately in the table above as of November 26, 2002 (including 188,749 shares which may be acquired by the executive officers on or before January 26, 2003, by exercising vested stock options they hold).

FINANCIAL INFORMATION REGARDING THE COMPANY

      Representatives of Ernst & Young LLP, the Company’s independent auditors, are expected to be present at the Special Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Financial Statements

      The Company’s audited balance sheets as of December 31, 2001 and 2000 and audited statements of operations, statements of stockholders’ equity and statements of cash flows for the years ended 2001, 2000 and 1999 and related notes to the financial statements are attached to this Proxy Statement in Appendix B.

      The Company’s unaudited condensed balance sheets as of September 30, 2002 and unaudited condensed statements of operations, and condensed statements of cash flows and related notes to the condensed financial statements for the three and nine months ended September 30, 2002 and 2001 are also attached to this Proxy Statement in Appendix B.

      Also attached to this Proxy Statement in Appendix B is an unaudited pro forma balance sheet as of September 30, 2002 and the related notes to the unaudited pro forma balance sheet. The unaudited pro forma condensed balance sheet presents the Series C Preferred as permanent equity rather than debt because it assumes certain circumstances requiring redemption of the Series C Preferred will have been alleviated upon the approval of the matters described in this Proxy Statement and the declaration of effectiveness of the First Registration Statement and Second Registration Statement. The unaudited pro forma condensed balance sheet assumes the transaction took place on September 30, 2002. The unaudited pro forma condensed balance sheet gives effect to (i) the Company’s sale of 706 shares of its Series C Preferred in a private placement completed in November 2002 for aggregate gross cash proceeds of $7,060,000, (ii) the Company’s sale of 2,608,695 shares of Common Stock to Pfizer Ireland Limited for cash proceeds of $2,999,999; (iii) the Company’s repurchase of 995 shares of its Series B Preferred for Notes in November 2002, and (iv) the conversion of the Notes to Series C Preferred which will occur automatically upon the stockholders’ approval of the matters set forth in this Proxy Statement, and assumes that the First Registration Statement and the Second Registration Statement have been declared effective by the SEC.

18

Supplementary Financial Information

      The following tables present unaudited quarterly financial information for the eleven quarters ended September 30, 2002. The Company believes this information reflects all adjustments (consisting only of normal recurring adjustments) that it considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period (in thousands, except per share data):

	Year Ended December 31, 2002

	1st Quarter	2nd Quarter	3rd Quarter

Total Revenue	$5,708	$6,657	$5,927
Cost of Product Revenue	3,425	3,761	3,463
Net Loss	(6,138)	(5,460)	(5,586)
Net Loss Applicable to Common Stockholders	(9,206)	(5,718)	(5,835)
Basic and Diluted Net Loss Per Common Share	(0.43)	(0.24)	(0.24)

	Year Ended December 31, 2001

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Total Revenue	$3,088	$4,769	$4,403	$6,013
Cost of Product Revenue	2,288	3,124	2,760	3,673
Net Loss	(7,017)	(5,881)	(6,556)	(6,740)
Net Loss Applicable to Common Stockholders	(7,017)	(5,881)	(8,928)	(6,971)
Basic and Diluted Net Loss Per Common Share	(0.35)	(0.29)	(0.45)	(0.34)

	Year Ended December 31, 2000

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Total Revenue	$877	$1,947	$1,885	$2,757
Cost of Product Revenue	684	1,448	1,237	2,088
Net Loss	(5,464)	(5,017)	(5,934)	(6,781)
Net Loss Applicable to Common Stockholders	(21,164)	(5,017)	(5,934)	(6,781)
Basic and Diluted Net Loss Per Common Share	(4.19)	(0.28)	(0.30)	(0.34)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Historical Information

      Attached to this Proxy Statement in Appendix C is management’s discussion and analysis of the Company’s financial condition, changes in financial condition and results of operations for each of the fiscal years and interim periods covered by the financial statements included in Appendix B of this Proxy Statement. We encourage you to read the full text of the management’s discussion and analysis in Appendix C to gain a better understanding of the Company’s historical financial statements.

Subsequent Events

      Issuance of Series C Preferred Stock. On November 14, 2002, we entered into a Purchase Agreement with several investors to sell an aggregate of 706 shares of Series C Preferred, and Warrants to purchase an aggregate of 4,376,033 shares of common stock, for an aggregate purchase price of $7,060,000 in a private placement. The closing occurred on November 19, 2002 and we received $7,060,000 in gross proceeds. See Proposal 2 of this Proxy Statement for further details.

      We expect to record a deemed dividend of approximately $8 million in the fourth quarter of 2002 relating to the issuance of the Series C Preferred. The charge includes deemed dividends associated with an automatic adjustment of the conversion price of Series A Preferred, which was triggered as a result of the issuance of the

19

Series C Preferred. The charge also includes deemed dividends associated with the exchange of the Series B Preferred described below, and the sale of the Series C Preferred together with the Warrants described above. The deemed dividend will increase the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share for the fourth quarter and fiscal year 2002 and will be included in stockholders’ equity as offsetting charges and credits to additional paid-in capital.

      Exchange of Series B Preferred Stock; Issuance of Notes; Exchange of Warrants. Also on November 14, 2002, we entered into an Exchange Agreement with all of the Series B Holders in order to secure their consent to the Financing and the resulting impact on the Series B Preferred and to increase the number of shares of our common stock available for issuance upon conversion of the Series C Preferred. See Proposal 2 of this Proxy Statement for further details.

      Issuance of Common Stock. In connection with the Financing, we also entered into a Stock Purchase Agreement to sell to an affiliate of Pfizer, Inc., an aggregate of 2,608,695 shares of common stock (the “Pfizer Transaction”). The closing occurred on November 18, 2002 and we received $3,000,000 in gross proceeds. Concurrent with the execution of the Pfizer Purchase Agreement, we entered into a Non-Exclusive License Agreement and a Master Services Agreement for our HIV drug resistance tests and services.

      Reduction in Work Force. In an effort to reduce our burn rate, we reduced our workforce by approximately 20 percent, or about 40 employees in November 2002. We also reduced officer salaries and consolidated certain operations, including sales and marketing under Tien Bui, who will become Vice President of Sales and Marketing. We anticipate recording a charge in the fourth quarter associated with these actions of about $0.4 million.

Quantitative and Qualitative Disclosures About Market Risk

      The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. Due to the relatively short-term nature of our investments, we believe we have no material exposure to interest rate risk arising from our investments. Therefore we have not included quantitative tabular disclosure in this Proxy Statement.

      We do not enter into financial investments for speculation or trading purposes and are not a party to financial or commodity derivatives.

      We have operated primarily in the United States and all sales to date have been made in U.S. Dollars. Accordingly, we have not had any material exposure to foreign currency rate fluctuations.

20

OTHER MATTERS

      The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

By Order of the Board of Directors

KATHY HIBBS
General Counsel and Secretary

December [     ], 2002

21

APPENDIX A

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES C CONVERTIBLE PREFERRED STOCK OF
VIROLOGIC, INC.

      VIROLOGIC, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      FIRST: The name of this corporation is ViroLogic, Inc. (the “Corporation”).

      SECOND: The original Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (the “Certificate”) was filed with the Secretary of State on November 15, 2002.

      THIRD: Pursuant to the authority of the Corporation’s Board of Directors as required by Sections 151 and 242 of the Delaware General Corporation Law, and in accordance with the provisions of the Corporation’s Certificate of Incorporation and Bylaws, the Board of Directors adopted resolutions providing for the amendment of the Certificate as set forth below and directed that such proposed amendment of the Certificate be submitted for action by the stockholders of the Corporation, including the separate approval of a majority of the outstanding shares of Series C Convertible Preferred Stock as required by Article XIII of the Certificate.

      FOURTH: In accordance with Section 242 of the Delaware General Corporation Law and the Corporation’s Certificate of Incorporation, the amendment of the Certificate as set forth below was duly adopted by the stockholders of the Corporation holding a majority of the outstanding stock entitled to vote thereon, as well as by the separate consent of a majority of the outstanding shares of Series C Convertible Preferred Stock.

      FIFTH: Article III.B shall be amended and restated to read in its entirety as follows:

B. “Common Stock Deemed Outstanding” shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Corporation), plus (x) in the case of any adjustment required by Article XI.G(i) resulting from the issuance of any Options (as defined herein), the maximum total number of shares of Common Stock issuable upon the exercise of the Options for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities (as defined herein) issuable upon the exercise of such Options), and (y) in the case of any adjustment required by Article XI.G(i) resulting from the issuance of any Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

      SIXTH: New Article III.J shall be added to read in its entirety as follows:

J. “Measurement Date” means for purposes of any issuance of securities, the date of issuance thereof.

      SEVENTH: Article IV.A(i) shall be amended and restated to read in its entirety as follows:

(i) The Premium shall be payable, at the applicable Rate, (a) upon any conversion (regardless of whether it is an Optional Conversion or a Mandatory Conversion) of each share of Series C Preferred Stock and (b) as to each outstanding share of Series C Preferred Stock on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2002, until such share is fully converted or fully redeemed. Payment of the Premium shall be made at the Corporation’s election (subject to the limitations set forth in Article IV.D below) (i) in cash, or (ii) in such number of shares of Common Stock determined by dividing the amount of the Premium by the average of the ten (10) trading day Closing Sales Prices ending on the day immediately prior to the date of such payment.

      EIGHTH: Article IV.D shall be amended and restated to read in its entirety as follows:

D. Limitations on Premium Payments and Conversions. The conversion of shares of Series C Preferred Stock and the payment of Premiums in shares of Common Stock, shall be subject to the following limitations (each of which limitations shall be applied independently):

(i) Cap Amount. If, notwithstanding the representations and warranties of the Corporation contained in Section 3(c) of the Securities Purchase Agreement and the Exchange Agreement, the Corporation is prohibited by Rule 4350(i) of the National Association of Securities Dealers, Inc. (“NASD”), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series C Preferred Stock or as payment of any Premium (together with any shares of Common Stock, or securities convertible into Common Stock, issued pursuant to the Securities Purchase Agreement, the Exchange Agreement or other agreements entered in connection therewith) in excess of a prescribed amount (the “Cap Amount”) (without stockholder approval or otherwise), then the Corporation shall not issue shares upon conversion of Series C Preferred Stock or shares of Common Stock as payment of any Premium in excess of the Cap Amount. Assuming solely for purposes of this paragraph (D) that such Rule 4350(i) or similar rule is applicable, the Cap Amount shall be 4,962,589 shares. The Cap Amount shall be allocated pro rata to the holders of Series C Preferred Stock as provided in Article XV.C. In the event the Corporation is prohibited from issuing shares of Common Stock upon conversion of Series C Preferred Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VII, and in the event the Corporation is prohibited from issuing shares of Common Stock as payment of any Premium as a result of the operation of this subparagraph (i), the Corporation shall pay such Premium in cash.

(ii) Additional Restrictions on Conversion, Payment of Premium in Shares of Common Stock or Transfer. In no event shall the Corporation issue Common Stock to any holder of Series C Preferred Stock as payment of any Premium, and in no event shall any holder of shares of Series C Preferred Stock have the right to convert shares of Series C Preferred Stock into shares of Common Stock or to dispose of any shares of Series C Preferred Stock, to the extent that such issuance or right to effect such conversion or disposition would result in the holder or any of its affiliates together beneficially owning more than (a) 19.99% of the outstanding shares of Common Stock, in the case of Biotech Target N.V. and its affiliates for so long as they continue to hold shares of Series C Preferred Stock, or (b) 4.99% of the outstanding shares of Common Stock, in the case of all other holders of shares of Series C Preferred Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this subparagraph may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change. In the event the Corporation is prohibited from issuing Common Stock to any holder of Series C Preferred Stock as payment of any Premium, it shall pay such Premium to such holder in cash.

      NINTH: Article XI.G shall be amended and restated to read in its entirety as follows:

G. Adjustment of Conversion Price.

(i) Dilutive Issuance. Except as otherwise provided in Paragraphs A and B of this Article XI, if and whenever during the two-year period after the Issuance Date the Corporation issues or sells, or in accordance with Article XI.G(ii) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the Measurement Date (a “Dilutive Issuance”), then effective immediately upon the such Dilutive Issuance, the Conversion Price will be adjusted to equal the per share price at which such shares were issued, sold or deemed to have been issued or sold in such Dilutive Issuance.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this Paragraph G if such adjustment would result in an increase in the Conversion Price.

(ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Subsection (i), the following will be applicable:

(a) Issuance of Rights or Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or Convertible Securities (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options (and the price of any conversion of Convertible Securities, if applicable) is less than the Conversion Price in effect on the Measurement Date of such securities (“Below Conversion Price Options”), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Conversion Price Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Below Conversion Price Options” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Below Conversion Price Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Below Conversion Price Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Conversion Price Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof (determined in accordance with the calculation method set forth in Article XI.G(ii)(b)(2) below) at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Conversion Price Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Conversion Price Options.

(b) Issuance of Convertible Securities.

      (1) General. If the Corporation in any manner issues or sells any Convertible Securities, which Convertible Securities do not have a fluctuating conversion or exercise price or exchange ratio, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (as determined pursuant to Article XI.G(ii)(b)(2) if applicable) is less than the Conversion Price in effect on the Measurement Date, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such exercise, conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Convertible Securities.

      (2) Variable Rate Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a “Variable Rate

Convertible Security”), then the “price per share for which Common Stock is issuable upon such exercise, conversion or exchange” for purposes of the calculation contemplated by Article XI.G(ii)(b)(1) shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Convertible Security have been satisfied) if the Conversion Price on the Measurement Date of such Convertible Security was 75% of the Conversion Price on such date (the “Assumed Variable Market Price”). Further, if the Conversion Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Article XI.G with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been 75% of the Market Price existing at the time of the adjustment required by this sentence.

      (3) Change in Option Price or Conversion Rate. If there is a change at any time in (a) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (b) the amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities; or (c) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution and except when an adjustment is made pursuant to Article XI.G.(ii)(b)(2) above), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

      (4) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Corporation, purchase services from the Corporation or otherwise provide intangible consideration to the Corporation, the amount of the consideration other than cash received by the Corporation (including the net present value of the consideration expected by the Corporation for the provided or purchased services) will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the market price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Options or Convertible Securities are issued, granted or sold in conjunction with each other as part of a single transaction or in a series of related transactions, any holder of Series C Preferred Stock may elect to determine the amount of consideration deemed to be received by the Corporation therefor by deducting the fair value of any type of securities (the “Disregarded Securities”) issued, granted or sold in such transaction or series of transactions. If the holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this Article XI.G for the issuance of the Disregarded Securities or upon any conversion or exercise thereof. For example, if the Corporation were to issue convertible notes having a face value of $1,000,000 and warrants to purchase shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of issuance of such warrants in exchange for $1,000,000 of consideration, the fair value of the warrants would be subtracted from the $1,000,000 of consideration received by the Corporation for the purposes of determining whether the shares of Common Stock issuable upon conversion of the convertible notes shall be deemed to be issued at a price per share below market price and, if so, for purposes of determining any adjustment to the Conversion Price hereunder as a result of the issuance of the Convertible Securities. The Corporation shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the holder hereof does not agree to such fair market value calculation within three business days after receipt thereof from the Corporation, then such fair market value will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

      (5) Issuances Pursuant to Existing Securities. If the Corporation, at any time, issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in a security or instrument outstanding as of the date hereof but not included on Schedule 3(d) to the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration. If the Corporation issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments contained in a security or instrument included on Schedule 3(d) of the Securities Purchase Agreement as a result of the issuance of the Preferred Shares or Warrants and the number of shares that the Corporation issues (or is obligated to issue) as a result of such initial issuance exceeds the amount specified on Schedule 3(d) of the Securities Purchase Agreement, such excess shares shall be deemed to have been issued for no consideration.

      IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment to be signed by its Chairman and Chief Executive Officer as of the      day of                     , 2002.

VIROLOGIC, INC.

By:

APPENDIX B

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

ViroLogic, Inc.

      We have audited the accompanying balance sheets of ViroLogic, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ViroLogic, Inc. at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Palo Alto, California

February 7, 2002, except for Notes 6 and 8
as to which the date is March 26, 2002

VIROLOGIC, INC.

BALANCE SHEETS

(In thousands, except share data)

	December 31,

	2001	2000

ASSETS
Current assets:
Cash and cash equivalents	$1,399	$12,623
Short-term investments	7,563	11,171
Accounts receivable, net of allowance for doubtful accounts of $588 and $175 in 2001 and 2000, respectively	4,562	2,404
Prepaid expenses	1,464	663
Tenant improvement reimbursement	1,286	—
Inventory	956	449
Restricted cash	100	1,050
Other current assets	385	489

Total current assets	17,715	28,849
Property and equipment, net	18,381	13,234
Restricted cash	900	979
Other assets	855	585

Total assets	$37,851	$43,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,304	$1,865
Accrued compensation	2,036	1,305
Accrued liabilities	2,386	2,678
Advance from subtenant	1,300	—
Deferred revenue	314	116
Current portion of capital lease obligations	977	398
Current portion of loans payable	890	1,390

Total current liabilities	10,207	7,752
Long-term portion of capital lease obligations	1,341	945
Long-term portion of loans payable	174	1,019
Long-term deferred rent	455	288
Long-term advance from subtenant	975	—
Redeemable convertible preferred stock, $0.001 par value, 1,523 shares authorized, issued and outstanding at December 31, 2001; none authorized, issued or outstanding at December 31, 2000	11,228	—
Commitments
Stockholders’ equity:
Preferred stock, $0.001 par value, 4,998,477 and 5,000,000 shares authorized at December 31, 2001 and 2000, respectively; none issued and outstanding at December 31, 2001 and 2000, respectively	—	—
Common stock, $0.001 par value, 60,000,000 shares authorized; 20,650,012 and 19,870,491 shares issued and outstanding at December 31, 2001 and 2000, respectively	21	20
Additional paid-in capital	93,226	88,772
Notes receivable from officers and employees	—	(31)
Accumulated other comprehensive income	94	178
Deferred compensation	(875)	(2,495)
Accumulated deficit	(78,995)	(52,801)

Total stockholders’ equity	13,471	33,643

Total liabilities and stockholders’ equity	$37,851	$43,647

See accompanying notes.

VIROLOGIC, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,

	2001	2000	1999

Revenue:
Product revenue	$17,815	$7,466	$1,069
NIH grant revenue	458	—	—

Total revenue	18,273	7,466	1,069
Operating costs and expenses:
Cost of product revenue	11,845	5,457	627
Research and development	11,693	10,080	9,588
General and administrative	11,376	10,841	6,804
Sales and marketing	10,336	5,890	1,196

Total operating costs and expenses	45,250	32,268	18,215

Operating loss	(26,977)	(24,802)	(17,146)
Interest income	1,143	1,868	249
Interest expense	(466)	(262)	(243)
Other income	106	—	—

Net loss	(26,194)	(23,196)	(17,140)
Deemed dividend to preferred stockholders	(2,269)	(15,700)	(3,100)
Preferred stock dividend	(334)	—	—

Net loss applicable to common stockholders	$(28,797)	$(38,896)	$(20,240)

Basic and diluted net loss per common share	$(1.43)	$(2.62)	$(4.24)

Weighted average shares used in computing basic and diluted net loss per common share	20,072	14,852	4,772

See accompanying notes.

VIROLOGIC, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Convertible		Common			Notes	Accumulated
	Preferred Stock		Stock		Additional	Receivable	Other			Total
					Paid-in	from Officers	Comprehensive	Deferred	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	& Employees	Income	Compensation	Deficit	Equity

Balance as of December 31, 1998	3,935	$4	4,810	$5	$21,381	$(95)	$—	$—	$(12,465)	$8,830
Exercise of stock options, net of repurchases	—	—	25	—	44	—	—	—	—	44
Issuance of Series C convertible preferred stock	5,814	6	—	—	10,729	—	—	—	—	10,735
Issuance of common stock	—	—	112	—	1,087	—	—	—	—	1,087
Stock award to officer	—	—	150	—	555	—	—	—	—	555
Repayment of note receivable	—	—	—	—	—	16	—	—	—	16
Forgiveness of note receivable	—	—	—	—	—	33	—	—	—	33
Deferred compensation	—	—	—	—	4,968	—	—	(4,968)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	490	—	490
Stock-based compensation related to consultant options	—	—	—	—	48	—	—	—	—	48
Net loss	—	—	—	—	—	—	—	—	(17,140)	(17,140)
Deemed dividend to preferred stockholders	—	—	—	—	(3,100)	—	—	—	—	(3,100)
	—	—	—	—	3,100	—	—	—	—	3,100

Balance as of December 31, 1999	9,749	10	5,097	5	38,812	(46)	—	(4,478)	(29,605)	4,698
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(23,196)	(23,196)
Net unrealized gain on securities available-for-sale	—	—	—	—	—	—	178	—	—	178

Comprehensive loss	—	—	—	—	—	—	—	—	—	(23,018)
Issuance of Series C preferred stock, net of issuance costs	8,462	8	—	—	15,626	—	—	—	—	15,634
Conversion of Series B and C preferred stock to common	(18,211)	(18)	9,588	10	8	—	—	—	—	—
Issuance of common stock upon initial public offering net of issuance costs	—	—	5,000	5	31,240	—	—	—	—	31,245
Exercise of warrants	—	—	13	—	24	—	—	—	—	24
Issuance of warrants to lender	—	—	—	—	318	—	—	—	—	318
Repayment of note receivable	—	—	—	—	—	9	—	—	—	9
Forgiveness of note receivable	—	—	—	—	—	6	—	—	—	6
Deferred compensation	—	—	—	—	1,577	—	—	(1,577)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	3,560	—	3,560
Issuance of common stock under 401K Plan	—	—	16	—	150	—	—	—	—	150
Exercise of employee and nonemployee stock options	—	—	88	—	274	—	—	—	—	274
Stock-based compensation related to consultant options	—	—	—	—	331	—	—	—	—	331
Issuance of common stock under employee stock purchase plan	—	—	68	—	412	—	—	—	—	412
Deemed dividend to preferred stockholders	—	—	—	—	15,700	—	—	—	—	15,700
	—	—	—	—	(15,700)	—	—	—	—	(15,700)

Balance as of December 31, 2000	—	—	19,870	20	88,772	(31)	178	(2,495)	(52,801)	33,643
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(26,194)	(26,194)
Net unrealized loss on securities available-for-sale	—	—	—	—	—	—	(84)	—	—	(84)

Comprehensive loss	—	—	—	—	—	—	—	—	—	(26,278)
Issuance of warrants under Series A Preferred Stock, net of issuance costs	—	—	—	—	2,775	—	—	—	—	2,775
Conversion of Series A Preferred Stock to common	—	—	402	1	744	—	—	—	—	745
Exercise of warrants	—	—	10	—	—	—	—	—	—	—
Forgiveness of note receivable	—	—	—	—	—	31	—	—	—	31
Reversal of deferred compensation for terminated employees	—	—	—	—	(121)	—	—	121	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	1,499	—	1,499
Issuance of common stock under 401K plan	—	—	79	—	228	—	—	—	—	228
Exercise of employee and nonemployee stock options	—	—	33	—	78	—	—	—	—	78
Stock-based compensation related to consultant options	—	—	—	—	384	—	—	—	—	384
Issuance of common stock under employee stock purchase plan	—	—	256	—	700	—	—	—	—	700
Preferred stock dividends	—	—	—	—	(334)	—	—	—	—	(334)
Deemed dividend to preferred stockholders	—	—	—	—	2,269	—	—	—	—	2,269
	—	—	—	—	(2,269)	—	—	—	—	(2,269)

Balance as of December 31, 2001	—	$—	20,650	$21	$93,226	$—	$94	$(875)	$(78,995)	$13,471

See accompanying notes.

VIROLOGIC, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,

	2001	2000	1999

OPERATING ACTIVITIES
Net loss	$(26,194)	$(23,196)	$(17,140)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,276	1,700	1,135
Non-cash stock-based compensation	1,914	4,124	2,227
Allowance for doubtful accounts	413	111	63
Amortization of subtenant advance	(325)	—	—
Gain on short-term investments	(164)	(72)	—
Changes in assets and liabilities:
Accounts receivable	(2,571)	(1,965)	(613)
Prepaid expenses	(801)	(358)	—
Inventory	(507)	(162)	(287)
Other current assets	104	(374)	(210)
Accounts payable	439	408	871
Accrued compensation	731	745	397
Accrued liabilities	(981)	376	223
Deferred revenue	198	35	(67)
Long-term deferred rent	167	43	11

Net cash used in operating activities	(24,301)	(18,585)	(13,390)

INVESTING ACTIVITIES
Purchases of short-term investments	(7,160)	(35,702)	—
Maturities and sales of short-term investments	10,848	24,781	—
Restricted cash	1,029	(1,079)	(950)
Capital expenditures	(7,777)	(8,391)	(2,625)
Advance from subtenant	2,600	—	—
Reimbursable tenant improvements	(1,286)	—	—
Other assets	(270)	(10)	(371)

Net cash used in investing activities	(2,016)	(20,401)	(3,946)

FINANCING ACTIVITIES
Proceeds from loans payable	—	1,664	—
Principal payments on loans payable	(1,345)	(1,203)	(801)
Proceeds in connection with sale leaseback transactions	1,303	1,394	—
Principal payments on capital lease obligations	(619)	(51)	—
Proceeds from issuance of common stock, net of common stock repurchases	1,006	31,954	30
Repayments of notes receivable	—	9	16
Net proceeds from issuance of preferred stock	14,748	15,634	10,735

Net cash provided by financing activities	15,093	49,401	9,980

Net increase (decrease) in cash and cash equivalents	(11,224)	10,415	(7,356)
Cash and cash equivalents at beginning of year	12,623	2,208	9,564

Cash and cash equivalents at end of year	$1,399	$12,623	$2,208

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$466	$262	$243

SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES
Warrants issued to preferred stockholders	$2,775	$—	$—

Deemed dividend to preferred stockholders	$2,269	$15,700	$3,100

Preferred shares converted into common shares	$745	$—	$—

Assets acquired under capital leases	$291	$—	$—

Accrued capital expenditures	$355	$1,514	$—

Dividend to preferred stockholders	$334	$—	$—

Deferred stock compensation	$—	$1,577	$4,968

Warrants issued to lender	$—	$318	$—

See accompanying notes.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

      ViroLogic, Inc. (“ViroLogic” or the “Company”) is a biotechnology company developing, marketing and selling innovative products to guide and improve treatment of viral diseases. We incorporated in the state of Delaware on November 14, 1995 and commenced commercial operations in 1999. We developed a practical way of directly measuring the impact of genetic mutations on drug resistance and using this information to guide therapy. We have proprietary technology, called PhenoSense, for testing drug resistance in viruses that cause serious viral diseases such as HIV/AIDS, hepatitis B and hepatitis C. Our first product, PhenoSense HIV, is a test that directly and quantitatively measures resistance of a patient’s HIV to anti-viral drugs. Our second product, GeneSeq HIV examines and evaluates the genetic sequences of a patient’s HIV. Our third product, PhenoSense GT combines PhenoSense HIV and GeneSeq HIV into one test on an integrated report to provide the most comprehensive drug resistance information available to assist physicians in selecting optimal treatments for their patients. In addition, we perform resistance testing and research for industry, academia and government for clinical studies, drug screening/characterization and basic research. We are also developing resistance testing products for serious viral diseases other than HIV. In addition, we are collecting resistance test results and related clinical data in an interactive database that we may use to assist our pharmaceutical customers in drug marketing and drug development and make available to physicians for use in therapy guidance. Our products and products in development, which, if completed, might be stand-alone product offerings or incorporated into our existing offerings, include: (i) PhenoSense HBV and GeneSeq HBV, for hepatitis B; (ii) PhenoSense HCV and GeneSeq HCV, for hepatitis C; (iii) an entry assay to measure HIV resistance to entry inhibitors; (iv) an entry assay to assist in the development of HIV vaccines; and (v) a test to measure viral fitness, which is a measure of a virus’ ability to reproduce and infect new cells.

Management’s Plans

      The Company expects available cash, investments and short-term restricted cash of $9.1 million at December 31, 2001, together with gross proceeds from a private placement of $10.05 million received in March 2002, funds provided by the sale of products, grant revenue, borrowing under equipment financing arrangements and cash flows generated from subletting a portion of the Company’s facilities will be adequate to fund operations through at least December 2002. Management expects to fund cash requirements in the future by generating cash from operations. In addition, management plans to continue to evaluate various strategic opportunities, including research and development collaborations, international alliances and marketing partnerships.

      The Company has funded operations since inception primarily through public and private sales of common and preferred stock, equipment financing arrangements and product sales. Although management expects operating and capital resources will be sufficient to meet future requirements, including the cash dividend payments that the Company is required to make on shares of Series B Preferred Stock, the Company may have to raise additional funds to continue the development and commercialization of future technologies and business operations in general. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, management may be required to curtail operations significantly or to obtain funds by entering into financing, supply or collaboration agreements on unattractive terms. In addition, management may choose to raise additional capital due to market conditions or strategic considerations even if management believes that the Company has sufficient funds for current or future operating plans.

Reverse Stock Split

      On February 21, 2000, the Company’s board of directors approved a one for two reverse split of common stock which became effective on April 17, 2000. The accompanying financial statements have been adjusted

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

retroactively to reflect the reverse split. The conversion ratios of the respective series of convertible preferred stock were automatically adjusted to reflect the reverse split.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

      ViroLogic considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. Management determines the appropriate classification of its cash equivalents and investment securities at the time of purchase and reevaluates such determination as of each balance sheet date.

Short-Term Investments

      Management has classified ViroLogic’s marketable securities as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at market value with unrealized gains and losses included in accumulated other comprehensive income in stockholders’ equity. Realized gains and losses are included in interest income. The cost of securities sold is based on the specific identification method.

      ViroLogic invests its excess cash in U.S. government and agency securities, debt instruments of financial institutions and corporations, and money market funds with strong credit ratings. ViroLogic has established guidelines regarding diversification of its investments and their maturities which should maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

Inventory

      Inventory is stated at the lower of standard cost, which approximates actual cost, or market. Inventory consists of the following:

	Year Ended
	December 31,

	2001	2000

	(In thousands)
Raw materials	$663	$419
Work in process	293	30

Total	$956	$449

Property and Equipment

      Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally five years. Capitalized software includes software and external consulting costs incurred to implement new information systems. Computer hardware and capitalized software are depreciated over three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the assets or the lease term.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

Impairment of Long-Lived Assets

      In accordance with the provisions of Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” (“SFAS 121”), the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the asset’s carrying amount. Impairment, if any, is assessed using discounted cash flows. Through December 31, 2001, there have been no such losses.

Revenue Recognition

      Revenue is recognized upon completion of tests made on samples provided by customers and the shipment of test results to those customers. Services are provided to certain patients covered by various third-party payor programs, including Medicare. Billings for services under third-party payor programs are included in revenues net of an allowance for contractual discounts and an allowance for differences between the amounts billed and estimated payment amounts. We estimate these allowances based on historical payment information and current sales data. If the government and other third-party payors significantly change their reimbursement policies or the relative mix of third-party payors changes, an adjustment to the allowance may be necessary. National Institutes of Health (“NIH”) grant revenue is recorded on a reimbursement basis as grant costs are incurred. Costs associated with NIH grant revenue are included in research and development expenses. Deferred revenue relates to cash received in advance of delivery of test results.

Research and Development

      The Company expenses research and development costs as incurred. Research and development expenses consist primarily of salaries and related personnel costs, material, supply costs for prototypes, and include costs associated with NIH grant revenue. In addition, research and development expenses include costs related to clinical trials to validate the Company’s testing processes and procedures and related overhead expenses.

Royalty Expense

      The Company pays royalties under a licensing agreement. These royalties are directly related to revenue and are expensed to cost of product revenue at the time revenue is recognized. For further discussion, see “Equipment Financing and Commitments” note below.

Advertising Expenses

      The Company expenses the costs of advertising, which include promotional expenses, as incurred. Advertising expenses were $4.5 million and $2.4 million for the years ended December 31, 2001 and 2000, respectively, and were recorded as sales and marketing expenses. Advertising expenses were minimal for the year ended December 31, 1999.

Stock-Based Compensation

      The Company accounts for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), which does not require the recognition of compensation expense for options granted to employees with exercise prices equal to the fair value of the common stock at the date of grant. Deferred compensation, if recorded, is amortized using the graded vesting method. Note 6 includes the fair value disclosures required by Statement of Financial Accounting Standards

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

Board Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123 requires the disclosure of pro forma information regarding net loss and net loss per share as if the Company had accounted for its stock options under the fair value method.

      The Company accounts for stock option grants to non-employees in accordance with the Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” which requires the options subject to vesting to be periodically re-valued and expensed over their vesting periods.

Comprehensive Income (Loss)

      Comprehensive income (loss) is comprised of net loss and other comprehensive income (loss). Other comprehensive income includes certain changes in equity that are excluded from net income (loss). Specifically, unrealized gains and losses on our available-for-sale securities, which are reported separately in stockholders’ equity, are included in accumulated other comprehensive income. Comprehensive income (loss) and its components are as follows:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Net loss	$(26,194)	$(23,196)	$(17,140)
Changes in unrealized (loss) gain on securities available-for-sale, net of tax	(84)	178	—

Comprehensive loss	$(26,278)	$(23,018)	$(17,140)

Segment Reporting

      The Company has determined that it operates in only one segment under Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS 131 establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers.

Net Loss Per Share

      Basic earnings (loss) per share is calculated based on the weighted-average number of common shares outstanding during the periods presented, less the weighted-average shares outstanding which are subject to the Company’s right of repurchase. Diluted earnings per share would give effect to the dilutive effect of common stock equivalents consisting of convertible preferred stock and stock options and warrants, calculated using the treasury stock method. Potentially dilutive securities have been excluded from the diluted earnings per share computations as they have an anti-dilutive effect due to the Company’s net loss.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

      A reconciliation of shares used in the calculations is as follows:

	Year Ended December 31,

	2001	2000	1999

	(In thousands, except per share data)
Net loss applicable to common stockholders	$(28,797)	$(38,896)	$(20,240)

Weighted-average shares of common stock outstanding	20,078	14,891	4,856
Less: weighted-average shares subject to repurchase	(6)	(39)	(84)

Weighted-average shares used in basic and diluted net loss per common share	20,072	14,852	4,772

Basic and diluted net loss per common share	$(1.43)	$(2.62)	$(4.24)

      The following outstanding options and warrants, prior to the application of the treasury stock method, and convertible preferred stock, on an as-converted basis, were excluded from the computation of diluted net loss per share as these potentially dilutive securities had an anti-dilutive effect:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Series A redeemable convertible preferred stock (as-if converted basis)	5,973	—	—
Series C convertible preferred stock (as-if converted basis)	—	—	5,357
Stock options	3,079	1,665	1,241
Warrants to purchase common stock	3,575	756	518
Warrants to purchase preferred stock (as-if converted basis)	—	—	227

Significant Concentrations

      Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash equivalents and marketable securities. For further discussion, see “Short-Term Investments” note below.

      In 2001, two customers represented 15% and 14% of total revenues, in 2000, two customers represented 19% and 18% of total revenues, and in 1999, two customers represented 41% and 33% of total revenues. The accounts receivable balances related to these customers as of December 31, 2001 and 2000 were $0.6 million and $0.9 million, respectively.

      The net increase in the allowance for doubtful accounts balance was $0.4 million, $0.1 million and $0.1 million in 2001, 2000 and 1999, respectively.

      The Company relies on a few vendors as the sole source of various materials in its testing process. Any extended interruption in the supply of these materials could result in the failure to meet customer demand.

Recent Accounting Pronouncements

      In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141 (“SFAS 141”) on Business Combinations and Statement of Financial Accounting Standards No. 142 (“SFAS 142”) on Goodwill and Other Intangible Assets. SFAS 141 applies to any business combinations initiated after June 30, 2001 and also includes the criteria for the recognition of intangible assets separately from goodwill. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and requires that goodwill not be amortized, but rather be subject to an impairment test at least annually. Separately identified and recognized intangible assets

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

resulting from business combinations completed before July 1, 2001 that do not meet the new criteria for separate recognition of intangible assets is subsumed into goodwill upon adoption. In addition, the useful lives of recognized intangible assets acquired in transactions completed before July 1, 2001 is reassessed and the remaining amortization periods adjusted accordingly. The adoption of SFAS 141 and 142 is not expected to have a significant impact on the Company’s financial position.

      In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.” SFAS 144 will be effective on April 1, 2002. The adoption of SFAS 144 is not expected to have a significant impact on the Company’s financial position.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Financial Instruments and for Hedging Activities” (“SFAS 133”). SFAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through net income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in the other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of the derivative’s change in fair value will be immediately recognized in earnings. SFAS 133 was adopted by the Company on January 1, 2001. Because the Company does not currently hold any derivatives, there was no impact on the Company’s financial position or results of operations as a result of this adoption.

Reclassifications

      Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

2.     SHORT-TERM INVESTMENTS

      The amortized cost, gross unrealized gains and losses, and estimated fair value for available-for-sale securities by major security type and class of security are as follows:

	December 31,

	2001			2000

		Gross			Gross
		Unrealized			Unrealized
	Amortized	Holding	Estimated	Amortized	Holding	Estimated
	Cost	Gain	Fair Value	Cost	Gain	Fair Value

	(In thousands)
Maturing within one year:
Certificate of deposit	$—	$—	$—	$308	$—	$308
Maturing between one and two years:
U.S. government obligations	3,013	51	3,064	1,985	42	2,027
Corporate bonds and notes	4,456	43	4,499	8,700	136	8,836

Total available-for-sale securities	$7,469	$94	$7,563	$10,993	$178	$11,171

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

3.     PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

	December 31,

	2001	2000

	(In thousands)
Machinery, equipment and furniture	$9,425	$8,099
Leasehold improvements	12,479	6,124
Capitalized software	3,346	2,618

	25,250	16,841
Accumulated depreciation and amortization	(6,869)	(3,607)

Property and equipment, net	$18,381	$13,234

4.     ACCRUED LIABILITIES

      Accrued liabilities consists of the following:

	December 31,

	2001	2000

	(In thousands)
Accrued royalty fee	$417	$126
Accrued capital expenditures	355	1,514
Accrued clinical research costs	261	133
Accrued professional fees	196	329
Property taxes payable	177	141
Accrued marketing and promotional expenses	101	169
Other	879	266

Total accrued liabilities	$2,386	$2,678

5.     EQUIPMENT FINANCING AND COMMITMENTS

      ViroLogic currently leases three buildings with approximately 120,000 square feet of laboratory and office space in South San Francisco, California.

      ViroLogic executed an operating lease agreement in December 1997 for laboratory and office space. The lease term expires in November 2004. The operating lease provides for two successive extensions of three and four years, respectively. In January 1998, ViroLogic executed a tenant improvement agreement for the construction of laboratory and office improvements of up to $1.0 million. An additional obligation of approximately $18,300 per month for 83 months commencing February 1998 has been added to the operating lease commitment.

      In May and November 1999, ViroLogic entered into two operating lease agreements for two additional facilities. Each lease has a term of 10 years from the lease commencement date of May 2000 and June 2001, respectively. Each of the leases provides for two additional successive five year extensions at the then-prevailing rate. In connection with these facility leases, ViroLogic has two deposits securing standby letters of credit totaling approximately $0.9 million and $2.0 million at December 31, 2001 and December 31, 2000, respectively. These deposits have been recorded as “restricted cash” in the balance sheet.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

      In July 2001, ViroLogic sublet approximately 12,000 square feet of one of its existing facilities to a third party for a term of 18 months with an option to extend for an additional six months. In October 2001, ViroLogic sublet approximately 40,000 square feet to another third party for a term of 18 months with an option to extend for an additional six months. In September 2001, we received $2.6 million as an advance from one of the subtenants as specified in the sublease agreement. This advance is recognized over the term of the subtenant’s lease, offsetting the related rental and depreciation expense with the remaining amount recorded as other income. The rental income generated from these subleases is expected to be $1.6 million and $0.2 million, in 2002 and 2003, respectively, and will be recorded as an offset to rental expense.

      In March 2000, ViroLogic established an equipment financing facility with a total commitment of $1.3 million. ViroLogic used this entire facility to fund machinery and equipment purchases. In August 2000, ViroLogic established a new equipment facility of which $2.6 million was utilized as of December 31, 2001; under the terms of this agreement, ViroLogic sold the purchased assets and leased them back from the lender over a period of three years. There was no material gain or loss on this transaction and the resulting leases have been accounted for as capital leases.

      As of December 31, 2001 and 2000, ViroLogic had $7.3 million and $5.8 million, respectively, of property and equipment financed through long-term equipment financing obligations. The obligations under the equipment financings are secured by the equipment financed, bear interest at weighted-average fixed rates of approximately 10.9% and 10.8% for 2001 and 2000, respectively, and are due in monthly installments through July 2005. Some of these equipment financing agreements require a balloon payment at the end of their respective terms. The carrying amount of the equipment approximates the corresponding loan balance.

      As of December 31, 2001, future minimum lease payments under operating and capital leases and principal payments on loans, excluding sublease rental income, are as follows:

	Operating	Loans	Capital
	Leases	Payable	Leases

	(In thousands)
Year ending December 31:
2002	$2,751	$968	$1,188
2003	2,829	179	1,133
2004	2,870	—	316
2005	2,367	—	3
2006	2,448	—	—
Thereafter	10,460	—	—

Total minimum lease and principal payments	$23,725	1,147	2,640

Amount representing interest		(83)	(322)

Present value of future payments		1,064	2,318
Current portion of loans and leases		(890)	(977)

Noncurrent portion		$174	$1,341

      Rental expense, net of sublease rental income, was approximately $2.4 million, $1.8 million and $0.9 million in 2001, 2000 and 1999, respectively.

      As of December 31, 2001, ViroLogic had purchase commitments for material and service contracts totaling approximately $1.1 million.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

License Agreement

      ViroLogic licenses technology for performing a step in its PhenoSense and GeneSeq tests. The license is non-exclusive and lasts for the life of the patent term of the licensor’s last to expire related patents. In general, newly-issued patents have a term of twenty years. In exchange for the license, ViroLogic has agreed to pay a royalty based on the net service revenues received from product sales. Royalty expense recorded under this agreement was $0.7 million and $0.2 million in 2001 and 2000, respectively. Royalty expense in 1999 was minimal.

6.     STOCKHOLDERS’ EQUITY AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

Initial Public Offering

      On May 1, 2000, ViroLogic completed its initial public offering in which it sold 5,000,000 shares of common stock at $7.00 per share. Upon the closing of the offering, all of ViroLogic’s outstanding preferred stock automatically converted into an aggregate of 9,587,769 shares of common stock. After the offering, ViroLogic’s authorized capital consisted of 60,000,000 shares of common stock and 5,000,000 shares of preferred stock. By filing a certificate pursuant to the Delaware General Corporation Law, the board of directors is authorized to fix or alter the designation, powers, preferences and rights of the shares of each series of preferred stock and the qualifications, limitations or restrictions of any wholly unissued series of preferred stock.

Preferred Stock

Series B Redeemable Convertible Preferred Stock

      In 2002, the board of directors approved 1,022 shares of the authorized preferred stock to be designated and issued as Series B redeemable convertible preferred stock (“Series B Preferred Stock”). On March 22, 2002, the Company entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,005 shares of Series B Preferred Stock with warrants to purchase an aggregate of 2.2 million shares of common stock, for an aggregate purchase price of $10.05 million. The transaction closed on March 25, 2002. In connection with this financing, the Company also had to grant warrants to purchase an aggregate of 637,261 shares of common stock to holders of Series A Preferred Stock as a payment in order to secure their consent and waiver concerning the financing and the resulting impact on the Series A Preferred Stock. For further discussion, see “Subsequent Events” note below.

Series A Redeemable Convertible Preferred Stock

      In 2001, the board of directors approved 1,625 shares of the authorized preferred stock to be designated and issued as Series A Preferred Stock.

      On June 29, 2001, the Company entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,625 shares of Series A redeemable convertible preferred stock (“Series A Preferred Stock”) with warrants to purchase an aggregate of 3.2 million shares of common stock, for an aggregate purchase price of $16.25 million. The securities purchase agreement contemplated two closings, each for a portion of the Series A Preferred Stock and the warrants. The first closing occurred on July 2, 2001, and the Company received gross proceeds of $6.65 million. The second and final closing occurred on September 27, 2001, and the Company received gross proceeds of $9.6 million.

      The Series A Preferred Stock bears an initial 6% annual dividend rate, payable as a dividend, which increases to an 8% annual rate after two years, then increases by 2% every six months up to a maximum of 14%, payable twice a year in shares of common stock. The holders of Series A Preferred Stock may elect to

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

convert their shares into the Company’s common stock at any time, just as they may choose to exercise their warrants at any time. Of the 1,625 shares issued in the financing, 992 shares remain outstanding as of March 28, 2002, and the others were converted into an aggregate of 2,531,571 shares of our common stock. The Company may, at its option, convert the Series A Preferred Stock into common stock at any time after June 21, 2002 for Series A Preferred Stock issued at the first closing and after July 9, 2002 for Series A Preferred Stock issued at the second closing, but only if its stock price exceeds $5.10 for 20 consecutive trading days. The Company may also, at its option, convert the Series A Preferred Stock into common stock upon a sale of common stock in a firm commitment underwritten offering to the public if the public offering price exceeds $5.10, the aggregate gross proceeds exceed $40 million and the registration statements referenced above are effective.

      The holders are not subject to any limitations on the number of conversions of Series A Preferred Stock or subsequent sales of the corresponding common stock, that they can effect, other than a prohibition on any holder acquiring beneficial ownership of more than 4.99% of the outstanding shares of the Company’s common stock.

      The investors of Series A Preferred Stock have the right to require us to redeem all of the Series A Preferred Stock for cash equal to the greater of (i) 115% of their original purchase price plus 115% of any accrued and unpaid dividend or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series A Preferred Stock are then convertible, upon certain triggering events, as defined in the Company’s Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock. In addition, the Company may redeem the Series A Preferred Stock at any time after June 29, 2003, for Series A Preferred Stock issued at the first closing and after September 27, 2003 for Series A Preferred Stock issued at the second closing. Due to the nature of the redemption features of the Series A Preferred Stock, the Company excluded the Series A Preferred Stock from equity in the Company’s financial statements. The net proceeds attributable to the warrants of $2.8 million are included in additional paid-in capital.

Deemed Dividends

      In January and February 2000, ViroLogic consummated the sale of 8,461,645 shares of Series C convertible preferred stock, which converted into 4,230,823 shares of common stock effective with ViroLogic’s initial public offering in May 2000. ViroLogic received proceeds of approximately $15.6 million or $1.85 per share, or $3.70 per converted common share. In November and December 1999, ViroLogic consummated the sale of 1,675,621 shares of Series C convertible preferred stock, which converted into 837,810 shares of common stock effective with ViroLogic’s initial public offering. ViroLogic received proceeds of approximately $3.1 million or $1.85 per share, or $3.70 per converted common share. At the dates of issuance, ViroLogic believed the per share price of $1.85, or $3.70 per converted common share, represented the fair value of the common stock. Subsequent to the commencement of ViroLogic’s initial public offering process, ViroLogic re-evaluated the fair value of its common stock and for financial reporting purposes, deemed it to be $11.90 per share as of January and February 2000 and $10.50 per share as of November and December 1999. Accordingly, the increase in fair value has resulted in a beneficial conversion feature of $15.7 million and $3.1 million in 2000 and 1999, respectively, that have been recorded as deemed dividends to preferred stockholders in 2000 and 1999. ViroLogic recorded the deemed dividends at the dates of issuance by offsetting charges and credits to additional paid-in capital, without any effect on total stockholders’ equity. The deemed dividend increases the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and are limited to the amount of the proceeds of the related financing pursuant to the guidelines set forth in the Emerging Issues Task Force Consensus No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features,” and No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.”

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

      In 2001, ViroLogic sold 1,625 shares of Series A Preferred Stock, or 6,372,561 shares of common stock as converted, for net proceeds of approximately $14.7 million. In accordance with Emerging Issues Task Force Consensus No. 98-5 and No. 00-27, ViroLogic determined that the issuance of the Series A Preferred Stock resulted in a beneficial conversion feature of approximately $2.3 million in 2001. The beneficial conversion feature increases the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and is included in stockholders’ equity as offsetting charges and credits to additional paid-in capital.

Warrants

      In connection with the May 1996 sale of Series A Preferred Stock, ViroLogic issued to four investors warrants to purchase an aggregate of 792,188 shares of Series A Preferred Stock at a price of $1.84 per share. Pursuant to the conversion of all Series A Preferred Stock in November 1997, these warrants were exercisable for 396,093 shares of common stock at an exercise price of $3.68 per share. The value of the warrant was deemed to be insignificant, therefore, no value was recorded. In 2001, there were 9,454 warrants exercised and the remainder expired.

      Pursuant to the operating lease signed in 1997, ViroLogic issued the landlord a warrant to purchase an aggregate of 100,000 shares of Series A Preferred Stock, which converted into 50,000 shares of common stock at $8.00 per share. The value of the warrant was deemed to be insignificant, therefore, no value was recorded. In 2000, there were 3,000 warrants exercised. The remaining 47,000 warrants expire in August 2002.

      In connection with the loan agreement signed in January 1998, ViroLogic issued the lender a warrant to purchase an aggregate of 34,833 shares of common stock at a price of $8.00 per share. The warrant expires in January 2008. The value of the warrant was deemed to be insignificant and, therefore, no value was recorded.

      In connection with tenant improvement financing entered into in August 1998, ViroLogic issued the landlord a warrant to purchase up to an aggregate of 10,000 shares of common stock at a price of $8.00 per share. The warrant term is five years and expires in August 2003. The value of the warrant was deemed to be insignificant and, therefore, no value was recorded.

      In connection with the Series B preferred stock issuance in August 1998, ViroLogic issued to Series B investors warrants to purchase up to 15,890 shares of common stock at a price of $0.02 per share. The warrant term is 10 years and was valued at $85,000. ViroLogic issued warrants to purchase 365,000 shares of Series B preferred stock, or as converted, 227,232 shares of common stock, at a price of $3.68 per share, or $5.91 per converted common share. The warrant term is 10 years and was valued at $383,000. The fair values of these warrants were determined using the Black-Scholes option valuation model. In 2001, there were 624 warrants exercised.

      In connection with loan agreements signed in 2000, ViroLogic issued the lender warrants to purchase an aggregate of 26,792 shares of ViroLogic’s common stock for $4.24 per share. The warrant terms are 10 years and were valued at $318,000. The fair values of these warrants were determined using the Black-Scholes option valuation model.

      In connection with the July 2001 sale of Series A Preferred Stock, ViroLogic issued warrants to purchase 11,800 and 1,303,928 shares of common stock at a price of $2.66 and $2.805, respectively, per share. The warrant term is four years expiring July 2005 and was valued at $1.3 million using the Black-Scholes option valuation model. The fair value of the warrants is included in additional paid-in capital.

      In connection with the September 2001 sale of Series A Preferred Stock, ViroLogic issued warrants to purchase 18,200 and 1,882,358 shares of common stock at a price of $2.178 and $2.805, respectively, per

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

share. The warrant term is four years expiring September 2005 and was valued at $1.5 million using the Black-Scholes option valuation model. The fair value of the warrants is included in additional paid-in capital.

Stock Option and Stock Award to Chief Executive Officer

      Pursuant to the employment agreement with the chief executive officer, ViroLogic granted in 1999:

•	A stock award of 150,000 shares of fully-vested common stock. ViroLogic recorded compensation expense of $555,000 for this award in 1999, representing the fair value of the common stock on the grant date.

•	An incentive stock option under the Plan covering 150,000 shares of common stock at an exercise price of $3.14. This option vested as to 30,000 shares on December 31, 1999 and an additional 2,500 shares at the end of each month thereafter. Deferred compensation of $1.1 million was recorded on the date of grant. The amount is being recognized over the vesting period.

•	A non-statutory stock option, granted outside of the Plan, covering 250,000 shares of common stock at an exercise price of $3.14 per share. This option vests 25% after the first year of employment and the remaining 75% in equal monthly installments over the next three years, and may be exercised prior to vesting. ViroLogic recorded deferred compensation of $1.8 million on the date of grant. The amount is being recognized over the vesting period.

•	A non-statutory stock option, granted outside of the Plan, covering 250,000 shares of common stock at an exercise price of $3.14 per share. ViroLogic recorded deferred compensation of $1.8 million on the date of grant and such amount is being amortized over the vesting period, unless the milestones below are achieved. This option vests 100% after five years of employment, unless either one of the following occurs before that date:

•	A merger or acquisition or initial public offering where the per share valuation of common stock is imputed to be more than $18.50, in which case 125,000 shares shall immediately vest, or

•	When revenue for any fiscal year exceeds $20.0 million, in which case 125,000 shares shall immediately vest

      The chief executive officer may exercise any of these options prior to vesting by either cash or by delivery of a promissory note, and each of the options immediately becomes fully vested if, within one year of a change in our control or liquidation, the chief executive officer is terminated without cause or resigns for good reason.

Stock Option Plans

      On May 20, 1996, ViroLogic’s board of directors and stockholders adopted the 1996 Stock Plan, which was amended and renamed the 2000 Equity Incentive Plan in February 2000 (the “Plan”). The Plan provides for the granting of options to purchase common stock and other stock awards to employees, officers, directors and consultants of ViroLogic. ViroLogic generally grants shares of common stock for issuance under the Plan at no less than the fair value of the stock on the grant date; however, management is permitted to grant non-statutory stock options at a price not lower than 85% of the fair value of common stock on the date of grant. Options granted under the Plan generally vest over four years at a rate of 25% one year from the grant date and ratably monthly thereafter. When the Plan was amended in February 2000, the board of directors increased the shares reserved for issuance by an additional 3,000,000 shares.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

      A summary of activity under the Plan is as follows:

	Outstanding Stock Options/Stock Rights

	Shares	Number of	Weighted-Average
	Available	Shares	Price Per Share

Balances at December 31, 1998	146,111	356,930	$2.83
Additional shares authorized	375,000	—	—
Options/rights granted	(519,675)	519,675	3.98
Options/rights exercised	—	(31,254)	2.04
Options/rights forfeited	104,484	(104,484)	2.68
Options/rights repurchased	6,250	—	3.20

Balances at December 31, 1999	112,170	740,867	3.69
Additional shares authorized	3,000,000	—	—
Options/rights granted	(636,141)	636,141	8.17
Options/rights exercised	—	(88,475)	3.10
Options/rights forfeited	123,894	(123,894)	6.81

Balances at December 31, 2000	2,599,923	1,164,639	5.85
Options/rights granted	(1,707,644)	1,707,644	4.44
Options/rights exercised	—	(33,005)	2.38
Options/rights forfeited	260,497	(260,497)	5.50

Balances at December 31, 2001	1,152,776	2,578,781	5.00

      In 2001, all options were granted at fair value and no deferred stock-based compensation was recorded. In connection with options granted in 2000, ViroLogic recorded deferred stock-based compensation of $1.6 million, representing the difference between the exercise price and the deemed fair value of the Company’s common stock at the date of grant. The amount is being amortized over the vesting period using the graded vesting method for the individual options. Amortization of deferred stock-based compensation of $1.5 million, $3.6 million and $0.5 million was recognized during 2001, 2000 and 1999, respectively. In addition, ViroLogic recorded stock-based compensation of $0.2 million, $0.3 million and $48,000 in 2001, 2000 and 1999, respectively, for services rendered by non-employees.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

      The following table summarizes information about the stock options outstanding under the Plan at December 31, 2001:

	Options Outstanding			Options Exercisable

		Weighted Average
Range of	Number	Remaining	Weighted Average	Number	Weighted Average
Exercise Price	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$0.64 – 2.32	271,165	9.02	$1.61	36,516	$1.10
2.39 – 3.11	204,129	9.58	2.50	107,212	2.40
3.14	315,400	7.84	3.14	178,651	3.14
3.15 – 3.20	52,515	6.86	3.19	40,478	3.20
3.22	363,750	9.54	3.22	10,506	3.22
3.26 – 5.40	368,382	8.04	4.24	196,688	4.44
5.75	10,000	9.09	5.75	2,777	5.75
6.00	500,490	9.08	6.00	40,332	6.00
6.78 – 9.00	287,600	8.87	8.05	78,414	7.88
9.53 – 22.13	205,350	8.64	13.04	80,223	12.84

	2,578,781			771,797

Common Stock Subject to Repurchase

      Certain stock options granted pursuant to the Plan may be exercised prior to vesting, subject to ViroLogic’s right to repurchase at the original exercise price if the holder terminates employment. The right to repurchase lapses over the original option vesting period, which is generally four years. From inception through December 31, 2001, employees purchased 344,250 shares of common stock subject to repurchase. ViroLogic has repurchased 41,040 shares in accordance with these rights. As of December 31, 2001, there were no remaining shares subject to repurchase.

Employee Stock Purchase Plan

      In February 2000, the board of directors adopted the 2000 Employee Stock Purchase Plan (the “Stock Plan”). ViroLogic has reserved a total of 500,000 shares of common stock for issuance under the Stock Plan. The Stock Plan permits eligible employees to acquire shares of ViroLogic’s common stock through payroll deductions of up to 15% of their eligible earnings. All full-time employees of ViroLogic, except 5% stockholders, are eligible to participate in the Stock Plan. The initial offering period began May 1, 2000, the effective date of the initial public offering. The purchase price of the shares is the lesser of 85% of the fair value of the shares at the offering date or purchase date, as defined by the Stock Plan. Of the 500,000 shares of common stock reserved for issuance under the Stock Plan, 324,039 shares were issued as of December 31, 2001.

401(k) Plan

      ViroLogic’s 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their eligible compensation, subject to certain Internal Revenue Service restrictions. ViroLogic matches employee contributions in the form of ViroLogic common shares. In 2000, the 401(k) Plan was amended to increase the matching percentage to 25% of the employee contribution. In 1999 the matching percentage was 5% of the employee contribution. The match is effective December 31 of each year and is fully vested when made. ViroLogic recorded 401(k) matching expense of $0.2 million in both 2001 and 2000. 401(k) matching

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

expense was minimal in 1999. As of December 31, 2001, ViroLogic had issued approximately 104,000 shares under the 401(k) Plan.

Pro Forma Information

      SFAS 123 requires pro forma information regarding net loss, which has been determined as if ViroLogic accounted for its employee stock options under the fair value method of SFAS 123. ViroLogic estimates the fair value of these options at the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions used for the grants in 2001, 2000 and 1999: risk-free interest rate of 4% in 2001 and 5.5% in 2000 and 1999; a weighted-average expected life of the option from grant date of four years; volatility factor of the expected market price of ViroLogic’s common stock of 65% from May 2000 through December 2001 and volatility factor of zero for the period prior to May 2000 as required by the minimum value method; and a dividend yield of zero. The weighted-average fair value of stock options granted in 2001, 2000 and 1999 was $2.89, $7.82 and $6.90, respectively.

      For pro forma purposes, the estimated fair value of ViroLogic’s stock-based awards to its employees is amortized over the option vesting period. ViroLogic’s pro forma information is as follows:

	December 31,

	2001	2000	1999

	(In thousands,
	except per share amounts)
As reported:
Net loss applicable to common stockholders	$(28,797)	$(38,896)	$(20,240)

Net loss per share	$(1.43)	$(2.62)	$(4.24)

Proforma:
Net loss applicable to common stockholders	$(31,611)	$(39,498)	$(20,491)

Net loss per share	$(1.57)	$(2.66)	$(4.29)

      The above pro forma effect may not be representative of the pro forma effect to be expected in future years.

Reserved Shares

      As of December 31, 2001, ViroLogic had reserved shares of common stock for future issuance as follows:

Shares
Reserved

Redeemable convertible preferred stock (as if converted basis)	5,972,563
Stock options	4,231,557
Warrants	3,575,160
Employee Stock Purchase Plan	175,961

13,955,241

      The reserved shares shown above do not include additional indeterminate amounts reserved for issuance pursuant to penalty, anti-dilution, dividend payments and other provisions relating to the Company’s Series A Preferred Stock and the related warrants.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

7.     INCOME TAXES

      At December 31, 2001, ViroLogic had federal and state net operating loss carryforwards of approximately $68.0 million and $26.0 million, respectively. At December 31, 2001, ViroLogic also had federal and state research and development tax credits of approximately $0.7 million and $0.7 million, respectively. The federal net operating loss and credit carryforwards will expire at various dates between the years 2010 and 2021, if not utilized. The State of California net operating losses will expire at various dates between the years 2003 and 2006, if not utilized. The California research and development tax credits can be carried forward indefinitely.

      Utilization of the federal and state net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amount used for income tax purposes. Significant components of ViroLogic’s deferred tax assets for federal and state income taxes are as follows:

	December 31,

	2001	2000

	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$24,600	$17,400
Research and other credits	1,200	1,100
Capitalized research and development	1,500	600
Other	2,100	500

Total deferred tax assets	29,400	19,600
Valuation allowance	(29,400)	(19,600)

Net deferred taxes	$—	$—

      Due to ViroLogic’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $9.8 million, $7.9 million and $6.3 million in 2001, 2000 and 1999, respectively.

8.     SUBSEQUENT EVENTS

Series B Redeemable Convertible Preferred Stock

      On March 22, 2002, the Company entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,005 shares of Series B Preferred Stock with warrants to purchase an aggregate of 2.2 million shares of common stock, for an aggregate purchase price of $10.05 million. The transaction closed on March 25, 2002. In connection with this financing, the Company also had to grant warrants to purchase an aggregate of 637,261 shares of common stock to holders of Series A Preferred Stock as a payment in order to secure their consent and waiver concerning the financing and the resulting impact on the Series A Preferred Stock.

      The Series B Preferred Stock bears an initial 6% annual dividend rate, payable semi-annually as a cash dividend, which increases to an 8% annual rate after 18 months, then increases by 2% every six months up to a maximum of 14%. The holders of Series B Preferred Stock may elect to convert their shares into common stock at any time, just as they may choose to exercise their warrants at any time. The Company may, at its option, convert the Series B Preferred Stock into common stock at any time after the date 270 days following the effectiveness of the registration statement covering the Series B Preferred Stock, but only if the

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

Company’s stock price exceeds $4.56 for 20 consecutive trading days. The Company may also, at its option, convert the Series B Preferred Stock into common stock upon a sale of common stock in a firm commitment underwritten offering to the public if the public offering price exceeds $4.56 and the aggregate gross proceeds exceed $40 million, provided the registration statement the Company is required to file, to register for resale the common stock underlying the Series B Preferred Stock and the related warrants and other securities, is effective.

      The holders are not subject to any limitations on the number of conversions of Series B Preferred Stock or subsequent sales of the corresponding common stock, that they can effect, other than a prohibition on any holder acquiring beneficial ownership of more than the greater of (i) 4.99% of the outstanding shares of our common stock, or (ii) the number of shares of our common stock beneficially owned by the holder as of immediately prior to the Series B Preferred Stock financing.

      The Company expects to record a deemed dividend of approximately $2.9 million, in the first quarter of 2002, relating to the beneficial conversion feature of the Series B Preferred Stock and the additional warrants issued to the holders of the Series A Preferred Stock in connection with the Series B Preferred Stock financing. The deemed dividend will increase the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and will be included in stockholders’ equity as offsetting charges and credits to additional paid-in capital. This accounting result is similar to accounting implications of our issuance of Series A Preferred Stock, which resulted in us recording a deemed dividend of $2.3 million in the third quarter of 2001.

      The investors of Series B Preferred Stock have the right to require us to redeem all of the Series B Preferred Stock for cash equal to the greater of (i) 120% of their original purchase price plus 120% of any accrued and unpaid dividend or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series B Preferred Stock are then convertible, upon certain triggering events, as defined in our Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock. In addition, the Company may redeem the Series B Preferred Stock at any time after March 25, 2004. Due to the nature of the redemption features of the Series B Preferred Stock, the Company will exclude the Series B Preferred Stock from equity in its financial statements, just as with the Company’s Series A Preferred Stock. The net proceeds of approximately $2.6 million attributable to the warrants issued to the holders of Series B Preferred Stock at the time of the financing will be included in additional-paid-in capital.

VIROLOGIC, INC.

UNAUDITED INTERIM

FINANCIAL STATEMENTS

VIROLOGIC, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2002	2001

	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$3,045	$1,399
Short-term investments	2,413	7,563
Accounts receivable, net of allowance for doubtful accounts of $965 and $588 in 2002 and 2001, respectively	3,739	4,562
Lease assignment receivable	1,000	—
Prepaid expenses	1,361	1,464
Tenant improvement reimbursement	—	1,286
Inventory	1,193	956
Restricted cash	150	100
Other current assets	325	385

Total current assets	13,226	17,715
Property and equipment, net	11,710	18,381
Restricted cash	557	900
Other assets	741	855

Total assets	$26,234	$37,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,615	$2,304
Accrued compensation	1,412	2,036
Accrued liabilities	1,693	2,386
Advance from subtenant	—	1,300
Deferred revenue	577	314
Current portion of capital lease obligations	1,129	977
Current portion of loans payable	412	890

Total current liabilities	6,838	10,207
Long-term portion of capital lease obligations	673	1,341
Long-term portion of loans payable	—	174
Long-term advance from subtenant	—	975
Other long-term liabilities	351	455
Redeemable convertible preferred stock	12,098	11,228
Commitments
Stockholders’ equity:
Common stock	25	21
Additional paid-in capital	102,699	93,226
Deferred compensation	(297)	(875)
Accumulated other comprehensive income	26	94
Accumulated deficit	(96,179)	(78,995)

Total stockholders’ equity	6,274	13,471

Total liabilities and stockholders’ equity	$26,234	$37,851

See accompanying notes to Condensed Financial Statements.

VIROLOGIC, INC.

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Revenue:
Product revenue	$5,672	$4,283	$17,595	$11,922
NIH grant revenue	255	120	697	338

Total revenue	5,927	4,403	18,292	12,260
Operating costs and expenses:
Cost of product revenue	3,463	2,760	10,649	8,172
Research and development	2,469	3,106	8,286	8,750
General and administrative	2,279	2,851	7,661	8,423
Sales and marketing	3,333	2,354	9,181	7,026

Total operating costs and expenses	11,544	11,071	35,777	32,371

Operating loss	(5,617)	(6,668)	(17,485)	(20,111)
Interest income	54	223	252	980
Interest expense	(75)	(111)	(246)	(323)
Other income	52	—	295	—

Net loss	(5,586)	(6,556)	(17,184)	(19,454)
Deemed dividend to preferred stockholders	—	(2,269)	(2,860)	(2,269)
Preferred stock dividend	(249)	(103)	(715)	(103)

Net loss applicable to common stockholders	$(5,835)	$(8,928)	$(20,759)	$(21,826)

Basic and diluted net loss per common share	$(0.24)	$(0.45)	$(0.89)	$(1.09)

Weighted-average shares used in computing basic and diluted net loss per common share	24,695	20,033	23,449	19,956

See accompanying notes to Condensed Financial Statements.

VIROLOGIC, INC.

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,

	2002	2001

OPERATING ACTIVITIES
Net loss	$(17,184)	$(19,454)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,852	2,311
Non-cash stock-based compensation	793	1,478
Allowance for doubtful accounts	377	248
Amortization of subtenant advance	(327)	—
Amortization of deferred gain	(68)	—
Gain on short-term investments	(51)	(187)
Changes in assets and liabilities:
Accounts receivable	446	(987)
Prepaid expenses	103	(671)
Inventory	(237)	(374)
Other current assets	(157)	142
Accounts payable	(689)	136
Accrued compensation	(624)	689
Accrued liabilities	(1,107)	(981)
Deferred revenue	263	205
Other long-term liabilities	(24)	(21)

Net cash used in operating activities	(15,634)	(17,466)
INVESTING ACTIVITIES
Purchases of short-term investments	(7,456)	(6,561)
Maturities and sales of short-term investments	12,589	10,120
Restricted cash	293	429
Capital expenditures	(1,227)	(5,122)
Lease assignment	3,213	—
Tenant improvement reimbursement	1,286	—
Advance from subtenant	—	2,600
Other assets	55	(305)

Net cash provided by investing activities	8,753	1,161
FINANCING ACTIVITIES
Principal payments on loans payable	(875)	(1,096)
Principal payments on capital lease obligations	(748)	(378)
Net proceeds from issuance of common stock	309	427
Net proceeds from issuance of preferred stock	9,841	14,918

Net cash provided by financing activities	8,527	13,871

Net increase (decrease) in cash and cash equivalents	1,646	(2,434)
Cash and cash equivalents at beginning of period	1,399	12,623

Cash and cash equivalents at end of period	$3,045	$10,189

See accompanying notes to Condensed Financial Statements.

VIROLOGIC, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2002
(Unaudited)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002 or any other future operating periods. The condensed balance sheet as of December 31, 2001 has been derived from the audited financial statements as of that date. For further information, refer to the audited financial statements and notes thereto included elsewhere in this Proxy Statement.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

      Revenue is recognized upon completion of tests made on samples provided by customers and the shipment of test results to those customers. Services are provided to certain patients covered by various third-party payor programs, including Medicare. Billings for services under third-party payor programs are included in revenues net of an allowance for contractual discounts and an allowance for differences between the amounts billed and estimated payment amounts. We estimate these allowances based on historical payment information and current sales data. If the government and other third-party payors significantly change their reimbursement policies or the relative mix of third-party payors changes, an adjustment to the allowance may be necessary. Revenue generated from our database of resistance test results is recognized when earned under the terms of the related agreements, generally at the shipment of the requested reports. National Institutes of Health (“NIH”) grant revenue is recorded on a reimbursement basis as grant costs are incurred. Costs associated with NIH grant revenue are included in research and development expenses. Deferred revenue relates to cash received in advance of delivery of test results.

Inventory

      Inventory is stated at the lower of standard cost, which approximates actual cost, or market. Inventory consists of the following (in thousands):

	September 30,	December 31,
	2002	2001

Raw materials	$787	$663
Work in process	406	293

Total	$1,193	$956

VIROLOGIC, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

September 30, 2002
(Unaudited)

Reclassification

      Certain reclassifications of prior period amounts have been made to conform with the current period presentation.

Recent Accounting Pronouncements

      In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred, rather than at the date of an entity’s commitment to an exit plan. The provisions SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on the Company’s results of operations or financial position.

      In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 rescinds SFAS 4 “Reporting Gains and Losses from Extinguishment of Debt” and an amendment of that Statement, SFAS 64 “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” SFAS 145 also rescinds SFAS 44 “Accounting for Intangible Assets of Motor Carriers”. SFAS 145 amends SFAS 13 “Accounting for Leases” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 are effective for financial statements issued on or after May 15, 2002. The adoption of SFAS 145 is not expected to have a material effect on the Company’s results of operations or financial position.

      In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.” We adopted the provisions of SFAS 144 on January 1, 2002. The adoption of SFAS 144 did not have an impact on the Company’s results of operations or financial position.

2.	COMPREHENSIVE INCOME (LOSS)

      Comprehensive income (loss) is comprised of net loss and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). Specifically, unrealized gains and losses on our available-for-sale securities, which are reported separately in

VIROLOGIC, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

September 30, 2002
(Unaudited)

stockholders’ equity, are included in accumulated other comprehensive income (loss). Comprehensive income (loss) and its components are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Net loss	$(5,586)	$(6,556)	$(17,184)	$(19,454)
Changes in unrealized gain (loss) on securities available-for-sale, net of tax	3	37	(68)	(53)

Comprehensive loss	$(5,583)	$(6,519)	$(17,252)	$(19,507)

3.	NET LOSS PER SHARE

      Basic earnings (loss) per share is calculated based on the weighted-average number of common shares outstanding during the periods presented, less the weighted-average shares outstanding which are subject to the Company’s right of repurchase. Diluted earnings per share would give effect to the dilutive effect of common stock equivalents consisting of convertible preferred stock and stock options and warrants, calculated using the treasury stock method. Potentially dilutive securities have been excluded from the diluted earnings per share computations as they have an anti-dilutive effect due to the Company’s net loss.

      A reconciliation of shares used in the calculations is as follows (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Net loss applicable to common stockholders	$(5,835)	$(8,928)	$(20,759)	$(21,826)

Weighted-average shares of common stock outstanding	24,695	20,036	23,449	19,964
Less: weighted-average shares subject to repurchase	—	(3)	—	(8)

Weighted-average shares used in basic and diluted net loss per common share	24,695	20,033	23,449	19,956

Basic and diluted net loss per common share	$(0.24)	$(0.45)	$(0.89)	$(1.09)

4.	PREFERRED STOCK

Series B Redeemable Convertible Preferred Stock

      On March 22, 2002, the Company entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,005 shares of Series B redeemable convertible preferred stock (“Series B Preferred Stock”) with warrants to purchase an aggregate of 2.2 million shares of common stock, for an aggregate purchase price of $10.05 million. In connection with this financing, the Company also had to grant warrants to purchase an aggregate of 637,261 shares of common stock to holders of Series A redeemable convertible preferred stock (“Series A Preferred Stock”) as a payment in order to secure their consent and waiver concerning the financing and the resulting impact on the Series A Preferred Stock. The transaction closed on March 25, 2002 and the Company filed a registration statement with the Securities and Exchange Commission on April 24, 2002 covering the resale of the shares of its common stock issuable upon conversion of the Series B Preferred Stock, and issuable upon exercise of the warrants issued to the holders of Series A Preferred Stock and Series B Preferred Stock in connection with the financing, as well as

VIROLOGIC, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

September 30, 2002
(Unaudited)

additional shares of common stock, which in total is 8.7 million shares of common stock. The registration statement was declared effective April 29, 2002.

      The Series B Preferred Stock bears an initial 6% annual premium rate which increases to an 8% annual rate on the third payment, then increases by 2 percentage points every six months thereafter up to a maximum annual rate of 14%. This premium is paid as a cash dividend semi-annually. The holders of Series B Preferred Stock may elect to convert their shares into common stock at any time. The warrants issued in connection with the issuance of the Series B Preferred Stock are exercisable at any time following the date six months and one day from their issuance. Of the 1,005 shares issued in the financing, 995 shares remain outstanding as of November 14, 2002, and the others were converted into an aggregate of 43,858 shares of our common stock. The Company may, at its option, convert the Series B Preferred Stock into common stock at any time after the date 270 days following the effectiveness of the registration statement covering the Series B Preferred Stock, but only if the Company’s stock price exceeds $4.56 for 20 consecutive trading days. The Company may also, at its option, convert the Series B Preferred Stock into common stock upon a sale of common stock in a firm commitment underwritten offering to the public if the public offering price exceeds $4.56 and the aggregate gross proceeds exceed $40 million and the registration statement referenced above is effective.

      The holders are not subject to any limitations on the number of conversions of Series B Preferred Stock or subsequent sales of the corresponding common stock, that they can effect, other than a prohibition on any holder acquiring beneficial ownership of more than the greater of (i) 4.99% of the outstanding shares of our common stock, or (ii) the number of shares of our common stock beneficially owned by the holder as of immediately prior to the Series B Preferred Stock financing.

      The Company recorded a deemed dividend of $2.9 million in the first quarter of 2002 relating to the beneficial conversion feature of the Series B Preferred Stock and the additional warrants issued to the holders of the Series A Preferred Stock in connection with the Series B Preferred Stock financing. The deemed dividend increased the net loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and was included in stockholders’ equity as offsetting charges and credits to additional paid-in capital. This accounting result is similar to accounting implications of our issuance of Series A Preferred Stock, which resulted in us recording a deemed dividend of $2.3 million in the third quarter of 2001.

      The holders of Series B Preferred Stock have the right to require the Company to redeem all of the Series B Preferred Stock for cash equal to the greater of (i) 120% of their original purchase price plus 120% of any accrued and unpaid dividend or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series B Preferred Stock are then convertible, upon certain triggering events, as defined in the Company’s Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock. In addition, the Company may redeem the Series B Preferred Stock at any time after March 25, 2004. Due to the nature of the redemption features of the Series B Preferred Stock, the Company excluded the Series B Preferred Stock from equity in its financial statements, just as with the Company’s Series A Preferred Stock. The net proceeds of $2.6 million attributable to the fair value of warrants are included in additional paid-in capital.

Series A Redeemable Convertible Preferred Stock

      On June 29, 2001, the Company entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,625 shares of Series A Preferred Stock with warrants to purchase an aggregate of 3.2 million shares of common stock, for an aggregate purchase price of $16.25 million. The securities purchase agreement contemplated two closings, each for a portion of the Series A Preferred Stock and the warrants. The first closing occurred on July 2, 2001, and the Company

VIROLOGIC, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

September 30, 2002
(Unaudited)

received gross proceeds of $6.65 million. The second and final closing occurred on September 27, 2001, and the Company received gross proceeds of $9.6 million.

      The Series A Preferred Stock bears an initial 6% annual premium rate which increases to an 8% annual rate on the fourth such payment, then increases by 2 percentage points every six months up to a maximum annual rate of 14%. This premium is paid as a stock dividend semi-annually. The holders of Series A Preferred Stock may elect to convert their shares into the Company’s common stock at any time, just as they may choose to exercise their warrants at any time. Of the 1,625 shares issued in the financing, 650 shares remain outstanding as of November 14, 2002, and the others were converted into an aggregate of 4,031,562 shares of our common stock. The Company may, at its option, convert the Series A Preferred Stock into common stock at any time after June 21, 2002 for Series A Preferred Stock issued at the first closing and after July 9, 2002 for Series A Preferred Stock issued at the second closing, but only if its stock price exceeds $5.10 for 20 consecutive trading days. The Company may also, at its option, convert the Series A Preferred Stock into common stock upon a sale of common stock in a firm commitment underwritten offering to the public if the public offering price exceeds $5.10, the aggregate gross proceeds exceed $40 million and the registration statements referenced above are effective.

      The holders are not subject to any limitations on the number of conversions of Series A Preferred Stock or subsequent sales of the corresponding common stock, that they can effect, other than a prohibition on any holder acquiring beneficial ownership of more than 4.99% of the outstanding shares of the Company’s common stock.

      The holders of Series A Preferred Stock have the right to require us to redeem all of the Series A Preferred Stock for cash equal to the greater of (i) 115% of their original purchase price plus 115% of any accrued and unpaid dividend or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series A Preferred Stock are then convertible, upon certain triggering events, as defined in the Company’s Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock. In addition, the Company may redeem the Series A Preferred Stock at any time after June 29, 2003, for Series A Preferred Stock issued at the first closing and after September 27, 2003 for Series A Preferred Stock issued at the second closing. Due to the nature of the redemption features of the Series A Preferred Stock, the Company excluded the Series A Preferred Stock from equity in the Company’s financial statements. The net proceeds of $2.8 million attributable to the fair value of warrants are included in additional paid-in capital.

5.     LEASE ASSIGNMENT

      In June 2002, the Company assigned a lease of excess laboratory and office space and transferred ownership through the sale of related leasehold improvements and equipment to a third party. Upon execution of the lease assignment, the Company received $3.0 million in cash and recorded $2.0 million as a lease assignment receivable. The Company received $1.0 million in September 2002 and another $1.0 million is scheduled to be received in the fourth quarter of 2002. The net gain resulting from the lease assignment of $0.3 million is included in accrued liabilities and other long-term liabilities and is recognized as other income over the sublease term. In addition, the Company subleased approximately 14,000 square feet of the office space for a term of 16 months with an option to extend for an additional three months.

VIROLOGIC, INC.

UNAUDITED PRO FORMA

CONDENSED FINANCIAL STATEMENTS

VIROLOGIC, INC.

PRO FORMA CONDENSED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

      The following unaudited pro forma condensed balance sheet is presented for illustrative purposes only. The unaudited pro forma condensed balance sheet, including the notes thereto, is based on and qualified in its entirety by reference to, and should be read in conjunction with, the reported audited financial statements and unaudited condensed financial statements of Virologic, Inc. (“ViroLogic” or the “Company”) and the notes thereto, which are included elsewhere in this Proxy Statement.

      The following unaudited pro forma balance sheet gives effect to the issuance by the Company of 706 shares of Series C Convertible Preferred Stock (“Series C Preferred”) and transactions that were related to the Series C Preferred financing as if such transactions had occurred on September 30, 2002. In order to make sufficient shares available to allow the Company to obtain additional financing, the Company, on November 19, 2002, repurchased all of the outstanding shares of its Series B Convertible Preferred Stock (“Series B Preferred”) in exchange for short-term convertible secured promissory notes (the “Notes”). Upon shareholder approval, the Notes will automatically convert into Series C Preferred.

      The unaudited pro forma condensed statements of operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002 have been excluded as the effects of recurring adjustments which would have been incurred relating to these transactions, consisting principally of preferred stock dividends, requires limited pro forma adjustments. Therefore, the recurring and nonrecurring charges effecting the statements of operations are discussed in the notes to the unaudited pro forma financial statements.

      The unaudited pro forma condensed balance sheet assumes the Series C Preferred financing and related transactions had occurred on September 30, 2002. The unaudited pro forma condensed balance sheet presents the Series C Preferred as permanent equity rather than debt because it assumes certain redemption features outside of the Company’s control related to the Series C Preferred will have been alleviated upon the approval of the matters described in this Proxy Statement and the declaration of effectiveness of the related registration statements. The unaudited pro forma condensed balance sheet gives effect to (i) the Company’s sale of 706 shares of its Series C Preferred in a private placement completed in November 2002 for aggregate gross cash proceeds of $7,060,000, (ii) the Company’s sale of 2,608,695 shares of Common Stock to Pfizer Ireland Limited for cash proceeds of $2,999,999; (iii) the Company’s repurchase of 995 shares of its Series B Preferred for Notes in November 2002, and (iv) the conversion of the Notes to Series C Preferred which will occur automatically upon the shareholders’ approval of the matters set forth in this Proxy Statement.

VIROLOGIC, INC.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

(In thousands)
September 30, 2002

		Pro Forma
	As Reported	Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$3,045	$8,934	(a)(b)	$11,979
Short-term investments	2,413	—		2,413
Accounts receivable, net of allowance for doubtful accounts of $965 and $588 in 2002 and 2001, respectively	3,739	—		3,739
Lease assignment receivable	1,000	—		1,000
Prepaid expenses	1,361	—		1,361
Inventory	1,193	—		1,193
Restricted cash	150	—		150
Other current assets	325	—		325

Total current assets	13,226	6,262		19,488
Property and equipment, net	11,710	—		11,710
Restricted cash	557	—		557
Other assets	741	—		741

Total assets	$26,234	$8,934		$11,979

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,615	$—		$1,615
Accrued compensation	1,412	—		1,412
Accrued liabilities	1,693	—		1,693
Convertible promissory notes	—	12,046	(c)	—
		(12,046	)(d)
Deferred revenue	577	—		577
Current portion of capital lease obligations	1,129	—		1,129
Current portion of loans payable	412	—		412

Total current liabilities	6,838	—		6,838
Long-term portion of capital lease obligations	673	—		673
Other long-term liabilities	351	—		351
Redeemable convertible preferred stock	12,098	(7,401	)(c)	4,697
Commitments
Stockholders’ equity:
Convertible preferred stock	—	—	(a)	—
		—	(d)
Common stock	25	3	(b)	28
Additional paid-in capital	102,699	6,262	(a)	119,031
		(4,645	)(c)
		12,046	(d)
		2,669	(b)
Deferred compensation	(297)	—		(297)
Accumulated other comprehensive income	26	—		26
Accumulated deficit	(96,179)	—		(96,179)

Total stockholders’ equity	6,274	16,335		22,609

Total liabilities and stockholders’ equity	$26,234	$8,934		$35,168

See accompanying notes to unaudited Pro Forma Condensed Financial Statements.

VIROLOGIC, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED BALANCE SHEET

NOTE 1 — BASIS OF PRESENTATION

      ViroLogic’s unaudited pro forma condensed balance sheet gives effect to the issuance of 706 shares of Series C Convertible Preferred Stock (“Series C Preferred”) and transactions that were related to the Series C Preferred financing as if such transactions had occurred on September 30, 2002. In order to make sufficient shares available to allow the Company to obtain additional financing, the Company, on November 19, 2002, repurchased all of the outstanding shares of its Series B Convertible Preferred Stock (“Series B Preferred”) in exchange for short-term convertible secured promissory notes (the “Notes”). Upon shareholder approval, the Notes will automatically convert into Series C Preferred.

      Unaudited pro forma condensed statements of operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002 have not been presented herein as the effects of recurring adjustments, which would have been incurred relating to these transactions, require a limited number of pro forma adjustments related solely to preferred stock dividends and the related increase in net loss applicable to common stockholders as presented below. Assuming the Company completed the transaction on January 1, 2001, the effect of recurring charges for the year ended December 31, 2001 and for the nine months ended September 30, 2002 would have been to increase preferred stock dividends by approximately $1.5 million and $0.8 million, respectively. The table below illustrates the effect of the dividends for the year ended December 31, 2001 and the nine moths ended September 30, 2002:

	Year Ended	Nine Months Ended
	December 31, 2001	September 30, 2002

As Reported:
Net loss applicable to common stockholders	$(28,797)	$(20,759)

Basic and diluted net loss per common share	$(1.43)	$(0.89)

Weighted average shares used in computing basic and diluted net loss per common share	20,072	23,449
Pro Forma:
Net loss applicable to common stockholders	$(30,325)	$(21,604)

Basic and diluted net loss per common share	$(1.51)	$(0.92)

Weighted average shares used in computing basic and diluted net loss per common share	20,072	23,449

      ViroLogic expects to record non-recurring charges related to deemed dividends of approximately $8.0 million in the fourth quarter of 2002 as a result of the issuance of the Series C Preferred. The charge will include deemed dividends associated with the following:

•	the automatic adjustment of the conversion price of the Company’s Series A Convertible Preferred Stock, which was triggered as a result of the issuance of the Series C Preferred;

•	the exchange of the Series B Preferred including related warrants; and

•	the sale of the Series C Preferred together with warrants.

      The deemed dividend will increase the net loss applicable to common stockholders in the calculation of basic and diluted net loss per common share for the fourth quarter and fiscal year ending December 31, 2002 and will be included in stockholders’ equity. The deemed dividends are reflected as offsetting charges and credits to additional paid-in capital as a result of the lack of retained earnings.

VIROLOGIC, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED BALANCE SHEET (Continued)

NOTE 2 — PRO FORMA ADJUSTMENTS

      The unaudited pro forma condensed balance sheet presents the Series C Preferred as permanent equity rather than debt because it assumes certain redemption features outside of the Company’s control related to the Series C Preferred will have been alleviated upon the approval of the matters described in this Proxy Statement and the declaration of effectiveness of the related registration statements. There can be no assurance that these features will be alleviated. Should the features fail to be alleviated, the Series C Preferred would be classified outside of permanent equity. The Company’s unaudited pro forma condensed balance sheet gives effect to the following adjustments:

(a) the issuance of 706 shares of ViroLogic Series C Preferred in November 2002 for net proceeds of $6.3 million,

(b) the sale of 2,608,695 shares of Common Stock to Pfizer Ireland Limited for net cash proceeds of $2,672,000

(c) the repurchase by the Company of Series B Preferred for Notes in November 2002, and

(d) the conversion of the Notes to Series C Preferred upon the approval of the Company’s shareholders of the matters set forth in this Proxy Statement.

NOTE 3 — SERIES C PREFERRED

      On November 14, 2002, ViroLogic entered into a Securities Purchase with several investors (collectively, the “Purchasers”), pursuant to which ViroLogic agreed to issue and sell to the Purchasers an aggregate of 706 shares of ViroLogic’s Series C Preferred and warrants to purchase an aggregate of 4.3 million shares of ViroLogic’s common stock (the “Warrants”), for an aggregate purchase price of $7.1 million in a private placement (the “Financing”). ViroLogic received approximately $6.3 million in net proceeds.

      The Series C Preferred bears an initial 8% annual premium rate which increases to a 9% annual premium rate on June 30, 2004, then increases by 1 percentage point every quarter thereafter up to a maximum annual rate of 14%, subject to an additional increase to an annual rate of 15% under certain circumstances. This premium is paid as a cash dividend each calendar quarter. The holders of Series C Preferred may elect to convert their shares into ViroLogic’s common stock at any time. Upon conversion, each share of Series C Preferred is convertible into approximately 8,300 shares of ViroLogic’s common stock or approximately 5.8 million shares if all Series C Preferred shareholders convert. ViroLogic may, at its option, convert the Series C Preferred into common stock (i) at any time after the first anniversary of the issuance of the Series C Preferred, but only if fair market value of ViroLogic’s common stock price exceeds $2.42 per share for 20 consecutive trading days or (ii) with the consent of a majority of the holders of the Series C Preferred. The Warrants are exercisable beginning May 20, 2003 and expire November 19, 2007. The exercise price of the Warrants is $1.11 per share.

      The holders of Series C Preferred have the right to require ViroLogic to redeem all of the Series C Preferred for cash equal to the greater of (i) 120% of their original purchase price plus 120% of any accrued and unpaid premium or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series C Preferred are then convertible, upon certain triggering events, as defined in the related agreements. The Series C Preferred is non-voting, except with respect to certain extraordinary transactions as set forth in the related agreements. In addition, until November 19, 2004, in the event that ViroLogic proposes to issue any equity securities or debt which is convertible into equity securities, each holder of Series C Preferred will have the right to purchase a certain amount of such securities or debt based upon its holdings of Series C Preferred.

VIROLOGIC, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED BALANCE SHEET (Continued)

      The triggering events that would enable the Series C Preferred stockholders to redeem their shares for cash, which events are not under the control of the Company as of the execution of the Series C Preferred Stock Purchase Agreement, include the following:

•	The registration statements covering the sale of common shares issuable to the Series C Preferred stockholders upon conversion of their preferred shares and the exercise of the related warrants (“Conversion Shares”) are not declared effective by the Securities and Exchange Commission within 130 days of the issuance of the Series C Preferred or the date of the stockholders’ approval of the Financing, as applicable.

      The Company intends to file a registration statement covering the Conversion Shares underlying the Series C Preferred and Warrants issued in November 2002 no later than December 31, 2002. The Company intends to file a registration statement covering the Conversion Shares underlying the Series C Preferred issuable upon conversion of the Notes and the Replacement Warrants no later than January 30, 2003. However, there can be no assurance that the registration statements will be filed by the applicable dates.

•	The failure of the Company to pay any indebtedness in excess of $350,000 due to any third party.

      If the shareholders approve the matters described in this Proxy Statement, the Company will not have to repay the Series B Convertible Promissory Notes (described in Note 4) in cash. The Company would then have sufficient cash to satisfy its current financial commitments as of December 31, 2002, and financial decisions related to indebtedness greater than $350,000 would be within the Company’s control.

NOTE 4 — EXCHANGE OF SERIES B PREFERRED STOCK; ISSUANCE OF NOTES; EXCHANGE OF WARRANTS

      On November 14, 2002, ViroLogic entered into an Exchange Agreement with all of the holders of its Series B Preferred (the “Series B Holders”) in order to secure their consent to the Financing and the resulting impact on the Series B Preferred and to increase the number of shares of ViroLogic’s common stock available for issuance upon conversion of the Series C Preferred. Pursuant to the Exchange Agreement, on November 19, 2002, ViroLogic repurchased all of the issued and outstanding Series B Preferred in exchange for convertible secured promissory notes (“Notes”). The aggregate principal amount of the Notes is approximately $12.0 million. In addition, the Notes bear an annual interest rate of 8%, have a maturity date of March 19, 2003 and are secured by substantially all of ViroLogic’s assets. Subject to the approval of the Company’s stockholders (i) the principal amount of the Notes (together with all unpaid interest) will be automatically converted into an approximately 1,200 shares of Series C Preferred, and (ii) all accrued and unpaid interest due on the principal amount of the Notes and not converted into Series C Preferred shall immediately become due and payable. In addition, following approval of the Company’s stockholders, the Series B Holders will receive warrants to purchase ViroLogic common stock in exchange for the warrants originally issued to the Series B Holders in connection with their purchase of Series B Preferred. Upon consummation of the warrant exchange, ViroLogic expects to record an additional charge related to the modification of the warrants that were originally issued in connection with the issuance of the Series B Preferred as described above.

NOTE 5 — ISSUANCE OF COMMON STOCK

      In connection with the Financing, ViroLogic also entered into a Stock Purchase Agreement (the “Pfizer Purchase Agreement”), pursuant to which ViroLogic agreed to issue and sell to Pfizer Ireland Limited (“Pfizer”), and Pfizer agreed to purchase from ViroLogic, an aggregate of 2,608,695 shares of Common Stock (the “Pfizer Transaction”). The closing occurred on November 18, 2002 and ViroLogic received $3,000,000 in gross proceeds. Concurrent with the execution of the Pfizer Purchase Agreement, ViroLogic and an affiliate of Pfizer entered into a Non-Exclusive License Agreement and a Master Services Agreement for ViroLogic’s HIV drug resistance tests and services.

APPENDIX C

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

HISTORICAL FINANCIAL STATEMENTS

      The following discussion of the financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto included with this Proxy Statement.

Forward-Looking Statements

      This Proxy Statement contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding our PhenoSense and GeneSeq testing products, the growth of our pharmaceutical business, research and development expenditures, adequacy of our capital resources, and other financial matters. These statements, which sometimes include words such as “expect,” “goal,” “may,” “anticipate,” “should,” “continue,” or “will,” reflect our expectations and assumptions as of the date of this Proxy Statement based on currently available operating, financial and competitive information. Actual results could differ materially from those in the forward looking statements as a result of a number of factors, including our ability to raise additional capital, the market acceptance of our resistance testing products, the effectiveness of our competition’s existing products and new products, the ability to effectively manage growth and the risks associated with our dependence on patents and proprietary rights. These factors and others are more fully described elsewhere in this Proxy Statement. We assume no obligation to update any forward-looking statements.

          Overview

      The Company is a biotechnology company developing, marketing and selling innovative products to guide and improve treatment of viral diseases. We incorporated in the state of Delaware in 1995 and commenced commercial operations in 1999. We developed a practical way of directly measuring the impact of genetic mutations on drug resistance and using this information to guide therapy. We have proprietary technology, called PhenoSense, for testing drug resistance in viruses that cause serious viral diseases such as HIV/ AIDS, hepatitis B and hepatitis C. Our first product, PhenoSense HIV, is a test that directly and quantitatively measures resistance of a patient’s HIV to anti-viral drugs. Our second product, GeneSeq HIV examines and evaluates the genetic sequences of a patient’s HIV. Our third product, PhenoSense GT combines PhenoSense HIV and GeneSeq HIV into one test on an integrated report to provide the most comprehensive drug resistance information available to assist physicians in selecting optimal treatments for their patients. Our fourth product, PhenoScreen, provides high-throughput screening for potential clinical drug candidates for pharmaceutical customers. In addition, we perform resistance testing and research for industry, academia and government for clinical studies, drug screening/ characterization and basic research. We are also developing resistance testing products for serious viral diseases other than HIV. In addition, we are collecting resistance test results and related clinical data in a database that we use to assist our pharmaceutical customers in drug marketing and drug development. This database may be made available to physicians for use in therapy guidance in the future. Our other products, products in development and planned products, which, if completed, might be stand-alone product offerings or incorporated into our existing offerings, include: (i) PhenoSense HBV and GeneSeq HBV, for hepatitis B; (ii) PhenoSense HCV and GeneSeq HCV, for hepatitis C; (iii) an entry assay to measure HIV resistance to entry inhibitors; (iv) an entry assay to assist in the development of HIV vaccines; and (v) a test to measure viral fitness, which is a measure of a virus’ ability to reproduce and infect new cells.

          Series B Redeemable Convertible Preferred Stock

      On March 22, 2002, we entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,005 shares of Series B redeemable convertible preferred stock (“Series B Preferred Stock”) with warrants to purchase an aggregate of 2.2 million shares of common stock, for an aggregate purchase price of $10.05 million. The transaction closed on March 25, 2002. In connection with this financing, we also had to grant warrants to purchase an aggregate of 637,261 shares of common stock to holders of Series A redeemable convertible preferred stock (“Series A Preferred Stock”) as a payment in order to secure their consent and waiver concerning the financing and the resulting impact on the Series A Preferred Stock. The rights, preferences and privileges of the Series B Preferred Stock are set forth in the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock filed with the Delaware Secretary of State, and are in many ways similar to the terms of the Series A Preferred Stock. The warrants are subject to the terms and conditions of the stock purchase warrants issued by us and evidencing the warrants. We filed a registration statement with the Securities and Exchange Commission on April 24, 2002 covering the resale of the shares of our common stock issuable upon conversion of the Series B Preferred Stock, and issuable upon exercise of the warrants issued to the holders of Series A Preferred Stock and Series B Preferred Stock in connection with the financing, as well as additional shares of common stock, which in total is 8.7 million shares of common stock. The registration statement was declared effective April 29, 2002. Of the 1,005 shares issued in the financing, 995 shares remain outstanding as of November 14, 2002, and the others were converted into an aggregate of 43,858 shares of our common stock.

      The Series B Preferred Stock bears an initial 6% annual premium rate which increases to an 8% annual rate on the third such payment, then increases by 2 percentage points every six months up to a maximum annual rate of 14%. This premium is paid as a cash dividend semi-annually. The holders of Series B Preferred Stock may elect to convert their shares into our common stock at any time. The warrants issued in connection with the issuance of the Series B Preferred Stock are exercisable at any time following the date six months and one day from their issuance. We may, at our option, convert the Series B Preferred Stock into common stock at any time after the date 270 days following the effectiveness of the statement covering the Series B Preferred Stock, but only if our stock price exceeds $4.56 for 20 consecutive trading days. We may also, at our option, convert the Series B Preferred Stock into common stock upon a sale of common stock in a firm commitment underwritten offering to the public if the public offering price exceeds $4.56, the aggregate gross proceeds exceed $40 million and the registration statement referenced above is effective.

      The holders are not subject to any limitations on the number of conversions of Series B Preferred Stock or subsequent sales of the corresponding common stock that they can effect, other than a prohibition on any holder acquiring beneficial ownership of more than the greater of (i) 4.99% of the outstanding shares of our common stock, or (ii) the number of shares of our common stock beneficially owned by the holder as of immediately prior to the Series B Preferred Stock financing.

      We recorded a deemed dividend of approximately $2.9 million in the first quarter of 2002 relating to the beneficial conversion feature of the Series B Preferred Stock and the additional warrants issued to the holders of the Series A Preferred Stock in connection with the Series B Preferred Stock financing. The deemed dividend increased the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and was included in stockholders’ equity as offsetting charges and credits to additional paid-in capital. This accounting result is similar to accounting implications of our issuance of Series A Preferred Stock, which resulted in us recording a deemed dividend of $2.3 million in the third quarter of 2001.

      The holders of Series B Preferred Stock have the right to require us to redeem all of the Series B Preferred Stock for cash equal to the greater of (i) 120% of their original purchase price plus 120% of any accrued and unpaid dividend or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series B Preferred Stock are then convertible, upon certain triggering events, as defined in our Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock. We may not have available funds to redeem the Series B Preferred Stock in the event such redemption is required. In addition, we may redeem the Series B Preferred Stock at any time after March 25, 2004. Due to the nature of the redemption features of the Series B Preferred Stock, we excluded the Series B Preferred Stock from equity in our financial statements, just as with our Series A Preferred Stock. The net proceeds of $2.6 million attributable to the fair value of warrants are included in additional paid-in capital. See “Subsequent Events” below.

          Series A Redeemable Convertible Preferred Stock

      On June 29, 2001, we entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,625 shares of Series A Preferred Stock with warrants to purchase an aggregate of 3.2 million shares of common stock, for an aggregate purchase price of $16.25 million. The securities purchase agreement contemplated two closings, each for a portion of the Series A Preferred Stock and the warrants. The first closing occurred on July 2, 2001, and we received gross proceeds of $6.65 million. The second and final closing occurred on September 27, 2001, and we received gross proceeds of $9.6 million. The rights, preferences and privileges of the Series A Preferred Stock are set forth in the Certificate of Designations, Preferences and Rights filed with the Delaware Secretary of State. The warrants are subject to the terms and conditions of the stock purchase warrant issued by us and evidencing the warrants. We filed registration statements with the Securities and Exchange Commission, following each closing covering the resale of the shares of our common stock issuable upon conversion of the Series A Preferred Stock, issuable upon exercise of the warrants and that may become issuable pursuant to the respective rights, preferences and privileges of the Series A Preferred Stock and warrants. The registration statement for the first closing was effective September 24, 2001 and the registration statement for the second closing, which superceded the registration statement for the first closing and covers the Series A Preferred Stock and warrants issued in each closing, was effective October 12, 2001. Of the 1,625 shares issued in the financing, 650 shares remain outstanding as of November 14, 2002, and the others were converted into an aggregate of 4,031,562 shares of our common stock.

      The Series A Preferred Stock bears an initial 6% annual dividend rate which increases to an 8% annual rate on the fourth such payment, then increases by 2 percentage points every six months up to a maximum annual rate of 14%. This premium is paid as a stock dividend semi-annually. The holders of Series A Preferred Stock may elect to convert their shares into our common stock at any time, just as they may choose to exercise their warrants at any time. We may, at our option, convert the Series A Preferred Stock into common stock at any time after June 21, 2002 for Series A Preferred Stock issued at the first closing and after July 9, 2002 for Series A Preferred Stock issued at the second closing, but only if our stock price exceeds $5.10 for 20 consecutive trading days. We may also, at our option, convert the Series A Preferred Stock into common stock upon a sale of common stock in a firm commitment underwritten offering to the public if the public offering price exceeds $5.10, the aggregate gross proceeds exceed $40 million and the registration statements referenced above are effective.

      The holders are not subject to any limitations on the number of conversions of Series A Preferred Stock or subsequent sales of the corresponding common stock, that they can effect, other than a prohibition on any holder acquiring beneficial ownership of more than 4.99% of the outstanding shares of our common stock.

      We recorded a deemed dividend of $2.3 million in the third quarter of 2001, relating to the beneficial conversion feature of the Series A Preferred Stock. The deemed dividend increases the net loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and is included in stockholders’ equity as offsetting charges and credits to additional paid-in capital.

      The holders of Series A Preferred Stock have the right to require us to redeem all of the Series A Preferred Stock for cash equal to the greater of (i) 115% of their original purchase price plus 115% of any accrued and unpaid dividend or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series A Preferred Stock are then convertible, upon certain triggering events, as defined in our Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock. We may not have available funds to redeem the Series A Preferred Stock in the event such redemption is required. In addition, we may redeem the Series A Preferred Stock at any time after June 29, 2003, for Series A Preferred Stock issued at the first closing and after September 27, 2003 for Series A Preferred Stock issued at the second closing. Due to the nature of the redemption features of the Series A Preferred Stock, we excluded the Series A Preferred Stock from equity in our financial statements. The net proceeds of $2.8 million attributable to the fair value of warrants are included in additional paid-in capital.

          Public Offering

      On May 1, 2000, we completed our initial public offering and sold 5,000,000 shares of Common Stock at $7.00 per share. Total gross proceeds to ViroLogic were approximately $35.0 million. See “Stockholders’ Equity and Redeemable Convertible Preferred Stock” note to the financial statements for further discussion.

          Reverse Stock Split

      On February 21, 2000, our board of directors approved a one for two reverse split of common stock which became effective on April 17, 2000. The accompanying financial statements have been adjusted retroactively to reflect the reverse split. The conversion ratios of the respective series of convertible preferred stock were automatically adjusted to reflect the reverse split.

          Summary of Critical Accounting Policies

      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Actual results could differ materially from those estimates. See Note 1 to the financial statements for further discussion. Items in our financial statements requiring significant estimates and judgments are as follows:

Revenue Recognition

      Revenue is recognized upon completion of tests made on samples provided by customers and the shipment of test results to those customers. Services are provided to certain patients covered by various third-party payor programs, including Medicare. Billings for services under third-party payor programs are included in revenues net of an allowance for contractual discounts and an allowance for differences between the amounts billed and estimated payment amounts. We estimate these allowances based on historical payment information and current sales data. If the government and other third-party payors significantly change their reimbursement policies or the relative mix of third-party payors changes, an adjustment to the allowance may be necessary. Revenue generated from our database of resistance test results is recognized when earned under the terms of the related agreements, generally at the shipment of the requested reports. National Institutes of Health (“NIH”) grant revenue is recorded on a reimbursement basis as grant costs are incurred. Costs associated with NIH grant revenue are included in research and development expenses. Deferred revenue relates to cash received in advance of delivery of test results.

Billing

      Our net accounts receivable balance is determined after deductions for contractual adjustments and an allowance for doubtful accounts, which primarily is based on the aging of the accounts and historical collection experience.

Deferred Tax Assets

      We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. Due to our lack of earnings history, the net deferred tax assets at December 31, 2001 have been fully offset by a valuation allowance.

Deemed Dividends

      We estimate a beneficial conversion feature for our convertible preferred stock in accordance with Emerging Issues Task Force Consensus No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features” and No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” based on the difference between the estimated conversion price and common stock fair market value at the date of issuance. We record the beneficial conversion feature as a deemed dividend on the Statement of

Operations, resulting in an increase to the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share.

Stock Based Compensation

      We account for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), which does not require the recognition of compensation expense for options granted to employees with exercise prices equal to the fair value of the common stock at the date of grant. Deferred compensation, if recorded, is amortized using the graded vesting method. Statement of Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) requires the disclosure of pro forma information regarding net loss and net loss per share as if the Company had accounted for its stock options under the fair value method. See “Stockholders’ Equity and Redeemable Convertible Preferred Stock” note to the financial statements for further discussion.

      The Company accounts for stock option grants to non-employees in accordance with the Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” which requires the options subject to vesting to be periodically re-valued and expensed over their vesting periods.

          Results of Operations

      Our results of operations have fluctuated from period to period and may continue to fluctuate in the future. Results of operations for any period may be unrelated to results of operations for any other period. In addition, historical results should not be viewed as indicative of future operating results. We are subject to risks common to companies in our industry. These risks and uncertainties include, but are not limited to, whether PhenoSense testing will achieve market acceptance, whether payors will authorize reimbursement for our products, whether we will be able to expand our sales and marketing capabilities, whether the FDA or any other agency will decide to further regulate our products or services, whether we encounter problems or delays in automating our process, whether we successfully introduce new products using our PhenoSense technology, including entry, fitness and vaccine assays, whether intellectual property underlying our PhenoSense technology is adequate, whether we are able to build brand loyalty and whether ViroLogic will be able to raise sufficient capital.

Three and Nine Months Ended September 30, 2002 and 2001

      Revenue. Revenue was $5.9 million and $18.3 million for the three and nine months ended September 30, 2002, compared to $4.4 million and $12.3 million for the corresponding periods in 2001. The increase was primarily attributable to greater sales of PhenoSense HIV, GeneSeq HIV and PhenoSense GT. In addition, we received NIH research grant funds to develop new technologies to measure HIV resistance to entry inhibitors and viral replication capacity or “fitness.” We believe increased demand for existing products and new product launches will be the primary factors contributing to an increased level of sales in 2002 as compared to 2001.

      Cost of Product Revenue. Cost of product revenue was $3.5 million and $10.6 million for the three and nine months ended September 30, 2002, compared to $2.8 million and $8.2 million for the corresponding periods in 2001. The increase was due to the higher volume of testing and continued expansion of our clinical laboratory activities. Included in these costs are materials, supplies, labor and overhead related to the tests. Gross margins increased to 39% for the three and nine months ended September 30, 2002, compared to 36% and 31% for the corresponding periods in 2001. The increase is primarily due to improved operational efficiency and economies of scale. We anticipate that the total cost of product revenue will increase as we increase the volume of our testing, partially offset by the anticipated benefits of our continued focus on implementing cost reduction measures. We expect future cost of product revenue to increase but at a lower growth rate than the anticipated revenue growth rate.

      Research and Development. Research and development expenses were $2.5 million and $8.3 million for the three and nine months ended September 30, 2002, compared to $3.1 million and $8.8 million for the corresponding periods in 2001. The decrease was primarily the result of a reduction in clinical research activity. Costs associated with NIH grant revenue is included in research and development expenses. In the fourth quarter of 2002, we expect research and development spending to decrease due to the anticipated benefits of our continued focus on implementing cost reduction measures. We expect future research and development expenses to trend with the level of NIH grants and other research and development cost reimbursement arrangements under contract.

      Below is a summary of products and products in development. The information in the column labeled “Estimated Completion” contains forward-looking statements regarding completion of products in development. The actual timing of completion of those products could differ materially from the estimates provided in the table.

      The following summarizes our products and products in development:

Estimated Completion

PhenoSense HIV, a phenotypic HIV test
Pharmaceutical and patient testing	Completed
GeneSeq HIV, a genotypic HIV test
Pharmaceutical and patient testing	Completed
PhenoSense GT, a combination phenotype/genotype HIV test
Patient testing	Completed
PhenoScreen, a high-throughput screening assay
Pharmaceutical testing	Completed
Replication Capacity HIV, a measurement of fitness(1)
Pharmaceutical testing	Completed
Patient testing	Completed
Entry Assay HIV, an entry inhibitor assay(2)
Pharmaceutical testing	Completed
Patient testing(3)	2003
Vaccine Entry HIV, an entry neutralization assay
Pharmaceutical testing	Completed
PhenoSense HBV, a phenotypic hepatitis B test
Pharmaceutical testing	2004
Patient testing(3)	2004
GeneSeq HBV, a genotypic hepatitis B test
Pharmaceutical testing	Completed
Patient testing(3)	2004
PhenoSense HCV, a phenotypic hepatitis C test
Pharmaceutical testing	2003
Patient testing(3)	2005

(1)	Currently offered free of charge on Phenotypic reports, in the future may be offered as a stand-alone product.

(2)	This test may be incorporated into one of our existing products or possibly offered as a stand-alone product.

(3)	This test is expected to be offered after pharmaceutical drugs are available for patient use.

      General and Administrative. General and administrative expenses were $2.3 million and $7.7 million for the three and nine months ended September 30, 2002, compared to $2.9 million and $8.4 million for the corresponding periods in 2001. The decrease was primarily due to a reduction in noncash compensation expenses related to granting stock and options prior to our initial public offering. In the fourth quarter of 2002, general and administrative expenses will decrease due to the anticipated benefits of our continued focus on implementing cost reduction measures. We expect future general and administrative expenses to increase, but at a substantially lower growth rate than the anticipated revenue growth rate due to continued leveraging of existing infrastructure.

      Sales and Marketing. Sales and marketing expenses were $3.3 million and $9.2 million for the three and nine months ended September 30, 2002, compared to $2.4 million and $7.0 million for the corresponding periods in 2001. This increase was primarily attributable to the expansion of our sales force and increased marketing programs related to the commercialization of our existing and new products, including PhenoSense GT. In the fourth quarter of 2002, we expect sales and marketing expenses to decrease due to the anticipated benefits of our continued focus on implementing cost reduction measures. We expect future sales and marketing expenses to increase, but at a lower growth rate than the anticipated revenue growth rate.

      Interest Income. Interest income was $54,000 and $252,000 for the three and nine months ended September 30, 2002, compared to $223,000 and $980,000 for the corresponding periods in 2001. This decrease was primarily due to lower average cash balances resulting from expenditures made to support growth in company operations and lower interest rates.

      Interest Expense. Interest expense was $75,000 and $246,000 for the three and nine months ended September 30, 2002, compared to $111,000 and $323,000 for the corresponding periods in 2001. This decrease was due to the payoff of several equipment loans which ended.

      Other Income. Other income was $52,000 and $295,000 for the three and nine months ended September 30, 2002, representing residual income from our subleases. For further discussion, see Liquidity and Capital Resources below.

      Deemed Dividend. In the first quarter of 2002, we sold 1,005 shares of Series B Preferred Stock with warrants to purchase an aggregate of 2.2 million shares of common stock, for an aggregate purchase price of $10.05 million. In connection with this financing, the Company also had to grant warrants to purchase an aggregate of 637,261 shares of common stock to holders of Series A Preferred Stock as a payment in order to secure their consent and waiver concerning the financing and the resulting impact on the Series A Preferred Stock. We determined that the issuance of the Series B Preferred Stock resulted in a beneficial conversion feature of approximately $2.9 million in the first quarter of 2002. We recorded a similar deemed dividend of $2.3 million, in the third quarter of 2001, relating to the beneficial conversion feature of the Series A Preferred Stock. The beneficial conversion features were calculated in accordance with Emerging Issues Task Force Consensus No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features” and Emerging Issues Task Force Consensus No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments.” The beneficial conversion features were reflected as deemed dividends in the Statement of Operations of $2.9 million and $2.3 million in the first quarter of 2002 and third quarter of 2001, respectively, and are included in stockholders’ equity as offsetting charges and credits to additional paid-in capital.

      Preferred Stock Dividend. The Series A Preferred Stock and Series B Preferred Stock issued in 2001 and 2002, respectively, bear an initial 6% annual dividend rate, payable twice a year as a dividend, which increases to an 8% annual rate on the fourth such payment for the Series A Preferred Stock, and third such payment for the Series B Preferred Stock, and then increases by 2 percentage points every six months thereafter up to a maximum annual rate of 14%. The Series A Preferred Stock dividend is payable in shares of common stock and the Series B Preferred Stock dividend is payable in cash. In the Statement of Operations relating to Series A and Series B Preferred Stock, we recorded dividends of $249,000 and $715,000 for the three and nine months ended September 30, 2002, compared to $103,000 for the corresponding periods in 2001.

Year Ended December 31, 2001 Compared to Years Ended December 31, 2000 and 1999.

      Revenue. Revenue was $18.3 million, $7.5 million and $1.1 million in 2001, 2000 and 1999, respectively. The increase of $10.8 million in 2001 as compared to 2000 was primarily attributable to greater sales of PhenoSense HIV, GeneSeq HIV and the introduction of PhenoSense GT in the fourth quarter of 2001. In addition, in 2001, we were awarded NIH research grants to develop new technologies to measure HIV resistance to entry inhibitors and viral replication capacity or “fitness.” The increase of $6.4 million in 2000 as compared to 1999 was primarily attributable to a full year of sales in 2000 of PhenoSense HIV, which was launched commercially in November 1999.

      Cost of product revenue. Cost of product revenue was $11.8 million, $5.5 million and $0.6 million in 2001, 2000 and 1999, respectively. The increases of $6.4 million in 2001 as compared to 2000 and $4.8 million in 2000 as compared to 1999, were due to the higher volume of testing and continued expansion of our clinical laboratory activities. Included in these costs are materials, supplies, labor and overhead related to the tests. In addition, the increase in 2000 was partially due to the relocation of the clinical reference laboratory into a new, larger facility and implementation of a new laboratory information system. Gross margins increased to 34% in 2001 from 27% in 2000 primarily due to improved operational efficiency and economies of scale. Gross margin in 1999 was not meaningful as PhenoSense HIV was launched in November 1999.

      Research and development. Research and development costs were $11.7 million, $10.1 million and $9.6 million in 2001, 2000 and 1999, respectively. The increase of $1.6 million in 2001 as compared to 2000 was primarily related to additional research and development efforts to enhance our resistance testing products and include costs associated with NIH grant revenue. The increase of $0.5 million in 2000 as compared to 1999 was primarily related to research and development efforts to enhance our PhenoSense HIV test.

      General and administrative. General and administrative expenses were $11.4 million, $10.8 million and $6.8 million in 2001, 2000 and 1999, respectively. The increase of $0.5 million in 2001 as compared to 2000 was due to greater spending on salaries and benefits resulting from increased employee headcount and additional corporate infrastructure to support our revenue growth. The increase was partially offset by a $2.2 million reduction in non-cash compensation expenses primarily related to granting stock and options prior to our initial public offering in 2000 as discussed below. The increase of $4.0 million in 2000 as compared to 1999 was primarily due to greater spending on salaries and benefits resulting from increased headcount, implementation of a new enterprise resource planning system and a $1.8 million increase in noncash compensation expenses related to granting stock and options. The increase was partially offset by the absence of any settlement or related costs recorded in 2000 as compared with approximately $1.9 million of settlement and other costs recorded in 1999 arising from a lawsuit with a former officer and stockholder.

      Stock Based Compensation. Deferred compensation for options granted to employees is the difference between the exercise price and the deemed fair value for financial reporting purposes of our common stock on the date certain options were granted and is a component of stockholders’ equity. In 2001, all options were granted at fair value and no deferred compensation was recorded. In connection with the grant of stock options to employees, prior to our initial public offering, we recorded deferred stock compensation of approximately $1.6 million and $5.0 million in 2000 and 1999, respectively. Stock based compensation is being amortized over the vesting period for the individual options. We recorded related amortization of $1.5 million, $3.6 million and $0.5 million in 2001, 2000 and 1999, respectively.

      We determined compensation for options granted to non-employees in accordance with the Emerging Issues Task Force Consensus No. 96-18 as the fair value of the equity instruments issued. We record compensation for options granted to non-employees as the related services are rendered, and the value of the compensation may be periodically remeasured and the expense adjusted accordingly as the underlying options vest. We recorded $0.2 million of stock based compensation for non-employees in 2001 as compared to $0.3 million in 2000. The amount recorded in 1999 was minimal. The aggregate value of these options is $0.7 million, calculated based on the deemed fair value of our common stock at December 31, 2001 and will be recorded as a general and administrative expense over the period of the related services, which is generally two to four years.

      Sales and marketing. Sales and marketing expenses were $10.3 million, $5.9 million and $1.2 million in 2001, 2000 and 1999, respectively. The increase of $4.4 million in 2001 as compared to 2000 was primarily attributable to the expansion of our sales force and increased marketing programs related to the commercialization of our existing and new products, including PhenoSense GT. The increase of $4.7 million in 2000 as compared to 1999 was primarily attributable to the deployment of our sales force and increased marketing programs related to the commercialization of PhenoSense HIV.

      Interest income. Interest income was $1.1 million, $1.9 million and $0.2 million in 2001, 2000 and 1999, respectively. The decrease of $0.7 million in 2001 as compared to 2000 was primarily due to lower average cash balances resulting from expenditures made to support growth in company operations and lower interest rates. The increase of $1.6 million in 2000 as compared to 1999 was primarily due to higher average cash and securities investment balances resulting from our Series C preferred stock financing in January and February 2000 and our initial public offering in May 2000.

      Interest expense. Interest expense was $0.5 million, $0.3 million and $0.2 million in 2001, 2000 and 1999, respectively. The increases of $0.2 million in 2001 as compared to 2000 and $19,000 in 2000 as compared to 1999, were due to increased equipment financing.

      Other income. In 2001, other income was $0.1 million, representing residual income from one of our subleases. For further discussion, see Liquidity and Capital Resources below.

      Deemed dividend. In 2001, we sold 1,625 shares of Series A Preferred Stock, or 6.4 million shares of common stock as converted, and issued warrants to purchase an aggregate of 3.2 million shares of common stock at a price of $2.805 per share, for net proceeds of approximately $14.7 million. We determined that the issuance of the Series A Preferred Stock resulted in a beneficial conversion feature of approximately $2.3 million in 2001. In 2000 and 1999, we sold 8.5 million and 1.7 million shares, respectively, of Series C preferred stock for 4.2 million and 0.8 million shares, respectively, of common stock as converted. We received proceeds of approximately $15.6 million and $3.1 million in 2000 and 1999, respectively. After re-evaluating the fair value of our common stock in contemplation of our initial public offering, we determined that the issuance of the Series C preferred stock resulted in a beneficial conversion feature of approximately $15.7 million and $3.1 million in 2000 and 1999, respectively. The beneficial conversion features were calculated in accordance with Emerging Issues Task Force Consensus No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features” and Emerging Issues Task Force Consensus No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments.” The beneficial conversion features were reflected as deemed dividends in the Statement of Operations of $2.3 million, $15.7 million and $3.1 million in 2001, 2000 and 1999, respectively, and are included in stockholders’ equity as offsetting charges and credits to additional paid-in capital.

      Preferred stock dividend. The Series A Preferred Stock issued in 2001 bears an initial 6% annual dividend rate, payable as a dividend, which increases to an 8% annual rate after two years, then increases by 2% every six months up to a maximum of 14%, payable twice a year in shares of common stock. In 2001, we recorded this dividend of $0.3 million in the Statement of Operations.

     Recently Issued Accounting Standards

      In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred, rather than at the date of an entity’s commitment to an exit plan. The provisions SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on the Company’s results of operations or financial position.

      In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 rescinds SFAS 4 “Reporting Gains and Losses from Extinguishment of Debt” and an amendment of that Statement, SFAS 64 “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” SFAS 145 also rescinds SFAS 44 “Accounting for Intangible Assets of Motor Carriers”. SFAS 145 amends SFAS 13 “Accounting for Leases” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 are effective for financial statements issued on or after May 15, 2002. The adoption of SFAS 145 is not expected to have a material effect on the Company’s results of operations or financial position.

      In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.” We adopted the provisions of SFAS 144 on January 1, 2002. The adoption of SFAS 144 did not have an impact on the Company’s results of operations or financial position.

     Liquidity and Capital Resources

      We expect our available cash and short-term investments of $5.5 million at September 30, 2002, funds provided by the sale of our products, grant revenue, borrowing under equipment financing arrangements and cash flows generated from a lease assignment of excess facilities will be adequate to fund our operations through December 2002, assuming revenues reach projected levels and cost containment measures are effective. In November 2002, we raised an additional $10 million in cash, including equity investments from Pfizer Inc. and a group of investors comprised of existing and new stockholders. See Subsequent Events section below for further details.

      We may be required to raise additional capital through debt or equity financings to fund working capital and operations in the future. However, we cannot guarantee that additional financing, in any form, will be available at all, or on terms acceptable to us. Our ability to raise additional capital also may be dependent upon our common stock being quoted on the Nasdaq Stock Market. In addition, the sale of equity or equity related securities likely would result in substantial additional dilution to our stockholders. In the event financing is not available in the time frame required, we will be forced to reduce our operating expenses, curtail sales and marketing activities, reschedule research and development projects or delay, scale back or eliminate some or all of our activities. Further, we might be required to sell certain of our assets or obtain funds through arrangements with third parties that require us to relinquish rights to certain of our technologies or products that we would seek to develop or commercialize ourselves. These actions, while necessary for the continuance of operations during a time of cash constraints and a shortage of working capital, could adversely affect our long-term business. If we are unable to obtain additional funding there is substantial doubt about our ability to continue as a going concern.

      We have funded our operations since inception primarily through public and private sales of common and preferred stock, equipment financing arrangements and product sales. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans.

      Net cash used in operating activities was $15.6 million and $17.5 million for the nine months ended September 30, 2002 and 2001, respectively. Cash used in operating activities primarily relates to operating losses as discussed above.

      Net cash provided by investing activities was $8.8 million and $1.2 million for the nine months ended September 30, 2002 and 2001, respectively. The increase in cash provided by investing activities resulted primarily from maturities and sales of short-term investments, a partial receipt for the lease assignment of excess facilities of $3.2 million and a tenant improvement reimbursement of $1.3 million, partially offset by purchases of short-term investments and capital expenditures. We are contractually entitled to an additional $1.0 million in the fourth quarter of 2002 relating to the lease assignment of excess facilities.

      Net cash provided by financing activities was $8.5 million and $13.9 million for the nine months ended September 30, 2002 and 2001, respectively. The net cash provided in 2002 is due primarily to the sale of Series B Preferred Stock in March 2002. The net cash provided in 2001 is due primarily to the sale of Series A Preferred Stock in the second half of 2001.

      We currently lease two buildings with approximately 65,000 square feet of laboratory and office space in South San Francisco, California. Leases on our facilities expire in the years 2004 and 2011 and provide us with options to extend the terms.

      In June 2002, we assigned a lease of excess laboratory and office space and transferred ownership through the sale of related leasehold improvements and equipment to a third party. Upon execution of the lease assignment, we received $3.0 million and recorded $2.0 million in lease assignment receivable. We received $1.0 million in September 2002 and are scheduled to receive another $1.0 million in the fourth quarter of 2002. The net gain resulting from the lease assignment of $0.3 million is included in accrued liabilities and other long-term liabilities and is recognized as other income over the sublease term. In addition, we currently sublease approximately 14,000 square feet of this office space for a term of 16 months with an option to extend for an additional three months.

      In July 2001, we sublet approximately 12,000 square feet of one of our existing facilities to a third party for a term of 18 months with an option to extend for an additional six months. The rental income generated from this sublease is expected to be $0.6 million in 2002, and is recorded as a partial offset to rental expense.

      As of September 30, 2002, our contractual obligations for the next five years and thereafter, excluding sublease rental income, are generally described as follows:

	Payments Due By Period

	Less Than			After
Contractual Obligations	1 Year	1-3 Years	3-5 Years	5 Years	Total

	(In thousands)
Operating leases	$2,802	$5,338	$4,908	$8,838	$21,886
Equipment loans	425	—	—	—	425
Capital leases	1,269	708	—	—	1,977
Materials and service contracts	930	—	—	—	930

Total contractual obligations	$5,426	$6,046	$4,908	$8,838	$25,218

      The Series B Preferred Stock bears an initial 6% annual dividend rate, payable semi-annually in cash, which increases to an 8% annual rate after 18 months, then increases by 2% every six months up to a maximum of 14%. If the currently outstanding 995 shares of our Series B Preferred Stock were to remain outstanding, we would be obligated to pay cash dividends of $0.6 million per year at the initial 6% rate increasing to a maximum of $1.4 million per year at the rate of 14%.

      The contractual obligations discussed above are fixed costs. Included in operating leases is a lease assignment to a third party executed in June 2002 since we are contractually obligated in the event of their default. If we are unable to generate sufficient cash from operations to meet these contractual obligations, we may have to raise additional funds. These funds may not be available on favorable terms or at all.

VIROLOGIC, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ________, 2003

     The undersigned hereby appoints William D. Young, Karen J. Wilson and Kathy Hibbs, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of ViroLogic, Inc. (the “Company”) which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company’s offices located at 345 Oyster Point Boulevard, South San Francisco, California 94080, on                , 20     , at      :     [a./p.]m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

----------------------------------------------------------------------------detach here----------------------------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

PROPOSAL 1:	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 60,000,000 shares to 120,000,000 shares.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 2:	To ratify and approve the terms of the Company’s Series C Preferred Stock financing as described in the Proxy Statement accompanying this Notice, including, without limitation, the conversion of certain secured convertible promissory notes issued by the Company into an aggregate of 1,204.6 shares of the Company’s Series C Convertible Preferred Stock and the issuance of warrants to purchase an aggregate of 4,979,747 shares of the Company’s Common Stock in exchange for currently outstanding warrants to purchase an aggregate of 2,203,953 shares of the Company’s Common Stock.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 3:	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to amend the Certificate of Designations, Rights and Preferences for the Series C Convertible Preferred Stock to (i) provide that any premium payments due thereunder may be paid in either cash or shares of Common Stock at the option of the Company, and (ii) include anti-dilution provisions substantially similar to those applicable with respect to the Company’s Series A Convertible Preferred Stock.

☐	FOR	☐	AGAINST	☐	ABSTAIN

(continued and to be signed on other side)

(continued from other side)

PROPOSAL 4:	To conduct any other business properly brought before the meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

EXCHANGE AGREEMENT

     EXCHANGE AGREEMENT (this “AGREEMENT”), dated as of November 14, 2002, between ViroLogic, Inc., a corporation organized under the laws of the State of Delaware (the “COMPANY”), and each of the purchasers (individually, a “PURCHASER” and collectively the “PURCHASERS”) set forth on the execution pages hereof (the “EXECUTION PAGES, and each an “EXECUTION PAGE”).

     WHEREAS:

     A.     The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“REGULATION D”), as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “SECURITIES ACT”).

     B.     In connection with the Securities Purchase Agreement, dated as of November 14, 2002, by and among the Company and the purchasers named therein (the “SECURITIES PURCHASE AGREEMENT”), the Company has agreed, upon the terms and subject to the conditions contained therein, to issue and sell to such purchasers (the “SERIES C PURCHASERS”) (i) shares of its Series C Convertible Preferred Stock, par value $.001 per share (the “PREFERRED SHARES”), that are convertible into shares of the Company’s common stock, par value $.001 per share (the “COMMON STOCK”), and (ii) warrants (the “SERIES C WARRANTS”) to acquire additional shares of Common Stock. The rights, preferences and privileges of the Preferred Shares, including the terms upon which such Preferred Shares are convertible into shares of Common Stock, are set forth in the form of Certificate of Designations, Preferences and Rights attached hereto as Exhibit A (the “CERTIFICATE OF DESIGNATION”).

     C.     In order to consummate the transactions contemplated by the Securities Purchase Agreement, the Company requires the consent of the holders of the Purchasers, each of which is a holder of either shares of the Company’s Series A Convertible Preferred Stock, par value $.001 per share (the “SERIES A PREFERRED STOCK”), or shares of the Company’s Series B Convertible Preferred Stock, par value $.001 per share (the “SERIES B PREFERRED STOCK”), and, in order to obtain such consent, the Company desires to (i) repurchase from the Purchasers, and the Purchasers desire to sell to the Company, all of the Series A Preferred Stock and/or Series B Preferred Stock owned by the Purchasers, in exchange for promissory notes in the form attached hereto as Exhibit B (the “NOTES”), which Notes shall, under certain circumstances, be automatically converted into Preferred Shares, and (ii) with respect to the Purchasers that are holders of Series B Preferred Stock, upon conversion of the Notes, issue to such Purchasers, in exchange for the warrants (the “OLD WARRANTS”) issued to such Purchasers in connection with their acquisition of the Series B Preferred Stock, new warrants, in the form attached hereto as Exhibit C (the “REPLACEMENT WARRANTS”), to acquire additional shares of Common Stock. The shares of Common Stock issuable upon conversion of the Preferred Shares pursuant to the Certificate of Designation are referred to herein as the “CONVERSION SHARES” and the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Replacement Warrants are referred to herein as the “WARRANT SHARES.” The Notes, the Preferred Shares, the Replacement

Warrants, the Conversion Shares and the Warrant Shares are collectively referred to herein as the “SECURITIES” and each of them may individually be referred to herein as a “SECURITY.”

     D.     In connection with the Closing (as defined herein) pursuant to this Agreement, the Company is executing and delivering a Security Agreement, in the form attached hereto as Exhibit D, in favor of the Collateral Agent (as defined herein) for the benefit of all of the Purchasers, and an Intellectual Property Security Agreement, in the form attached hereto as Exhibit E, in favor of the Collateral Agent for the benefit of all of the Purchasers (collectively, together with any other document securing the Notes, the “SECURITY DOCUMENTS”), pursuant to which the Company has agreed to grant a security interest in all of its properties and assets in order to secure its obligations under the Notes.

     E.     In connection with the Closing pursuant to this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, in the form attached hereto as Exhibit F (the “REGISTRATION RIGHTS AGREEMENT”), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws. This Agreement, the Certificate of Designation, the Notes, the Replacement Warrants, the Security Documents and the Registration Rights Agreement are collectively referred to herein as the “TRANSACTION DOCUMENTS.”

     NOW, THEREFORE, the Company and the Purchasers hereby agree as follows:

1.     REPURCHASE OF PREFERRED STOCK; ISSUANCE OF NOTES.

     (a)  Repurchase of Preferred Stock. The repurchase of the Series A Preferred Stock and the Series B Preferred Stock by the Company pursuant to this Agreement shall take place in one closing, which is referred to herein as the “CLOSING.” On the Closing Date (as defined below), subject to the satisfaction (or waiver) of the conditions set forth in Section 6 and Section 7 below, the Company shall repurchase from each Purchaser, and each Purchaser agrees to sell to the Company, all of the Series A Preferred Stock and/or Series B Preferred Stock owned by such Purchaser, the amount of which is set forth on such Purchaser’s Execution Page attached hereto. The purchase price (the “PURCHASE PRICE”) per share of Series A Preferred Stock and Series B Preferred Stock shall be equal to the applicable Redemption Amount (as defined in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock (the “SERIES A CERTIFICATE OF DESIGNATIONS”) and the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock (the “SERIES B CERTIFICATE OF DESIGNATIONS”), respectively) applicable to such shares on the Closing Date. Upon the repurchase of the Series A Preferred Stock and the Series B Preferred Stock pursuant to this Agreement, the shares so repurchased shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock or Series B Preferred Stock, respectively.

     (b)  Form of Payment. On the Closing Date, the Company shall pay the applicable Purchase Price to each Purchaser by the issuance of a Note to such Purchaser, and the Company shall deliver such Note against delivery of the share certificates representing such Purchaser’s shares of Series A Preferred Stock and/or Series B Preferred Stock.

2

     (c)  Closing Date. Subject to the satisfaction (or waiver) of the conditions thereto set forth in Section 6 and Section 7 below, the date and time of the repurchase of the Series A Preferred Stock and the Series B Preferred Stock and issuance of the Notes pursuant to this Agreement at the Closing shall be 12:00 noon, New York City time, on November 18, 2002, subject to a two business day grace period at either party’s option, but in any event not later than November 20, 2002, or such other time as may be mutually agreed upon by the Company and the Purchasers holding a majority of the shares of Series A Preferred Stock and Series B Preferred Stock voting together (the “CLOSING DATE”). The Closing shall occur at the offices of Drinker Biddle & Reath LLP at One Logan Square, 18th & Cherry Streets, Philadelphia, PA 19103.

2.     PURCHASER’S REPRESENTATIONS AND WARRANTIES. Each Purchaser severally, but not jointly, represents and warrants to the Company as follows:

     (a)  Purchase for Own Account, Etc.. Such Purchaser is acquiring the Securities for such Purchaser’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. Such Purchaser understands that Purchaser must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that the Company has no present intention of registering the resale of any such Securities other than as contemplated by the Registration Rights Agreement. Notwithstanding anything in this Section 2(a) to the contrary, by making the representations herein, the Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the Securities Act.

     (b)  Accredited Investor Status. Such Purchaser is an “ACCREDITED INVESTOR” as that term is defined in Rule 501(a) of Regulation D under the Securities Act; the Purchaser is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the acquisition of the Securities, including investments in securities issued by the Company and investments in comparable companies; and the Purchaser has requested, received, reviewed and considered all information it deems relevant in making an informed decision to acquire the Securities.

     (c)  Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and issued to such Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

     (d)  Information. Such Purchaser and its counsel, if any, have been furnished all materials relating to the business, finances and operations of the Company and materials relating to the offer and issuance of the Securities which have been specifically requested by such

3

Purchaser or its counsel. Such Purchaser and its counsel have been afforded the opportunity to ask questions of the Company and have received what such Purchaser believes to be satisfactory answers to any such inquiries. Neither such inquiries nor any other investigation conducted by such Purchaser or its counsel or any of its representatives shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in Section 3 below. Such Purchaser understands that such Purchaser’s investment in the Securities involves a high degree of risk.

     (e)  Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

     (f)  Transfer or Resale. Such Purchaser understands that (i) except as provided in the Registration Rights Agreement, the sale or resale of the Securities have not been and are not being registered under the Securities Act or any state securities laws, and the Securities may not be transferred unless (a) the transfer is made pursuant to and as set forth in an effective registration statement under the Securities Act covering the Securities; or (b) such Purchaser shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (c) sold under and in compliance with Rule 144 promulgated under the Securities Act (or a successor rule) (“RULE 144”); or (d) sold or transferred in accordance with applicable securities laws to an affiliate of such Purchaser who agrees to sell or otherwise transfer the Securities only in accordance with the provisions of this Section 2(f) and who is an Accredited Investor; and (ii) neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws (other than pursuant to the Registration Rights Agreement). Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement, provided such pledge is consistent with applicable laws, rules and regulations.

     (g)  Legends. Such Purchaser understands that the Notes and the certificates for the Preferred Shares and the Replacement Warrants (to the extent issued upon conversion of the Notes) and the Conversion Shares and the Warrant Shares (until such time as the Conversion Shares and Warrant Shares have been registered under the Securities Act (including registration pursuant to Rule 416 thereunder) as contemplated by the Registration Rights Agreement or otherwise may be sold by such Purchaser under Rule 144(k)), shall bear a restrictive legend in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States or in any other jurisdiction. The securities represented hereby may not be offered, sold or transferred in the absence of an effective registration statement for the securities under applicable securities laws unless offered, sold or transferred pursuant to an available exemption from the registration requirements of those laws.

4

     The Company agrees that at any time the Registration Statement is effective, and assuming compliance with the applicable provisions of the Certificate of Designation or the Replacement Warrant, as applicable, the Company shall instruct its transfer agent to issue (and provide such transfer agent with any additional documentation that may be necessary to cause the Conversion Shares and the Warrant Shares to be issued without the restrictive legend above), in connection with the issuance of the Conversion Shares and Warrant Shares, certificates representing such Conversion Shares and Warrant Shares without the restrictive legend above, provided such Conversion Shares and Warrant Shares are to be sold pursuant to the prospectus contained in the Registration Statement. The parties acknowledge that the Company has certain rights with respect to transfers of the Securities as set forth in the Registration Rights Agreements.

     The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, unless otherwise required by state securities laws, (a) the sale of such Security is registered under the Securities Act (including registration pursuant to Rule 416 thereunder) as contemplated by the Registration Rights Agreement and the Security is sold pursuant to and as set forth in such Registration Statement and in the Securities Act; (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the Securities Act; or (c) such holder provides the Company with reasonable assurances that such Security can be sold under Rule 144. In the event the above legend is removed from any Security and thereafter the effectiveness of a registration statement covering such Security is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance written notice to such Purchaser the Company may require that the above legend be placed on any such Security that cannot then be sold pursuant to an effective registration statement or under Rule 144 and such Purchaser shall cooperate in the replacement of such legend. Such legend shall thereafter be removed when such Security may again be sold pursuant to an effective registration statement or under Rule 144.

     (h)  Authorization; Enforcement. This Agreement, the Security Documents and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Purchaser and are valid and binding agreements of such Purchaser enforceable against such Purchaser in accordance with their terms.

     (i)  Residency. Such Purchaser is a resident of the jurisdiction set forth under such Purchaser’s name on the Execution Page hereto executed by such Purchaser.

     (j)  Ownership. Such Purchaser owns, beneficially and of record, good and marketable title to that number of shares of Series A Preferred Stock and/or Series B Preferred Stock as is set forth on such Purchaser’s Execution Page attached hereto.

     The Purchasers’ representations and warranties made in this Article 2 are made solely for the purpose of permitting the Company to make a determination that the offer and issuance of the Securities pursuant to this Agreement complies with applicable U.S. federal and state securities

5

laws and not for any other purpose. Accordingly, the Company should not rely on such representations and warranties for any other purpose.

3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on a Schedule of Exceptions executed and delivered by the Company to the Purchasers at Closing (the “SCHEDULE OF EXCEPTIONS”), the Company represents and warrants to each Purchaser as follows:

     (a)  Organization and Qualification. The Company and each of its subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. “MATERIAL ADVERSE EFFECT” means any material adverse effect on (i) the Securities, (ii) the ability of the Company to perform its obligations hereunder or under the Certificate of Designation, the Notes, the Replacement Warrants, the Security Documents or the Registration Rights Agreement or (iii) the business, operations, properties, prospects or financial condition of the Company and its subsidiaries, taken as a whole.

     (b)  Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Notes, the Replacement Warrants, the Security Documents and the Registration Rights Agreement, to repurchase the Series A Preferred Stock and the Series B Preferred Stock and issue the Notes in accordance with the terms hereof and, subject to obtaining the Authorized Stock Approval and NASD Rule Approval contemplated by Section 4(r) below, to issue the Preferred Shares upon conversion of the Notes in accordance with the terms thereof, the Replacement Warrants in exchange for the Old Warrants in accordance with the terms hereof, the Conversion Shares upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation and the Warrant Shares upon exercise of the Replacement Warrants in accordance with the terms of such Replacement Warrants; (ii) the execution, delivery and performance of this Agreement, the Notes, the Replacement Warrants, the Security Documents and the Registration Rights Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes and, subject to obtaining the Authorized Stock Approval and NASD Rule Approval contemplated by Section 4(r) below, the issuance of the Replacement Warrants and the issuance and reservation for issuance of the Preferred Shares, the Conversion Shares and the Warrant Shares) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, or any committee of the Board of Directors is required, and (iii) this Agreement constitutes, and, upon execution and delivery by the Company of the Notes, the Replacement Warrants, the Security Documents and the Registration Rights Agreement, such agreements will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

     (c)  Stockholder Authorization. Neither the execution, delivery or performance by the Company of this Agreement, the Notes, the Replacement Warrants, the Security Documents or

6

the Registration Rights Agreement nor the consummation by it of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Notes, the issuance of the Replacement Warrants or the issuance or reservation for issuance of the Preferred Shares, the Conversion Shares or the Warrant Shares) requires any consent or authorization of the Company’s stockholders, except for the Authorized Stock Approval and the NASD Rule Approval contemplated by Section 4(r) below.

     (d)  Capitalization. The capitalization of the Company as of the date hereof, including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s stock option plans, the number of shares issuable and reserved for issuance pursuant to securities (other than the Notes, Preferred Shares and the Replacement Warrants) exercisable or exchangeable for, or convertible into, any shares of capital stock and the number of shares to be reserved for issuance upon conversion of the Notes and the Preferred Shares and exercise of the Replacement Warrants is set forth on Schedule 3(d) of the Schedule of Exceptions. All of such outstanding shares of capital stock have been, or upon issuance in accordance with the terms of any such warrants, options or preferred stock, will be, validly issued, fully paid and non-assessable. No shares of capital stock of the Company (including the Notes, the Preferred Shares, the Conversion Shares and the Warrant Shares) are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances. Except for the Securities and as set forth on Schedule 3(d) of the Schedule of Exceptions, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, nor are any such issuances or arrangements contemplated, and (ii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act (except the Registration Rights Agreements). Schedule 3(d) of the Schedule of Exceptions sets forth all of the Company issued securities or instruments containing antidilution or similar provisions that will be triggered by, and all of the resulting adjustments that will be made to such securities and instruments as a result of, the issuance of the Securities in accordance with the terms of this Agreement, the Certificate of Designation, the Notes or the Replacement Warrants. The Company has furnished to the Purchasers true and correct copies of the Company’s Certificate of Incorporation as in effect on the date hereof (“CERTIFICATE OF INCORPORATION”), the Company’s By-laws as in effect on the date hereof (the “BY-LAWS”), and all other instruments and agreements governing securities convertible into or exercisable or exchangeable for capital stock of the Company. The Certificate of Designation, in the form attached hereto, will be duly filed prior to Closing with the Secretary of State of the State of Delaware and, in the event of and upon the issuance of the Preferred Shares in accordance with the terms of the Notes, each Purchaser shall be entitled to the rights set forth therein.

     (e)  Issuance of Shares. The Preferred Shares are duly authorized and, in the event of and upon issuance in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances (other than restrictions on transfer contained in this Agreement and in the Registration Rights Agreements) and will not be subject to preemptive rights, rights of first refusal or other similar rights of

7

stockholders of the Company and will not impose personal liability on the holders thereof. Upon obtaining the Authorized Stock Approval contemplated by Section 4(r) below, the Conversion Shares shall be duly authorized and reserved for issuance, and, upon conversion of the Preferred Shares in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances (other than restrictions on transfer contained in this Agreement and in the Registration Rights Agreements) and will not be subject to preemptive rights, rights of first refusal or other similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof. Upon obtaining the Authorized Stock Approval contemplated by Section 4(r) below, the Warrant Shares shall be duly authorized and reserved for issuance, and, upon exercise of the Replacement Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances (other than restrictions on transfer contained in this Agreement and in the Registration Rights Agreements) and will not be subject to preemptive rights, rights of first refusal or other similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof.

     (f)  No Conflicts. The execution, delivery and performance of this Agreement, the Notes, the Replacement Warrants, the Security Documents and the Registration Rights Agreement by the Company, the performance by the Company of its obligations under the Notes, the Replacement Warrants and the Certificate of Designation, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes, the issuance of the Replacement Warrants and the issuance and reservation of the Preferred Shares, the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the Certificate of Incorporation or By-laws or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment (including, without limitation, the triggering of any anti-dilution provisions), acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and rules or regulations of any self-regulatory organizations to which either the Company or its securities are subject) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except, with respect to clause (ii), for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its subsidiaries is in violation of its Certificate of Incorporation, By-laws or other organizational documents and neither the Company nor any of its subsidiaries is in default (and no event has occurred which, with notice or lapse of time or both, would put the Company or any of its subsidiaries in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, except for actual or possible violations, defaults or rights that would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of the Company and its subsidiaries are not being conducted, and shall not be conducted so long as a Purchaser owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity, except for possible violations the sanctions for which either singly or in the aggregate would not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and the

8

Registration Rights Agreement, the Company is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Notes, the Replacement Warrants, the Security Documents or the Registration Rights Agreement or to perform its obligations under the Notes, the Replacement Warrants or the Certificate of Designation, in each case in accordance with the terms hereof or thereof. The Company is not in violation of the listing requirements of the Nasdaq National Market (“NNM”) and has received no notice regarding the potential delisting of the Common Stock by the NNM.

     (g)  SEC Documents, Financial Statements. Since December 31, 2001, the Company has timely filed (within applicable extension periods) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the “SEC DOCUMENTS”). The Company has delivered to each Purchaser true and complete copies of the SEC Documents. To the extent that any SEC Document is available under the SEC’s EDGAR filing system prior to the date hereof, such SEC Document shall be deemed to have been delivered to each of the Purchasers. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings made prior to the date hereof). As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to immaterial year-end audit adjustments). Except as set forth in the financial statements of the Company included in the SEC Documents filed prior to the date hereof, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in such financial statements, which liabilities and obligations referred to in clauses (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Company.

9

     (h)  Absence of Certain Changes. Since December 31, 2001, there has been no material adverse change and no material adverse development in the business, properties, operations, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, except as disclosed in the SEC Documents filed prior to the date hereof.

     (i)  Absence of Litigation. Except as disclosed in the SEC Documents filed prior to the date hereof, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body, including, without limitation, the SEC or NASDAQ, pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company, any of its subsidiaries, or any of their respective directors or officers in their capacities as such. There are no facts which, if known by a potential claimant or governmental authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect.

     (j)  Intellectual Property. Each of the Company and its subsidiaries owns or is licensed to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, permits, inventions, discoveries, processes, scientific, technical, engineering and marketing data, object and source codes, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, “INTANGIBLES”) necessary for the conduct of its business as now being conducted. To the best knowledge of the Company, neither the Company nor any subsidiary of the Company infringes or is in conflict with any right of any other person with respect to any Intangibles. Except as set forth on Schedule 3(j) of the Schedule of Exceptions, neither the Company nor any of its subsidiaries has received written notice of any pending conflict with or infringement upon such third party Intangibles. Except as set forth on Schedule 3(j) of the Schedule of Exceptions, the termination of the Company’s ownership of, or right to use, any single Intangible would not result in a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has entered into any consent agreement, indemnification agreement, forbearance to sue or settlement agreement with respect to the validity of the Company’s or its subsidiaries’ ownership or right to use its Intangibles and, to the best knowledge of the Company, there is no reasonable basis for any such claim to be successful. The Intangibles are valid and enforceable and no registration relating thereto has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceedings, and all applications therefor are pending and in good standing. The Company and its subsidiaries have complied, in all material respects, with their respective contractual obligations relating to the protection of the Intangibles used pursuant to licenses. To the best knowledge of the Company, no person is infringing on or violating the Intangibles owned or used by the Company or its subsidiaries.

     (k)  Foreign Corrupt Practices. Neither the Company, nor any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any

10

provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

     (l)  Disclosure. All information relating to or concerning the Company set forth in this Agreement or provided to any Purchaser pursuant to Section 2(d) hereof or otherwise in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

     (m)  Acknowledgment Regarding Repurchase of Preferred Stock and Issuance of Notes. The Company acknowledges and agrees that none of the Purchasers is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, the relationship between the Company and the Purchasers is “arms-length” and any statement made by any Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser’s acquisition of Securities and has not been relied upon by the Company, its officers or directors in any way. The Company further acknowledges that the Company’s decision to enter into this Agreement has been based solely on an independent evaluation by the Company and its representatives.

     (n)  Listing. Upon obtaining the Authorized Stock Approval and the NASD Rule Approval, the Company will secure the listing of the Conversion Shares and the Warrant Shares upon each national securities exchange or automated quotation system upon which shares of Common Stock are currently listed (subject to official notice of issuance).

     (o)  Form S-3 Eligibility. The Company is currently eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the Securities Act. There exist no facts or circumstances that would prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the Registrable Securities (as defined in the Registration Rights Agreement). The Company has no basis to believe that its past or present independent public auditors will withhold their consent to the inclusion, or incorporation by reference, of their audit opinion concerning the Company’s financial statements which are included in the Registration Statement required to be filed pursuant to the Registration Rights Agreement.

     (p)  No General Solicitation. Neither the Company nor any distributor participating on the Company’s behalf in the transactions contemplated hereby (if any) nor any person acting for the Company, or any such distributor, has conducted any “general solicitation,” as such term is defined in Regulation D, with respect to any of the Securities being offered hereby.

     (q)  No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities being offered hereby under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of

11

the Securities Act or any applicable stockholder approval provisions, including, without limitation, Rule 4350(i) of the NASD or any similar rule.

     (r)  No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions or finder’s fees or for similar payments by any Purchaser relating to this Agreement or the transactions contemplated hereby.

     (s)  Acknowledgment Regarding Securities. The number of Conversion Shares issuable upon conversion of the Preferred Shares may increase in certain circumstances. The Company’s executive officers have studied and fully understand the nature of the Securities being sold hereunder. The Company acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with the Certificate of Designation is, other than as set forth in the Certificate of Designation, absolute and unconditional, regardless of the dilution that such issuance may have on the ownership interests of other stockholders and the availability of remedies provided for in the Transaction Documents relating to a failure or refusal to issue Conversion Shares. Taking the foregoing into account, the Company’s Board of Directors has determined in its good faith business judgment that the issuance of the Notes and Replacement Warrants hereunder and the Preferred Shares pursuant to the Notes and the consummation of the other transactions contemplated hereby and thereby are in the best interests of the Company and its stockholders. The Company’s Board of Directors and executive officers fully intend to honor their obligations hereunder to issue Conversion Shares upon conversion of the Preferred Shares regardless of the dilution that such issuance may have on the ownership interests of other stockholders and the availability of remedies provided for in the Transaction Documents relating to their failure or refusal to issue Conversion Shares.

     (t)  Title. The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and merchantable title to all personal property owned by them that is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

     (u)  Tax Status. Except as set forth in the SEC Documents, the Company and each of its subsidiaries has made or filed all foreign, U.S. federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to any statute of limitations relating to the

12

assessment or collection of any federal, state or local tax. None of the Company’s tax returns is presently being audited by any taxing authority.

     (v)  Key Employees. Each of the Company’s directors, officers and any Key Employee (as defined below) is currently serving the Company in the capacity disclosed in the SEC Documents. No Key Employee, to the best of the knowledge of the Company and its subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each Key Employee does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters. No Key Employee has, to the knowledge of the Company and its subsidiaries, any intention to terminate or limit his employment with, or services to, the Company or any of its subsidiaries, nor, to the knowledge of the Company, is any such Key Employee subject to any constraints which would cause such employee to be unable to devote his full time and attention to such employment or services. “KEY EMPLOYEE” means the persons listed on Schedule 3(v) of the Schedule of Exceptions and any individual who assumes or performs any of the duties of a Key Employee.

     (w)  Insurance. The Company and its subsidiaries have in force fire, casualty, product liability and other insurance policies, with extended coverage and in such amounts as are customarily carried by persons engaged in the same or similar business as the Company and its subsidiaries. No default or event has occurred that could give rise to a default under any such policy.

     (x)  Environmental Matters. There is no environmental litigation or other environmental proceeding pending or threatened by any governmental regulatory authority or others with respect to the current or any former business of the Company or its subsidiaries or any partnership or joint venture currently or at any time affiliated with the Company or its subsidiaries. No state of facts exists as to environmental matters or Hazardous Substances (as defined below) that involves the reasonable likelihood of a material capital expenditure by the Company or its subsidiaries or that may otherwise have a Material Adverse Effect. No Hazardous Substances have been treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by the Company or its subsidiaries or by any partnership or joint venture currently or at any time affiliated with the Company or its subsidiaries in violation of any applicable environmental laws. The environmental compliance programs of the Company and its subsidiaries comply in all respects with all environmental laws, whether federal, state or local, currently in effect. As used herein, “HAZARDOUS SUBSTANCES” means any substance, waste, contaminant, pollutant or material that has been determined by any governmental authority to be capable of posing a risk of injury to health, safety, property or the environment.

     (y)  Inventory. All inventory of the Company and its subsidiaries is valued on the Company’s consolidated books and records at the lower of standard cost, which approximates actual cost, or the fair market value thereof. Except, to the extent of the Company’s reserves for obsolete or unmerchantable inventory reflected in the Company’s SEC Documents, all such inventory, after consideration of reserves consisting of finished goods is of merchantable quality and is saleable in the ordinary course of business consistent with past practice.

13

     (z)  Regulatory Permits. The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities which are material to conduct its business, and neither the Company nor any of its subsidiaries has received any written notice of any proceeding relating to the revocation or modification of any such certificate, authorization or permit.

     (aa)  Subsidiaries. The business of the Company is and has been conducted solely by and through the Company and not by or through any other person or entity. The Company does not directly or indirectly own, control or have any investment or other interest in any corporation, company, partnership, joint venture, business trust or other entity.

4.     COVENANTS.

     (a)  Best Efforts. The parties shall use their best efforts timely to satisfy each of the conditions described in Section 6 and Section 7 of this Agreement.

     (b)  Form D: Blue Sky Laws. The Company shall file with the SEC a Form D with respect to the Securities as required under Regulation D and provide a copy thereof to each Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to each Purchaser pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States or obtain exemption therefrom, and shall provide evidence of any such action so taken to each Purchaser on or prior to the Closing Date. Within four (4) trading days after the Closing Date, the Company shall file a Form 8-K concerning this Agreement and the transactions contemplated hereby, which Form 8-K shall attach this Agreement and its Exhibits as exhibits to such Form 8-K.

     (c)  Reporting Status. So long as any Purchaser beneficially owns any of the Securities, the Company shall timely file (within applicable extension periods) all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. In addition, the Company shall take all actions reasonably necessary to meet the “registrant eligibility” requirements set forth in the general instructions to Form S-3 or any successor form thereto, to continue to be eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the Securities Act.

     (d)  Purchaser Waivers. In connection with the transactions contemplated hereby and by the Securities Purchase Agreement and the other Transaction Documents, each Purchaser hereby:

          (i) approves (A) the designation of the “Series C Convertible Preferred Stock,” which will be pari-passu in some circumstances with the Series A Preferred Stock and the Series B Preferred Stock, and (B) the issuance and sale to the Series C Purchasers of the Preferred Shares and the Series C Warrants in accordance with the terms of the Securities Purchase Agreement;

14

          (ii) waives its right, pursuant to Section 4(e) of that certain Securities Purchase Agreement dated June 29, 2001 by and among the Company and certain purchasers of the Company’s Series A Preferred Stock (the “SERIES A SECURITIES PURCHASE AGREEMENT”) and Securities Purchase Agreement dated March 22, 2002 by and among the Company and certain purchasers of the Company’s Series B Preferred Stock (the “SERIES B SECURITIES PURCHASE AGREEMENT”), as applicable, to participate in the issuance to the Series C Purchasers of the Preferred Shares and the Series C Warrants in accordance with the terms of the Securities Purchase Agreement (including all notices and notice periods required thereby);

          (iii) waives compliance by the Company with Section 4(m) of the Series A Securities Purchase Agreement and the Series B Securities Purchase Agreement, as applicable, to the extent necessary to comply with the terms of this Agreement and the Preferred Shares; and

          (iv) as required by the terms of that certain First Registration Rights Agreement and Second Registration Rights Agreement, each dated June 29, 2001 by and among the Company and the purchasers of Series A Preferred Stock, and that certain Registration Rights Agreement dated March 22, 2002 by and among the Company and the purchasers of the Series B Preferred Stock, as applicable, (A) consents to the registration rights granted to the Series C Purchasers pursuant to the Registration Rights Agreement; (B) consents to the filing of the Registration Statements and all amendments or supplements thereto, and any subsequent filings, contemplated by the Registration Rights Agreement; and (C) waives all rights to notice and all rights to include shares to be registered under such Registration Statements (except to the extent provided in the Registration Rights Agreement), and any other rights triggered by the actions consented to hereby.

     (e)  Participation Right. Subject to the terms and conditions specified in this Section 4(e), for so long as the Notes remain outstanding, the Purchasers shall have a right to participate with respect to the issuance or possible issuance of (i) future equity or equity-linked securities, or (ii) debt which is convertible into equity or in which there is an equity component (“ADDITIONAL SECURITIES”) on the same terms and conditions as offered by the Company to the other purchasers of such Additional Securities. Each time the Company proposes to offer any Additional Securities, the Company shall make an offering of such Additional Securities to each Purchaser in accordance with the following provisions:

          (i) the Company shall deliver a notice (the “NOTICE”) to the Purchasers stating (i) its bona fide intention to offer such Additional Securities, (ii) the number of such Additional Securities to be offered, (iii) the price and terms, if any, upon which it proposes to offer such Additional Securities, and (iv) the anticipated closing date of the sale of such Additional Securities.

          (ii) by written notification received by the Company, within twenty (20) days after giving of the Notice, any Purchaser may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Additional Securities which equals the proportion that the number of shares of Common Stock that such Purchaser would have the right to acquire assuming the full conversion of such Purchaser’s Notes into Preferred Shares and the full conversion of such Preferred Shares into Conversion Shares bears to the total number of shares of Common Stock then outstanding (assuming in each case full conversion and exercise of

15

all convertible or exercisable securities then outstanding). The Company shall promptly, in writing, inform each Purchaser which elects to purchase all of the Additional Shares available to it (“FULLY-EXERCISING PURCHASER”) of any other Purchaser’s failure to do likewise. During the five-day period commencing after such information is given, each Fully-Exercising Purchaser shall be entitled to obtain that portion of the Additional Securities for which the Purchasers were entitled to subscribe but which were not subscribed for by the Purchasers which is equal to the proportion that the number of shares of Common Stock that such Fully-Exercising Purchaser would have the right to acquire assuming the full conversion of such Purchaser’s Notes into Preferred Shares and the full conversion of such Preferred Shares into Conversion Shares bears to the total number of shares of Common Stock that all Fully-Exercising Purchasers who wish to purchase some of the unsubscribed shares would have the right to acquire assuming the full conversion of such Purchasers’ Notes into Preferred Shares and the full conversion of such Preferred Shares into Conversion Shares;

          (iii) if all Additional Securities which the Purchasers are entitled to obtain pursuant to subsection 4(e)(ii) are not elected to be obtained as provided in subsection 4(e)(ii) hereof, the Company may, during the 75-day period following the expiration of the period provided in subsection 4(e)(ii) hereof, offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the Purchasers in accordance herewith;

          (iv) the participation right in this Section 4(e) shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, officers, directors, or consultants of the Company for the primary purpose of soliciting or retaining their employment or service pursuant to a stock option plan (or similar equity incentive plan) approved by the Board of Directors, (ii) the issuance of securities in connection with a bona fide underwritten public offering at an offering price per share (prior to underwriter’s commissions and discounts) of not less than 200% of the Conversion Price (as such term is defined in the Certificate of Designation) (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock) that results in total proceeds to the Company of at least $40,000,000, (iii) the issuance or sale of the Preferred Shares, (iv) the issuance of securities in connection with mergers, acquisitions, strategic business partnerships or joint ventures (including, without limitation, such transactions with major pharmaceutical labs or life sciences companies), the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital, (v) the issuance of securities pursuant to any equipment financing from a bank or similar financial or lending institution approved by the Board of Directors, or (vi) any issuance of securities as to which the holders of a majority of the then outstanding Notes shall have executed a written waiver of the rights contained in this Section 4(e).

          (v) the participation right set forth in this Section 4(e) may not be assigned or transferred, except that such right is assignable by each Purchaser to any wholly-owned

16

subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such Purchaser.

     (f)  Expenses. The Company shall pay to SDS Capital Partners (“SDS CAPITAL”) at the Closing, reimbursement for the out-of-pocket expenses reasonably incurred by SDS Capital’s advisors in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements to be executed in connection herewith, including, without limitation, SDS Capital’s advisors’ reasonable due diligence and attorneys’ fees and expenses (the “EXPENSES”); provided, however, that in lieu of such payment SDS Capital (or its affiliates) shall be permitted to deduct all Expenses from the purchase price payable by SDS Capital (or its affiliates) hereunder. In addition, from time to time thereafter, upon SDS Capital’s written request, the Company shall pay to SDS Capital such additional Expenses, if any, not covered by such payment, in each case to the extent reasonably incurred by SDS Capital’s agents prior to the Closing in connection with the negotiation, preparation, execution and delivery of this Agreement.

     (g)  Financial Information. The Company shall send the following reports to each Purchaser until such Purchaser transfers, assigns or sells all of its Securities: within ten (10) days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its proxy statements and any Current Reports on Form 8-K. To the extent that any of the foregoing documents is available under the SEC’s EDGAR filing system, such documents shall be deemed to have been delivered to each of the Purchasers.

     (h)  Reservation of Shares. The Company shall at all times have authorized and reserved for the purpose of issuance a sufficient number of Preferred Shares to provide for the full conversion of the Notes and issuance of the Preferred Shares in connection therewith and, subject to obtaining the Authorized Stock Approval contemplated by Section 4(r) below, a sufficient number of shares of Common Stock to provide for the full conversion of the Preferred Shares issuable upon conversion of the Notes and issuance of the Conversion Shares in connection therewith and the full exercise of the Replacement Warrants and issuance of the Warrant Shares in connection therewith, in each case to the extent required by the Certificate of Designation and the Replacement Warrants.

     (i)  Listing. The Company shall file an application for the listing of the Conversion Shares and the Warrant Shares promptly, but in any event within three (3) business days following, the date on which the Company obtains the Authorized Stock Approval and the NASD Rule Approval. From the time that such application has been approved and thereafter, the Company shall maintain, so long as any Purchaser (or any of their affiliates) own any Securities, the listing of all Conversion Shares and the Warrant Shares from time to time issuable upon conversion of the Preferred Shares and exercise of the Replacement Warrants on each national securities exchange or automated quotation system on which shares of Common Stock are currently listed. The Company will use its best efforts to continue the listing and trading of its Common Stock on the NNM, the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”) or the Nasdaq SmallCap Market (the “SMALLCAP”) and will comply in all material respects with the reporting, filing and other obligations under the bylaws or rules of the NASD and such exchanges, as applicable. The Company shall promptly provide to each holder of Preferred Shares and/or Replacement Warrants copies of any notices it receives regarding the

17

continued eligibility of the Common Stock for trading on the NNM or, if applicable, any securities exchange or automated quotation system on which securities of the same class or series issued by the Company are then listed or quoted, if any.

     (j)  Corporate Existence. So long as a Purchaser beneficially owns any Securities, the Company shall maintain its corporate existence, and in the event of a merger, consolidation or sale of all or substantially all of the Company’s assets, the Company shall ensure that the surviving or successor entity in such transaction (i) assumes the Company’s obligations hereunder and under the Certificate of Designation, the Notes, the Replacement Warrants, the Security Documents and the agreements and instruments entered into in connection herewith regardless of whether or not the Company would have had a sufficient number of shares of Common Stock authorized and available for issuance in order to effect the conversion of all Preferred Shares and exercise in full of all Replacement Warrants outstanding as of the date of such transaction and (ii) is a publicly traded corporation whose common stock is listed for trading on the NNM, SmallCap, NYSE or AMEX. Notwithstanding the foregoing, the Company covenants and agrees that it will not engage in any merger, consolidation or sale of all or substantially all of its assets at any time prior to the effectiveness of the Registration Statement required to be filed pursuant to the Registration Rights Agreement without (A) providing each Purchaser with written notice of such transaction at least 60 days prior to the consummation of such transaction and (B) obtaining the written consent of the Purchasers holding a majority-in-interest of the then outstanding Preferred Shares held by such Purchasers on or before the 10th day after the delivery of such notice by the Company.

     (k)  No Integrated Offerings. The Company shall not make any offers or sales of any security (other than the Securities) under circumstances that would require registration of the Securities being offered or sold hereunder under the Securities Act or cause this offering of the Securities to be integrated with any other offering of securities by the Company for purposes of any stockholder approval provision applicable to the Company or its securities.

     (l)  Legal Compliance. The Company shall conduct its business and the business of its subsidiaries in compliance with all laws, ordinances or regulations of governmental entities applicable to such businesses, except where the failure to do so would not have a Material Adverse Effect.

     (m)  Redemptions and Dividends. So long as any Purchaser beneficially owns any Notes or Preferred Shares, the Company shall not, without first obtaining the written approval of the Purchasers holding a majority-in-interest of the Notes then outstanding or the holders of a majority of the Preferred Shares then outstanding, as applicable, repurchase, redeem, or declare or pay any cash dividend or distribution on, any shares of capital stock of the Company; provided, however, that the foregoing shall not prohibit the Company from repurchasing, redeeming or declaring or paying cash dividends or distributions on shares of the Series A Preferred Stock and Series C Convertible Preferred Stock provided that any such repurchases, redemptions, dividends and distributions are made solely in accordance with the terms of such Series A Preferred Stock and Series C Convertible Preferred Stock as in effect on the date hereof.

18

     (n)  Information. The Company will furnish to each Purchaser, so long as it holds any Securities:

          (i) concurrently with the filing with the SEC of its annual reports on Form 10-K, a certificate of the President, a Vice President or a senior financial officer of the Company stating that, based upon such examination or investigation and review of this Agreement as in the opinion of the signer is necessary to enable the signer to express an informed opinion with respect thereto, neither the Company nor any of its subsidiaries is or has during such period been in default in the performance or observance of any of the terms, covenants or conditions hereof, or, if the Company or any of its subsidiaries shall be or shall have been in default, specifying all such defaults, and the nature and period of existence thereof, and what action the Company or such subsidiary has taken, is taking or proposes to take with respect thereto; and

          (ii) the information the Company must deliver to any holder or to any prospective transferee of Securities in order to permit the sale or other transfer of such Securities pursuant to Rule 144A of the SEC or any similar rule then in effect.

     The Company will keep at its principal executive office a true copy of this Agreement (as at the time in effect), and cause the same to be available for inspection at such office during normal business hours by any holder of Securities or any prospective transferee of Securities designated by a holder thereof.

     (o)  Inspection of Properties and Books. So long as any Purchaser shall hold any Securities, such Purchaser and its representatives and agents (collectively, the “INSPECTORS”) shall have the right, at such Purchaser’s expense, to visit and inspect any of the properties of the Company and of its subsidiaries, to examine the books of account and records of the Company and of its subsidiaries, to make or be provided with copies and extracts therefrom, to discuss the affairs, finances and accounts of the Company and of its subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (and by this provision the Company authorizes such accountants to discuss such affairs, finances and accounts, whether or not a representative of the Company is present) all at such reasonable times and intervals and to such reasonable extent as such Purchaser may desire; provided, however, that each Inspector shall hold in confidence and shall not make any disclosure (except to such Purchaser) of any such information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement filed pursuant to the Registration Rights Agreement, (b) the release of such information is ordered pursuant to a subpoena or other order from a court or government body of competent jurisdiction, or (c) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement. The Company shall not be required to disclose any confidential information to any Inspector until and unless such Inspector shall have entered into confidentiality agreements (in form and substance satisfactory to the Company) with the Company with respect thereto, substantially in the form of this Section 4(o). Each Purchaser agrees that it shall, upon learning that disclosure of such information is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the information

19

deemed confidential. Notwithstanding the foregoing, the Company shall be permitted to withhold from disclosure under this paragraph any material protected by attorney-client privilege.

     (p)  Waivers and Consents. Prior to the effectiveness any Registration Statement filed in accordance with Section 2(a)(ii) of the Registration Rights Agreement, the Company shall have obtained proper waivers from the stockholders and warrant holders referred to on Schedule 3(f) of the Schedule of Exceptions to this Agreement.

     (q)  Confidential Agreement. Each Purchaser will hold in confidence all information concerning this Agreement and the placement of shares hereunder until the earlier of such time as (i) the Company has made a public announcement concerning the Agreement and the placement of shares hereunder or (ii) this Agreement is terminated.

     (r)  Stockholder Approval. The Company shall call a meeting of its stockholders to be held as promptly as practicable (but in any event no later than 90 days after the Closing Date) for the purpose of voting upon and approving (i) the increase in the number of authorized shares of the Company’s Common Stock to a number sufficient to provide for (A) the issuance and conversion of all of the Preferred Shares issuable by the Company to the Purchasers upon conversion of the Notes, (B) the exercise of the Replacement Warrants issued by the Company to the Purchasers pursuant hereto, and (C) the conversion or exercise of all other outstanding securities of the Company that are convertible into or exercisable for shares of Common Stock (the “AUTHORIZED STOCK APPROVAL”), (ii) to approve the conversion of the Notes into Preferred Shares and the issuance of the Replacement Warrants, in accordance with Rule 4350(i) of the NASD or any similar rule (the “NASD RULE APPROVAL”), and (iii) to amend the Certificate of Designation to include (a) the right of the Company to pay any premium payments due thereunder in either cash or shares of Common Stock at the Company’s election and (b) the same anti-dilution protections as are currently afforded to the Company’s Series A Preferred Stock pursuant to Article XI, Section G of the Series A Certificate of Designations (the “SERIES C AMENDMENT APPROVAL” and, together with the Authorized Stock Approval and the NASD Rule Approval, the “STOCKHOLDER APPROVAL”). The Company shall recommend to its stockholders approval of such matters. The Company shall use its best efforts to solicit from its stockholders proxies in favor of such matters sufficient to obtain the Stockholder Approval (including any such approval required by the NASD), and shall vote such proxies, and shall use its best efforts to cause all “affiliates” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of the Company to vote any shares of Common Stock beneficially owned by such persons or entities, in favor of such matters. In the event and upon obtaining the Authorized Stock Approval and the NASD Rule Approval, the Company shall take all such corporate action as shall be necessary to reserve the Conversion Shares for issuance upon conversion of the Preferred Shares in accordance with the terms thereof, the Warrant Shares for issuance upon exercise of the Replacement Warrants in accordance with the terms thereof and such number of additional shares of Common Stock as shall be issuable upon the conversion or exercise of all other outstanding securities of the Company that are convertible into or exercisable for shares of Common Stock. In the event and upon obtaining the Series C Amendment Approval, (x) the Company shall prepare and, subject to the approval of the holders of Preferred Shares in accordance with the Certificate of Designation, file an amendment to the Certificate of Designation to include such additional provisions, and (y) provided that the stockholders have

20

approved all of the amendments described in clause (ii) of this Section 4(r), the Purchasers shall, in their capacity as holders of Preferred Shares, consent to such amendment.

     (s)  Warrant Exchange. In the event that the Authorized Stock Approval and the NASD Rule Approval are obtained as contemplated by Section 4(r) above (the date on which such approvals are obtained, the “APPROVAL DATE”), the Company shall issue to each Purchaser who, prior to the consummation of the repurchase pursuant hereto, was a holder of Series B Preferred Stock, in exchange for delivery of such Purchaser’s Old Warrant for cancellation, a Replacement Warrant, dated the Approval Date, representing the right to purchase a number of shares of Common Stock equal to the product obtained by multiplying (i) the number of shares issuable upon full exercise of the Old Warrant by (ii) a fraction, the numerator of which is $2.508 and the denominator of which is the “Exercise Price” of the Series C Warrants in effect on the Approval Date, and otherwise in the form attached hereto as Exhibit B, which exchange shall be conducted in the manner set forth in this Section 4(s). Promptly following the Approval Date, but in any event within two business days thereafter, the Company shall send written notice to the Purchasers who are entitled to participate in the exchange pursuant to this Section 4(s) of such approvals, and each such Purchaser shall deliver to the Company such Purchaser’s Old Warrant (or evidence of the loss, theft, destruction or mutilation thereof in accordance with Section 7(c) of the Old Warrant) for cancellation by the Company. Promptly upon receipt of an Old Warrant (or evidence of the loss, theft, destruction or mutilation thereof) from any given Purchaser, the Company shall promptly, but in any event within two business days following such receipt, issue to such Purchaser the Replacement Warrant to which such Purchaser is entitled pursuant to this Section 4(s).

5.     TRANSFER AGENT INSTRUCTIONS.

     (a)  The Company shall instruct its transfer agent to issue certificates (subject to the legend and other provisions hereof and in the Notes, the Certificate of Designation and the Replacement Warrants), registered in the name of each Purchaser or its nominee, for the Preferred Shares, the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by such Purchaser to the Company upon conversion of the Notes or the Preferred Shares or exercise of the Replacement Warrants, as applicable. To the extent and during the periods provided in Sections 2(f) and 2(g) of this Agreement, all such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement.

     (b)  The Company warrants that no instruction other than such instructions referred to in this Section 5, the Registration Rights Agreement and stop transfer instructions to give effect to Section 2(f) hereof in the case of the transfer of the Conversion Shares or Warrant Shares prior to registration of the Conversion Shares or Warrant Shares under the Securities Act or without an exemption therefrom, will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section shall affect in any way each Purchaser’s obligations and agreement set forth in Section 2(g) hereof to resell the Securities pursuant to an effective registration statement or under an exemption from the registration requirements of applicable securities law.

21

     (c)  If any Purchaser provides the Company and the transfer agent with an opinion of counsel, which opinion of counsel shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that the Securities have been sold or transferred pursuant to an exemption from registration, or any Purchaser provides the Company with an opinion of counsel, which opinion of counsel shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that such Securities may be sold under Rule 144(k), the Company shall permit the transfer and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Purchaser.

6.     CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

     The obligation of the Company hereunder to repurchase the Series B Preferred Stock and issue the Notes to each Purchaser hereunder is subject to the satisfaction, at or before the Closing, of each of the following conditions thereto, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

     (a)  Each Purchaser shall have executed such Purchaser’s Execution Page to this Agreement and the Registration Rights Agreement and delivered the same to the Company.

     (b)  Each Purchaser shall have delivered the share certificate(s) representing such Purchaser’s shares of Series B Preferred Stock being repurchased at the Closing in accordance with Section 1(a) above.

     (c)  The representations and warranties of each Purchaser shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date), and such Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

     (d)  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

7.     CONDITIONS TO EACH PURCHASER’S OBLIGATION TO PURCHASE. The obligation of each Purchaser hereunder to have its shares of Series B Preferred Stock repurchased in exchange for a Note at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that such conditions are for such Purchaser’s sole benefit and may be waived by such Purchaser at any time in such Purchaser’s sole discretion:

     (a)  The Company shall have executed this Agreement, the Notes, the Security Documents (together with any other documents necessary to perfect the security interests created

22

thereby or otherwise contemplated therein) and the Registration Rights Agreement, and delivered executed original copies of the same to such Purchaser.

     (b)  The Certificate of Designation shall have been filed and accepted for filing with the Secretary of State of the State of Delaware and a copy thereof certified by the Secretary of State of Delaware shall have been delivered to such Purchaser.

     (c)  The Company shall have delivered to such Purchaser duly executed Notes (each in such denominations as such Purchaser shall request) representing the aggregate Purchase Price to be paid by the Company to such Purchaser at the Closing in accordance with Section 1(b) above.

     (d)  The Common Stock shall be authorized for quotation and listed on the NNM and trading in the Common Stock (or the NNM generally) shall not have been suspended by the SEC or the NNM.

     (e)  The representations and warranties of the Company in this Agreement and in the other Transaction Documents shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement or any other Transaction Document to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Company shall have delivered for the benefit of the Purchasers, a certificate, executed by the Chief Executive Officer of the Company after reasonable investigation, dated as of the Closing Date to the foregoing effect and as to such other matters as may reasonably be requested by such Purchaser.

     (f)  No statute, rule, regulation, executive order, decree, ruling, injunction, action or proceeding shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which questions the validity of, challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.

     (g)  Each Purchaser shall have received an opinion of the Company’s counsel, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Purchaser and in substantially the form of Exhibit G attached hereto.

     (h)  Each Purchaser shall have received a copy of resolutions, duly adopted by the Board of Directors of the Company, which shall be in full force and effect at the time of the Closing, authorizing the consummation by the Company of the transactions contemplated hereby and by the Notes, the Replacement Warrants, the Security Documents and the Registration Rights Agreement, certified as such by the Secretary or Assistant Secretary of the Company.

     (i)  On or prior to the Closing Date, the Company shall have entered into the following agreements with Pfizer Inc. (or one of its affiliates): (i) Master Services Agreement, (ii) Non-Exclusive License Agreement and (iii) Stock Purchase Agreement, and shall have consummated the transactions contemplated by the Stock Purchase Agreement.

23

     (j)  On or prior to the Closing Date, the Company shall have entered into the Securities Purchase Agreement with the Series C Purchasers and shall have consummated the transactions contemplated thereby.

8.     COLLATERAL AGENCY PROVISIONS.

     (a)  Appointment of Collateral Agent. The Purchasers hereby appoint SDS Merchant Fund, LP, to act as collateral agent (the “COLLATERAL AGENT”) and SDS Merchant Fund, LP, agrees to act as Collateral Agent for the Purchasers, as contemplated herein and in the Security Documents.

     (b)  Collateral Agent Authorized to Enter into Collateral Documents. Each of the Purchasers authorizes the Collateral Agent to enter into the Security Documents on its behalf.

     (c)  Amendment to Security Documents. The Purchasers holding a majority of the total outstanding principal balance of the Notes (the “REQUIRED HOLDERS”) shall have the right to direct the Collateral Agent, from time to time, to consent to any amendment, modification or supplement to or waiver of any provision of any Security Document and to release any Collateral (as defined in the Security Documents) from any lien or security interest held by the Collateral Agent; provided, however, that (i) no such direction shall require the Collateral Agent to consent to the modification of any provision or portion thereof which (in the sole judgment of the Collateral Agent) is intended to benefit the Collateral Agent, (ii) the Collateral Agent shall have the right to decline to follow any such direction if the Collateral Agent shall determine in good faith that the directed action is not permitted by the terms of any Security Document or may not lawfully be taken and (iii) no such direction shall waive or modify any provision of any Security Document the waiver or modification of which requires the consent of all Purchasers unless all Purchasers consent thereto. The Collateral Agent may rely on any such direction given to it by the Required Holders and shall be fully protected in relying thereon, and shall under no circumstances be liable, except in circumstances involving the Collateral Agent’s gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction, to any holder of the Notes or any other person or entity for taking or refraining from taking action in accordance with any direction or otherwise in accordance with any of the Security Documents.

     (d)  Duties of Collateral Agent.

          (i) Powers. The Collateral Agent shall have and may exercise such powers under the Security Documents as are specifically delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Collateral Agent shall not have any implied duties or any obligations to take any action under the Security Documents except any action specifically provided by the Security Documents to be taken by the Collateral Agent.

          (ii) Reliance on Instructions of Required Holders. The Collateral Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Holders and such instructions shall be binding upon all the Purchasers; provided that the Collateral Agent shall not be required to take

24

any action which the Collateral Agent in good faith believes (i) could reasonably be expected to expose it to personal liability or (ii) is contrary to this Agreement, the Security Documents and applicable law.

          (iii) Action Without Instructions After Event of Default. Absent written instructions from the Required Holders at a time when an Event of Default shall have occurred and be continuing, the Collateral Agent may take, but shall have no obligation to take, any and all actions under the Security Documents or any of them or otherwise as it shall deem to be in the best interests of the Purchasers; provided, however, that in the absence of written instructions from the Required Holders, the Collateral Agent shall not exercise remedies available to it under any Security Document with respect to the Collateral or any part thereof (other than preserving, collecting and protecting the Collateral and the proceeds thereof).

          (iv) Independent Right of Each Purchaser to Instruct Collateral Agent. The right of each Purchaser to instruct the Collateral Agent is the separate and individual property of such Purchaser and may be exercised as such Purchaser sees fit in its sole discretion and with no liability to any other such Purchaser for the exercise or non-exercise thereof. Without limiting the foregoing, the Required Holders shall not be liable under any circumstances to any other Purchaser for any action taken or omitted to be taken hereunder by the Collateral Agent upon written instructions from the Required Holders.

          (v) Relationship Between Collateral Agent and Purchasers. The relationship between the Collateral Agent and the Purchasers is and shall be only to the extent explicitly provided for herein that of agent and principal and nothing herein contained shall be construed to constitute the Collateral Agent a trustee for any Purchaser or to impose on the Collateral Agent duties and obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, neither the Collateral Agent nor any of its directors, officers, employees, partners or agents shall:

               (A) be responsible to the other Purchasers for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, perfection, effectiveness or enforceability of, the Security Documents (it being expressly understood that any determination of the foregoing is the responsibility of each Purchaser),

               (B) be responsible to the other Purchasers for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any security interest in the Collateral (it being expressly understood that any determination of the foregoing is the responsibility of each Purchaser),

               (C) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by any person or entity of its or their obligations under any Security Document (it being expressly understood that any determination of the foregoing is the responsibility of each Purchaser),

               (D) be deemed to have knowledge of the occurrence of an Event of Default (as defined in the Notes), or any event, condition or circumstance the occurrence of

25

which would, with the giving of notice or the passage of time or both, constitute an Event of Default,

               (E) be responsible or liable to the Purchasers for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located regardless of the cause thereof unless the same shall happen solely through the gross negligence or willful misconduct of the Collateral Agent as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction,

               (F) have any liability to the Purchasers for any error or omission or action or failure to act of any kind made in the settlement, collection or payment in connection with any of the Security Documents or any of the Collateral or any instrument received in payment therefor or for any damage resulting therefrom other than as a sole result of its own gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction, or

               (G) in any event, be liable to the Purchasers as such for any action taken or omitted by it, absent, in each case described in this subsection, its gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

     (e)  Standard of Care. Each Purchaser agrees with all other Purchasers and the Collateral Agent that nothing contained in this Agreement shall be construed to give rise to, nor shall such Purchaser have, any claims whatsoever against the Collateral Agent on account of any act or omission to act in connection with the exercise of any right or remedy of the Collateral Agent with respect to the Security Documents or the Collateral in the absence of gross negligence or willful misconduct of the Collateral Agent as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

     (f)  Collateral In Possession of Collateral Agent. The Collateral Agent shall be at liberty to place any of the Collateral, this Agreement, the Security Documents and any other instruments, documents or deeds delivered to it pursuant to or in connection with any of such documents in any safe deposit box, safe or receptacle selected by it or with any bank, any company whose business includes undertaking the safe custody of documents or any firm of lawyers of good repute and the Collateral Agent shall not be responsible for any loss thereby incurred unless such loss is solely the result of the Collateral Agent’s gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction. The Collateral Agent’s books and records shall at all times show that the Collateral is held by the Collateral Agent subject to the pledge and lien of the Security Documents.

     (g)  Agents, Officers and Employees of Collateral Agent. The Collateral Agent may execute any of its duties under the Security Documents by or through its agents, officers or employees. Neither the Collateral Agent nor any of its agents, officers or employees shall be liable for any action taken or omitted to be taken by it or them in good faith, be responsible for the consequence of any oversight or error of judgment or answerable for any loss unless any of

26

the foregoing shall happen through its or their gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

     (h)  Appointment of Co-Agent. Whenever the Collateral Agent shall deem it necessary or prudent in order either to conform to any law of any jurisdiction in which all or any part of the Collateral shall be situated or to make any claim or bring any suit with respect to the Collateral or the Security Documents, or in the event that the Collateral Agent shall have been requested to do so by or on behalf of the Required Holders, the Collateral Agent shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or proper to constitute a bank or trust company, or one or more other persons or entities approved by the Collateral Agent, either to act as co-agent or co-agents with respect to all or any part of the Collateral or with respect to the Security Documents, jointly with the Collateral Agent or any successor or successors, or to act as separate agent or agents of any such property, in any such case with such powers as may be provided in such supplemental agreement, and to vest in such bank, trust company or other persons or entities as such co-agent or separate agent, as the case may be, any property, title, right or power of the Collateral Agent deemed necessary or advisable by the Required Holders or the Collateral Agent.

     (i)  Reliance on Certain Documents. The Collateral Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or entity, and with respect to all legal matters shall be entitled to rely on the advice of legal advisors selected by it concerning all matters relating to the Security Documents and its duties hereunder and thereunder and otherwise shall rely on such experts as it deems necessary or desirable, and shall not be liable to any Purchaser or any other person or entity for the consequences of such reliance in the absence of gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

     (j)  Collateral Agent May Have Separate Relationship with Parties. The Collateral Agent (or any affiliate of the Collateral Agent) may, notwithstanding the fact that it is the Collateral Agent, act as a lender to the Company and lend money to, and generally engage in any kind of business with such party in the same manner and to the same effect as though it were not the Collateral Agent; and such business shall not constitute a breach of any obligation of the Collateral Agent to the other Purchasers.

     (k)  Indemnification of Collateral Agent. The Company (and, to the extent that the Company fails to do so, each of the Purchasers, ratably on the basis of the respective principal amounts of the Notes outstanding at the time of the occurrence giving rise to the below liabilities, losses, etc.), agrees to indemnify the Collateral Agent for any and all liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Collateral Agent in its capacity as the Collateral Agent, in any way relating to or arising out of the Security Documents or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof, provided that neither the Company nor any Purchaser shall be liable for any of the foregoing to the extent they arise from gross negligence or willful misconduct on the part of the Collateral Agent as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction. This Section 8(k) shall survive the termination of this

27

Agreement. Prior to taking any action hereunder as Collateral Agent, the Collateral Agent may require each Purchaser to deposit with it sufficient sums as it determines in good faith is necessary to protect the Collateral Agent for costs and expenses associated with taking such action, and the Collateral Agent shall have no liability hereunder for failure to take such action unless the Purchasers promptly deposit such sums.

     (l)  Resignation. The Collateral Agent at any time may resign, upon 30 days’ prior written notice, by an instrument addressed and delivered to the Purchasers and the Company and may be removed at any time with or without cause upon 30 days’ prior written notice, by an instrument in writing duly executed by duly authorized signatories of the Required Holders. The Required Holders shall also have the right to appoint a successor to the Collateral Agent upon any such resignation or removal, by instrument of substitution complying with the requirements of applicable law, or, in the absence of any such requirement, without any formality other than appointment and designation in writing, a copy of which instrument or writing shall be sent to each Purchaser. Upon the making of such appointment and delivery to such successor Collateral Agent of the Collateral then held by the retiring Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties conferred hereby and by the Security Documents upon the Collateral Agent named herein, and one or more such appointments and designations shall not exhaust the right to appoint and designate further successor Collateral Agents hereunder. The retiring Collateral Agent shall not be discharged from its duties and obligations hereunder until, and the retiring Collateral Agent shall be so discharged when, all the Collateral held by the retiring Collateral Agent has been delivered to the successor Collateral Agent and such successor Collateral Agent shall execute, acknowledge and deliver to each holder of the Notes and to the Company an instrument accepting such appointment. If no successor shall be appointed and approved on or prior to the date of any such resignation, the resigning Collateral Agent may apply to any court of competent jurisdiction to appoint a successor to act until a successor shall have been appointed by the Required Holders as above provided.

     (m)  Rights with Respect to Collateral.

          (i) Each Purchaser agrees with all other Purchasers (A) that it shall not, and shall not attempt to, exercise any rights with respect to its security interest in the Collateral, whether pursuant to any other agreement or otherwise (other than pursuant to this Agreement), or take or institute any action against the Collateral Agent or any of the other Purchasers in respect of the Collateral or its rights hereunder (other than any such action arising from the breach of this Agreement) and (B) that such Purchaser has no other rights with respect to the Collateral other than as set forth in this Agreement and the Security Documents.

          (ii) Each Purchaser agrees with all other Purchasers and the Collateral Agent that nothing contained in this Section 8 shall be construed to give rise to, nor shall such Purchaser have, any claims whatsoever against any other Purchaser or the Collateral Agent on account of any act or omission to act in connection with the exercise of any right or remedy of the Collateral Agent or any other Purchaser with respect to the Collateral in the absence of gross negligence or willful misconduct of such other Purchaser or Collateral Agent, as applicable, as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

28

9.     GOVERNING LAW; MISCELLANEOUS.

     (a)  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The Company and the Purchasers irrevocably consent to the jurisdiction of the United States federal courts and the state courts located in the State of Delaware in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of any Purchaser to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

     (b)  Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed Execution Page(s) hereof to be physically delivered to the other party within five (5) days of the execution hereof, provided that the failure to so deliver any manually executed Execution Page shall not affect the validity or enforceability of this Agreement.

     (c)  Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

     (d)  Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

     (e)  Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the Purchasers, the Company, their affiliates and persons acting on their behalf with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and each Purchaser.

     (f)  Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five

29

(5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

ViroLogic, Inc. 270 East Grand Avenue South San Francisco, California 94080 Telephone: (650) 635-1100 Attn: Chief Executive Officer

with a copy simultaneously transmitted by like means to (which transmittal shall not constitute notice hereunder):

Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121 Telephone: (858) 550-6000

     If to any Purchaser, to such address set forth under such Purchaser’s name on the Execution Page hereto executed by such Purchaser.

     Each party shall provide notice to the other parties of any change in address.

     (g)  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Except as provided herein or therein, neither the Company nor any Purchaser shall assign this Agreement or any rights or obligations hereunder. Notwithstanding the foregoing, any Purchaser may assign its rights hereunder to any of its “affiliates,” as that term is defined under the Exchange Act, without the consent of the Company or to any other person or entity with the consent of the Company, which consent shall not be unreasonably withheld. This provision shall not limit a Purchaser’s right to transfer the Securities pursuant to the terms of the Notes, the Replacement Warrants, the Certificate of Designation and this Agreement or to assign such Purchaser’s rights hereunder or thereunder to any such transferee. In addition, and notwithstanding anything to the contrary contained in this Agreement, the Registration Rights Agreement, the Notes, the Replacement Warrants or the Security Documents, the Securities may be pledged and all rights of any Purchaser under this Agreement or any other agreement or document related to the transactions contemplated hereby may be assigned, without further consent of the Company, to a bona fide pledgee in connection with such Purchaser’s margin or brokerage account.

     (h)  Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided that Section 4(f) may be enforced by SDS Capital.

30

     (i)  Survival. The representations and warranties of the Company and the agreements and covenants set forth in Sections 3, 4, 5 and 9 hereof shall survive the Closing notwithstanding any due diligence investigation conducted by or on behalf of any Purchaser. Moreover, none of the representations and warranties made by the Company herein shall act as a waiver of any rights or remedies any Purchaser may have under applicable U.S. federal or state securities laws.

     (j)  Publicity. The Company and each Purchaser shall have the right to approve before issuance any press releases, SEC or NASD filings, or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Purchasers, to make any press release or SEC or NASD filings with respect to such transactions as is required by applicable law and regulations (although the Purchasers shall be consulted by the Company in connection with any such press release and filing prior to its release and shall be provided with a copy thereof).

     (k)  Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     (l)  Termination. In the event that the Closing shall not have occurred on or before November 22, 2002, unless the parties agree otherwise, this Agreement shall terminate at the close of business on such date. Notwithstanding any termination of this Agreement, any party not in breach of this Agreement shall preserve all rights and remedies it may have against another party hereto for a breach of this Agreement prior to or relating to the termination hereof.

     (m)  Joint Participation in Drafting. Each party to this Agreement has participated in the negotiation and drafting of this Agreement, the Certificate of Designation, the Notes, the Replacement Warrants, the Security Documents and the Registration Rights Agreement. As such, the language used herein and therein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement.

     (n)  Equitable Relief. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to each Purchaser by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations hereunder (including, but not limited to, its obligations pursuant to Section 5 hereof) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement (including, but not limited to, its obligations pursuant to Section 5 hereof), that each Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer of the Securities, without the necessity of showing economic loss and without any bond or other security being required.

     (o)  Additional Acknowledgement. Each Purchaser acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, the Certificate of Designation, the Notes, the Replacement Warrants, the Security Documents and

31

the Registration Rights Agreement, that it has independently determined to enter into the transactions contemplated hereby and thereby, that it is not relying on any advice from or evaluation by any other Purchaser, and that it is not acting in concert with any other Purchaser in making its purchase of securities hereunder. The Purchasers and, to its knowledge, the Company agree that the Purchasers have not taken any actions that would deem such Purchasers to be members of a “group” for purposes of Section 13(d) of the Exchange Act.

     (p)  Indemnification by Company.

          (i) From and after the Closing, the Company shall hold harmless and indemnify each of the Purchasers from and against, and shall compensate and reimburse each of the Purchasers for, any damages which are directly or indirectly suffered or incurred by any of the Purchasers or to which any of the Purchasers may otherwise become subject (regardless of whether or not such damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with any inaccuracy in or breach of any of the Company’s representations, warranties or covenants set forth herein.

          (ii) In the event of the assertion or commencement by any person of any claim or legal proceeding with respect to which any Purchaser may have indemnification rights pursuant to Section 9(p)(i), such Purchaser shall promptly notify the Company thereof in writing, but the failure to so notify the Company will not limit any Purchaser’s rights to indemnification hereunder, except to the extent the Company demonstrates that the defense of such action is prejudiced by the failure to so give such notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

32

     IN WITNESS WHEREOF, the undersigned Purchaser and the Company have caused this Agreement to be duly executed as of the date first above written.

VIROLOGIC, INC.

By:	/s/ WILLIAM D. YOUNG

Name:	William D. Young

Title:	Chairman & CEO

PURCHASER:
[PURCHASER]

By:

Name:
Title:

RESIDENCE:

ADDRESS:

AGGREGATE REPURCHASE

Number of Shares of Series A Preferred Stock being Repurchased:
Number of Shares of Series B Preferred Stock being Repurchased:
Principal Amount of Notes to be Issued:

33